   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 1, 2000


                                                      REGISTRATION NO. 333-42518
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          WIRE ONE TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                       5065                                  77-0312442
       (STATE OR OTHER JURISDICTION                 (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)                 CLASSIFICATION CODE NUMBER)                IDENTIFICATION NUMBER)

                            ------------------------

                                225 LONG AVENUE
                           HILLSIDE, NEW JERSEY 07205
                                 (973) 282-2000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                 RICHARD REISS
                            CHIEF EXECUTIVE OFFICER
                          WIRE ONE TECHNOLOGIES, INC.
                           HILLSIDE, NEW JERSEY 07205
                                 (973) 282-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                    Copy to:

                           MICHAEL J.W. RENNOCK, ESQ.
                            MORRISON & FOERSTER LLP
                          1290 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10104
                                 (212) 468-8000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.


    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/


    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                            ------------------------


                        CALCULATION OF REGISTRATION FEE



                                                                                             PROPOSED MAXIMUM
                                                                         PROPOSED MAXIMUM        AGGREGATE
               TITLE OF EACH CLASS OF                     AMOUNT TO       OFFERING PRICE         OFFERING            AMOUNT OF
             SECURITIES TO BE REGISTERED                BE REGISTERED       PER UNIT(1)            PRICE         REGISTRATION FEE
Common Shares, $0.0001 par value per share...........    5,046,122(2)       $8.40625(2)       $42,418,963.06       $11,198.61(3)



(1) Estimated solely for the purpose of computing the registration fee based on the average of the high and low sales prices of the common stock as reported by the Nasdaq National Market on July 26, 2000 in accordance with Rule 457 under the Securities Act of 1933.



(2) We are registering (a) 2,450,000 shares of our common stock, par value $.0001 per share, issuable upon conversion of 2,450 shares of our Series A Preferred Stock, par value $.0001 per share, issued in connection with a private placement to various stockholders completed on June 14, 2000;
    (b) 857,500 shares of our common stock issuable upon exercise of warrants to purchase that number of shares of common stock issued to the same stockholders in connection with the June 14, 2000 private placement;
    (c) 397,499 shares of our common stock issuable upon exercise of warrants in March 2000 to purchase that number of shares of common stock originally issued to certain of our subordinated debtholders; (d) 1,243,123 shares of common stock issued and issuable upon the exercise of options and warrants to certain consultants, organizations and their assigns for services rendered and (e) 98,000 shares of our common stock, par value, $.0001 per share, issued to certain consultants, organizations and their assigns for services rendered.



(3) Of this amount, a registration fee of $11,129.03 was previously paid on July 28, 2000.



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1993, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 2000.


PROSPECTUS



                                5,046,122 SHARES


                          [WIRE ONE TECHNOLOGIES LOGO]

                                  COMMON STOCK


     This prospectus relates to 5,046,122 shares of our common stock which may be sold from time to time by the selling securityholders, including their transferees, pledgees or donees or their successors. We will not receive any proceeds from these sales.



     The shares are being registered to permit the selling securityholders to sell the shares from time to time in the public market. The securityholders may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section "Plan of Distribution" beginning on page 51. We cannot assure you that the selling securityholders will sell all or any portion of the common stock offered under this prospectus.



     Our common stock is quoted on the Nasdaq National Market under the symbol "WONE." On August 30, 2000, the last reported sale price for the common stock on the Nasdaq National Market was $7 15/16 per share.


     Our corporate offices are located at 225 Long Avenue, Hillside, New Jersey 07205. Our telephone number at that location is (973) 282-2000.

     Investment in the securities involves risks. See "Risk Factors" beginning on page 5 of this prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS         , 2000.

                               TABLE OF CONTENTS


                                                                                                              PAGE
                                                                                                              ----
Prospectus Summary.........................................................................................      2
Risk Factors...............................................................................................      5
Use of Proceeds............................................................................................     11
Dividend Policy............................................................................................     11
Price Range of Our Common Stock............................................................................     11
Selected Consolidated Financial Information................................................................     12
Management's Discussion and Analysis of Financial Condition and Results of Operations......................     14
Unaudited Pro Forma Financial Information..................................................................     22
Business...................................................................................................     28
Description of Capital Stock...............................................................................     35
Management.................................................................................................     39
Certain Relationships and Related Party Transactions.......................................................     43
Principal Stockholders.....................................................................................     44
Selling Stockholders.......................................................................................     45
Shares Eligible For Future Sale............................................................................     50
Plan of Distribution.......................................................................................     51
Experts....................................................................................................     52
Legal Matters..............................................................................................     53
Where You Can Find More Information........................................................................     53
Index to Financial Statements..............................................................................    F-1


                      ------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                    SUMMARY


     This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read this entire document, including "Risk Factors" and the financial statements before making an investment decision. As used in this prospectus, the terms "Wire One," "we," "us," and "our," refer to Wire One Technologies, Inc. and its subsidiaries. See "Where you can find more information" on page 53 for more details.


                                    COMPANY

     Wire One is one of the nation's largest video applications service providers ("Video-ASPs") with a current installed base of over 2,000 customers and 9,000 endpoints. Wire One was formed by the merger of All Communications Corporation ("ACC") into View Tech, Inc. ("VTI") in May 2000, with the former management team of ACC leading our new company. ACC was a value-added integrator of video, voice, and network communications solutions, offering clients a single source for all their communications needs. VTI operated as a single source provider for video, voice, and data communications equipment and services and bundled telecommunications solutions. As Wire One, ACC contributes strong industry knowledge and an excellent operating record, while VTI adds an extensive help desk, bridging services, a large sales organization and complementary geographic coverage.

     We currently compete in the video communications equipment market, but increasingly focus our resources on the video services market. With the introduction of our Internet Protocol ("IP") based video conferencing subscriber network in the fourth quarter of 2000, we believe that Wire One will be the first video communications company to offer customers a complete solution covering the entire video communications value chain. This value chain consists of consulting, design, installation, integration, training and support services, videoconferencing, audio conferencing, and A/V equipment and software sales, application development and transport. By the end of 2002, we estimate that transport related services will account for more than 50% of our revenue.

     Wire One is incorporated in Delaware and our principal executive office is located at 225 Long Avenue, Hillside, New Jersey, 07205. Our telephone number at that location is (973) 282-2000. We maintain a site on the World Wide Web located at www.wireone.com; however, the information found on our website is not a part of this prospectus.

                               PRIVATE PLACEMENT


     On June 14, 2000, we issued 2,450 shares of our series A convertible preferred stock and warrants to purchase 857,500 shares of our common stock in a private placement to institutional and strategic investors. If all the series A preferred were converted and all related warrants were exercised, we would be obligated to issue 3,307,500 shares of our common stock, representing 19.59% of our outstanding common stock (based on 16,879,716 shares of common stock outstanding on August 11, 2000). The net proceeds of the offering were approximately $16.3 million. Pursuant to a registration rights agreement executed in connection with this private placement, we agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the shares of our common stock issuable pursuant to the terms of the series A convertible preferred stock and the related warrants, which shares are being registered for resale hereunder.

              SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


     The merger was accounted for as a "reverse acquisition" using the purchase method of accounting. The reverse acquisition method resulted in ACC being recognized as the acquirer of VTI for accounting and financial reporting purposes. As a result, ACC's historical results have been carried forward as Wire One's financial statements with VTI's operations included in the financial statements commencing on the merger date and all Wire One 1999 quarterly and year-to-date results as well as 2000 results through the merger date being those of ACC only. The following summary of historical financial information of VTI and Wire One has been derived from their audited and unaudited historical financial statements, and you should read it in conjunction with those financial statements which are included in this prospectus. The audited historical consolidated financial information for each of Wire One and VTI are as of December 31, 1998 and 1999 and for the three years ended December 31, 1997, 1998 and 1999. The summary historical financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 for Wire One and as of March 31, 2000 and for the three month periods ended March 31, 1999 and 2000 for VTI is derived from the unaudited financial statements of Wire One and VTI as of and for those periods. In the opinion of management, those unaudited consolidated financial statements reflect all adjustments necessary for the fair presentation of this unaudited interim financial information. The results of operations and cash flows for the interim periods do not necessarily indicate the results to be expected for the entire fiscal year or future periods.





                                    WIRE ONE



                                                                                                   SIX MONTHS
                                                                                                      ENDED
                                                                  YEAR ENDED DECEMBER 31,           JUNE 30,
                                                                ----------------------------    -----------------
                                                                 1997      1998       1999       1999      2000
                                                                ------    -------    -------    ------    -------
STATEMENT OF OPERATIONS INFORMATION:
Revenues.....................................................   $6,925    $13,217    $23,997    $9,239    $17,110
Net income (loss) attributable to common stockholders........     (892)      (777)     1,065        59     (8,795)
Diluted income (loss) per share..............................     (.21)      (.16)       .17       .01      (1.03)
Diluted weighted average common shares outstanding...........    4,201      4,910      6,169     5,567      8,502



                                                                                      DECEMBER 31,       JUNE 30,
                                                                                   ------------------    ---------
                                                                                    1998       1999        2000
                                                                                   -------    -------    ---------
BALANCE SHEET INFORMATION:
Working capital.................................................................   $ 5,702    $ 4,526     $21,572
Total assets....................................................................     8,923     10,867      73,732
Long-term debt (including current portion)......................................     2,444      2,186         252
Series A mandatorily redeemable convertible preferred stock.....................        --         --      11,070
Total stockholders' equity......................................................     3,968      5,194      49,195


                                      VTI


                                                                                                   THREE MONTHS
                                                                                                       ENDED
                                                                  YEAR ENDED DECEMBER 31,            MARCH 31,
                                                               ------------------------------    -----------------
                                                                1997       1998        1999       1999      2000
                                                               -------    -------    --------    ------    -------
STATEMENT OF OPERATIONS INFORMATION:
Revenues....................................................   $31,014    $37,242    $ 35,480    $8,919    $ 9,214
Loss from continuing operations.............................    (1,914)    (4,326)     (7,928)      (71)    (1,296)
Net income (loss)...........................................       139     (2,814)    (11,990)     (255)    (1,296)
Diluted loss from continuing operations per share...........      (.30)      (.63)      (1.01)     (.01)      (.16)
Basic and diluted income (loss) per share...................       .02       (.41)      (1.53)     (.03)      (.16)
Diluted weighted average common shares outstanding..........     6,372      6,888       7,843     7,764      8,229


                                                                                     DECEMBER 31,        MARCH 31,
                                                                                  -------------------    ---------
                                                                                   1998        1999        2000
                                                                                  -------    --------    ---------
BALANCE SHEET INFORMATION:
Working capital (deficiency)...................................................   $ 8,931    $ (6,172)    $(3,758)
Total assets...................................................................    22,623      16,497      12,896
Long-term debt (including current portion).....................................     4,528       4,546       1,250
Total stockholders' equity (deficiency)........................................     7,071      (3,574)     (1,352)

                          WIRE ONE TECHNOLOGIES, INC.
              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)



     The following financial information of Wire One is derived from the unaudited pro forma combined statements of operations appearing elsewhere in this prospectus, which give effect to our recently completed merger, accounted for using the purchase method of accounting for business combinations, and the 2 for 1 reverse split of our common stock effected on May 18, 2000. You should read it in conjunction with those unaudited pro forma combined statements and the separate audited and unaudited consolidated financial statements of Wire One and VTI included in this prospectus. See "Unaudited Pro Forma Financial Information" on page 22, and "Where You Can Find More Information" on page 53.



     For purposes of the unaudited pro forma statements of operations, VTI's consolidated statements of operations for the year ended December 31, 1999 and for the period ended May 18, 2000 have been combined with the consolidated statements of operations of Wire One for the year ended December 31, 1999 and the six months ended June 30, 2000.



     The unaudited pro forma combined financial information is for informational purposes only and does not purport to indicate the operating results or financial position that would have occurred had the merger between ACC and VTI been consummated at the beginning of the periods presented nor does this information necessarily indicate the future operating results of Wire One. Wire One's historical balance sheet as of June 30, 2000 reflects the effects of the merger.



                                                                          YEAR ENDED          SIX MONTHS ENDED
                                                                        DECEMBER 31, 1999      JUNE 30, 2000
                                                                        ------------------    ------------------
PRO FORMA COMBINED STATEMENT OF OPERATIONS INFORMATION:
Revenues.............................................................      $     59,046          $     29,350
Loss attributable to common stockholders.............................           (19,246)               (5,337)
Basic and diluted loss applicable to common stock....................             (1.60)                 (.42)
Basic and diluted weighted average common shares outstanding.........        12,022,759            12,766,834

                           FORWARD-LOOKING STATEMENTS

     In addition to the other information contained in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus, including those beginning on page 5, in evaluating an investment in the common stock issuable upon conversion of and issuance of common stock dividends on the series A preferred shares and exercise of the related warrants. This prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may", "will", "expects", "plans", "anticipates", "estimates", "potential", or "continue" or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained herein and in such incorporated documents are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth below and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and Wire One assumes no obligation to update any such forward-looking statement or reason why actual results might differ.

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus before deciding whether to invest in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

THE CONVERSION OF THE SERIES A PREFERRED SHARES AND THE EXERCISE OF THE RELATED WARRANTS COULD RESULT IN SUBSTANTIAL NUMBERS OF ADDITIONAL SHARES BEING ISSUED IF OUR MARKET PRICE DECLINES.


     The series A preferred shares convert into common stock at a fixed rate of $7.00 per share. However, beginning on June 14, 2001, holders can choose an alternative conversion price which equals the higher of (i) 70% of the fixed conversion price then in effect or (ii) the market price on any conversion date, which is equal to the average of the closing sale prices of the common stock during the 20 consecutive trading days immediately preceding any conversion date. As a result, the lower the price of our common stock at the time of conversion, the greater the number of shares the holder will receive. Based on an alternative conversion price of $4.90, the maximum number of shares issuable upon conversion of the series A preferred would be 3,500,000 shares of common stock.


     To the extent that either the series A preferred shares are converted or the related warrants are exercised, a significant number of shares of common stock may be sold into the market, which could decrease the price of our common stock and encourage short sales by selling securityholders or others. Short sales could place further downward pressure on the price of our common stock. In that case, we could be required to issue an increasingly greater number of shares of our common stock upon future conversions of the series A preferred shares, sales of which could further depress the price of our common stock.

WE MAY ISSUE ADDITIONAL SHARES AND DILUTE YOUR OWNERSHIP PERCENTAGE.

     Some events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in Wire One. We may issue additional shares of common stock or preferred stock:

     o to raise additional capital or finance acquisitions,

     o upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock, and/or

     o in lieu of cash payment of dividends.


     As of August 11, 2000, other than the warrants issued to the holders of series A preferred shares, there were outstanding warrants to acquire an aggregate of 804,582 shares of common stock, and there were outstanding options to acquire an aggregate of 5,626,771 shares of common stock. If converted or exercised, these securities will dilute your percentage ownership of common stock. These securities, unlike the common stock, provide for anti-dilution protection upon the occurrence of stock splits, redemptions, mergers, reclassifications, reorganizations and other similar corporate transactions, and, in some cases, major corporate announcements. If one or more of these events occurs, the number of shares of common stock that may be acquired upon conversion or exercise would increase. In addition, as disclosed in the preceding risk factor, the number of shares that may be issued upon conversion of or payment of dividends in lieu of cash on the series A preferred shares could increase substantially if the market price of our common stock decreases during the period the series A preferred shares are outstanding.


SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO FALL.


     If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and upon conversion of and issuance of common stock dividends on the series A preferred shares and exercise of the related warrants, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of August 11, 2000, we had outstanding 16,879,716 shares of common stock and options to acquire an aggregate of 5,626,771 shares of common stock, of which 3,444,775 options were vested and exercisable. Of the shares outstanding, as of August 11, 2000, 12,606,166 were freely tradeable in the public market and 4,273,550 were tradeable in the public market subject to the restrictions, if any, applicable under Rule 144 and Rule 145 of the Securities Act of 1933, as amended. All shares acquired upon exercise of options will be freely tradeable in the public market.



     In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) one percent of the number of shares of common stock then outstanding (which for Wire One was 168,797 shares as of August 11, 2000) or
(b) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Sales by stockholders of a substantial amount of our common stock could adversely affect the market price of our common stock.



WE MAY BE REQUIRED TO OBTAIN STOCKHOLDER CONSENT TO OUR ISSUANCE OF THE SERIES A PREFERRED STOCK IF THE TOTAL NUMBER OF SHARES OF OUR COMMON STOCK ISSUABLE UPON CONVERSION EXCEEDS 19.99% OF OUR OUTSTANDING SHARES AS OF THE AGREEMENT DATE, AND WE COULD BE FORCED TO REDEEM THE OUTSTANDING SHARES OF SERIES A PREFERRED IF WE DO NOT TIMELY OBTAIN THIS CONSENT.



     The rules of the Nasdaq National Market require us to obtain stockholder approval if the total number of shares of common stock issuable with respect to the series A preferred stock is more than 19.99% of the number of shares of common stock we had outstanding on June 14, 2000. Because the alternative conversion feature of the series A preferred stock is tied to the market price of our common stock, we could be required to obtain this stockholder consent if the market price of our common stock were to drop significantly. If the holders of the series A preferred stock submit a conversion request and we are not able to issue the required amount of shares of common stock due to an inability to comply with such rules of the Nasdaq National Market, we could be required to redeem each shares of series A preferred stock at 110% of the stated value. We intend to seek stockholder approval to issue common stock in excess of the 19.99% cap on or before June 14, 2001 which approval would require the consent of a majority of the outstanding shares of our common stock, on an as-converted basis.


OUR FUTURE SUCCESS IS DEPENDENT ON THE CONTINUED EMPLOYMENT OF RICHARD REISS.

     Wire One's success will be highly dependent on the experience and continued employment of Richard Reiss, our chairman of the board, chief executive officer and president, the loss of whose services would have a material adverse effect on our business. We have entered into an employment agreement with Mr. Reiss, which agreement expires on December 31, 2002 and may be terminated by Mr. Reiss upon 90 days' prior written notice without penalty, subject to a one-year non-compete clause.

THE LOSS OF OUR PROFESSIONALS WOULD MAKE IT DIFFICULT TO COMPLETE EXISTING PROJECTS, WHICH COULD ADVERSELY AFFECT OUR BUSINESSES AND RESULTS OF OPERATIONS.

     Our business is labor intensive, and our success depends on identifying, hiring, training and retaining professionals. If a significant number of our current employees or any of our senior managers or key project managers leave, we may be unable to complete or retain existing projects.

OUR SUCCESS IS HIGHLY DEPENDENT ON THE EVOLUTION OF OUR OVERALL MARKET.

     The market for videoconferencing services is evolving rapidly. Although certain industry analysts project significant growth for this market, their projections may not be realized. Our future growth, if any, will depend on the continued trend of businesses to migrate to IP (H.323) based standards. There can be no assurance that the market for our services will grow, that our services will be adopted, or that businesses will use IP (H.323) based videoconferencing equipment or our new IP subscriber network. If we are unable to react quickly to changes in the market, if the market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, then we are unlikely to become or remain profitable.

WE DEPEND UPON OUR NETWORK AND FACILITIES INFRASTRUCTURE.

     Our success depends upon our ability to implement, expand and adapt our national network infrastructure and support services to accommodate an increasing amount of video traffic and evolving customer requirements at an acceptable cost. This has required and will continue to require that we enter into agreements with providers of infrastructure capacity, equipment, facilities and support services on an ongoing basis. We cannot assure you that any of these agreements can be obtained on satisfactory terms and conditions. We also anticipate that future expansions and adaptations of our network infrastructure facilities may be necessary in order to respond to growth in the number of customers served.

WE DEPEND UPON SUPPLIERS AND HAVE LIMITED SOURCES OF SUPPLY FOR CERTAIN PRODUCTS AND SERVICES.

     We rely on other companies to supply some key products and services that we resell and some components of our network infrastructure. Some of the products and services that we resell, and certain components that we require for our network, are only available from limited sources. We could be adversely affected suppliers were to become unavailable on commercially reasonable terms. We cannot assure you that, on an ongoing basis, we will be able to obtain third-party products and services cost-effectively and on the scale and within the time frames we require, or at all. Failure to obtain or to continue to make use of such third-party products and services would have a material adverse effect on our business, financial condition and results of operations.

OUR NETWORK COULD FAIL, WHICH COULD NEGATIVELY IMPACT OUR REVENUES.

     Our success depends upon our ability to deliver reliable, high-speed access to our partners' data centers and upon the ability and willingness of our telecommunications providers to deliver reliable, high-speed telecommunications service through their networks. Our network and facilities, and other networks and facilities providing services to us, are vulnerable to damage, unauthorized access, or cessation of operations from human error and tampering, breaches of security, fires, earthquakes, severe storms, power losses, telecommunications failures, software defects, intentional acts of vandalism including computer viruses, and similar events, particularly if the events occur within a high traffic location of the network or at one of our data centers. However, the occurrence of a natural disaster or other unanticipated problems at the network operations center, key sites at which we locate routers, switches and other computer equipment which make up the backbone of our network infrastructure, or at one or more of our partners' data centers, could substantially impact our business. We cannot assure you that we will not experience failures or shutdowns relating to individual facilities or even catastrophic failure of the entire network. Any damage to or failure of our systems or service providers could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our business.

OUR STOCK PRICE MAY BE VOLATILE DUE TO FACTORS OUTSIDE OF OUR CONTROL.

     Our stock price could fluctuate due to the following factors, among others:

     o announcements of operating results and business conditions by our customers;

     o announcements by our competitors relating to new customers or technological innovations or new services;

     o economic developments in the telecommunications or multimedia industries as a whole;

     o political and economic developments in countries in which we have operations; and

     o general market conditions.

PRIOR TO THE MERGER, ACC HAD A LIMITED HISTORY OF PROFITABLE OPERATIONS AND VTI HAD BEEN EXPERIENCING LOSSES, AND THERE IS NO GUARANTEE THAT WIRE ONE WILL ACHIEVE REVENUE GROWTH OR PROFITABILITY OR GENERATE POSITIVE CASH FLOW ON A QUARTERLY OR ANNUAL BASIS IN THE FUTURE, OR AT ALL.

     ACC reported moderate losses in the second half of 1997 and 1998. However, ACC began reporting profits in 1999. While VTI reported moderate profits in 1997, it reported a loss from continuing operations of $4,325,690 for the year ended December 31, 1998 and a loss from continuing operations of $7,927,715 for the year ended December 31, 1999. We cannot assure you that Wire One will achieve revenue growth or profitability or generate positive cash flow on a quarterly or annual basis in the future, or at all.

A DECREASE IN THE NUMBER AND/OR SIZE OF OUR PROJECTS MAY CAUSE OUR RESULTS TO FALL SHORT OF INVESTORS' EXPECTATIONS AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     If the number or average size of our projects decreases in any quarter, then our revenues and operating results may also decrease. If our operating results fall short of investors' expectations, the trading price of our common stock could decrease materially, even if the quarterly results do not represent any longer-term problems.

WE MAY BE UNABLE TO IMPLEMENT OUR ACQUISITION GROWTH STRATEGY, WHICH COULD HARM OUR BUSINESS AND COMPETITIVE POSITION IN THE INDUSTRY.

     Our business strategy includes making strategic acquisitions of other videoconferencing companies. Our continued growth will depend on our ability to identify and acquire companies that complement or enhance our business on acceptable terms. We may not be able to identify or complete future acquisitions or realize the anticipated results of future acquisitions. Some of the risks that we may encounter in implementing our acquisition growth strategy include:

     o expenses and difficulties in identifying potential targets and the costs associated with incomplete acquisitions;

     o higher prices for acquired companies because of greater competition for attractive acquisition targets;

     o expenses, delays and difficulties of integrating the acquired company into our existing organization;

     o greater impact of the goodwill of acquired companies on our results of operations when pooling of interests accounting for acquisitions is eliminated;

     o ability of management to improve our operational and financial systems, procedures and controls and expand, train, retain and manage our employee base;

     o competition for qualified professionals;

     o dilution of the interest of existing stockholders if we sell stock to the public to raise cash for acquisitions;

     o diversion of management's attention;

     o expenses of amortizing the acquired companies' intangible assets;

     o impact on our financial condition due to the timing of the acquisition;
       and

     o expense of any undisclosed or potential legal liabilities of the acquired company.

     If realized, any of these risks could have a material adverse effect on our business, results of operations, financial condition and cash flows.

     WE COMPETE IN A HIGHLY COMPETITIVE MARKET AND MANY OF OUR COMPETITORS HAVE GREATER FINANCIAL RESOURCES AND ESTABLISHED RELATIONSHIPS WITH MAJOR CORPORATE CUSTOMERS.

     The video communications industry is highly competitive. We compete with manufacturers of video communications equipment, which include PictureTel, VTEL Corporation and Lucent Technologies, and their networks of dealers and distributors, telecommunications carriers and other large corporations, as well as other independent distributors. Other telecommunications carriers and other corporations that have entered into the video communications market include AT&T, MCI, some of the Regional Bell Operating Companies ("RBOC's"), and SONY Corporation. Many of these organizations have substantially greater financial and other resources than Wire One, furnish many of the same products and services provided by Wire One, and have established relationships with major corporate customers that have policies of purchasing directly from them. We believe that as the demand for video communications systems continues to increase, additional competitors, many of which may have greater resources than Wire One, may continue to enter the video communications market.

WE WILL BE SUBJECT TO THE RISKS ASSOCIATED WITH THE CONDUCT OF BUSINESS IN FOREIGN MARKETS INCLUDING INCREASED CREDIT RISKS, TRADE RESTRICTIONS, EXPORT DUTIES AND TARIFFS AND FLUCTUATIONS IN EXCHANGE RATES OF FOREIGN CURRENCY, ANY OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING MARGINS AND RESULTS OF OPERATIONS.

     In 1999, approximately 7% of ACC's revenues was derived from sales in foreign markets and we expect that a portion of our revenues will continue to be derived from sales in foreign markets in the future. Accordingly, we will be subject to all of the risks associated with foreign trade, which could have a material adverse effect on our operating margins and results of operations. These risks include:

     o shipping delays

     o increased credit risks

     o trade restrictions

     o export duties and tariffs

     o fluctuations in the exchange rates of foreign currency

     o international, political, regulatory and economic developments

     We intend to expand our sales and marketing activities in foreign markets by, among other ways, seeking to establish relationships with foreign governmental agencies which typically operate telecommunications networks. To the extent that we are able to successfully expand sales of our products in foreign markets, we will become increasingly subject to foreign political and economic factors beyond our control, including governmentally imposed moratoriums on new business development as a result of budgetary constraints or otherwise, which could have a materially adverse effect on the our business. We also anticipate that the expansion of foreign operations will require us to devote significant resources to system installation, training and service.

THE CONVERSION TO THE EURO, WHICH WILL REQUIRE US TO MODIFY OUR INFORMATION SYSTEMS AND MAY CHANGE THE CONDUCT OF BUSINESS IN THE PRINCIPAL EUROPEAN MARKETS FOR OUR PRODUCTS AND SERVICES, MAY ADVERSELY AFFECT OUR BUSINESS IN EUROPE.

     Because we do business in Europe, we face risks as a result of the conversion by some of the European Union member states of their currencies to the euro. In 1999, approximately 3% of ACC's revenues were derived from sales in Europe. The conversion process commenced on January 1, 1999. The conversion rates between the member states' currencies and the euro are fixed by the Council of the European Union. We are unsure whether the conversion to the euro will harm our business, but potential risks include the costs of modifying our information systems and changes in the conduct of business and in the principal European markets for our products and services.

WIRE ONE'S ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRORS OF WIRE ONE AND MAY DEPRESS ITS STOCK PRICE.

     Wire One's certificate of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Wire One. These provisions provide for a classified board of directors and allow Wire One to issue preferred stock with rights senior to those of its common stock and impose various procedural and other requirements that could make it more difficult for Wire One stockholders to effect corporate actions.

                                USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale of the securities sold pursuant to this prospectus, although we may receive up to approximately $14.3 million upon exercise of the outstanding warrants and options.

                                   DIVIDEND POLICY

     Our board of directors has never declared or paid any cash dividends on our common stock and does not expect to do so for the foreseeeable future. We currently intend to retain any earnings to finance the growth and development of our business. Our board of directors will make any future determination of the payment of dividends based upon conditions then existing, including our earnings, financial condition and capital requirements, as well as such economic and other conditions as our board of directors may deem relevant. In addition, the payment of dividends may be limited by financing arrangements which we may enter into in the future.


                           PRICE RANGE OF OUR COMMON STOCK



     The following tables present historical trading information for (i) ACC common stock and VTI common stock through the consummation of the merger between ACC and VTI on May 18, 2000 and (ii) Wire One since May 18, 2000. The trading information for VTI reflects the 2 for 1 reverse split of VTI's outstanding common stock on May 18, 2000.



                                                                                 VTI                   ACC
                                                                             COMMON STOCK          COMMON STOCK
                                                                           ----------------      ----------------
                                                                            HIGH      LOW         HIGH      LOW
                                                                           ------    ------      ------    ------
YEAR ENDED DECEMBER 31, 1998:
  First Quarter.........................................................   $11.74    $ 9.50      $ 1.44    $ 0.38
  Second Quarter........................................................     9.24      6.80        1.69      1.06
  Third Quarter.........................................................     6.50      3.00        1.13      1.06
  Fourth Quarter........................................................     6.00      3.06        1.06      0.50

YEAR ENDED DECEMBER 31, 1999:
  First Quarter.........................................................     7.26      3.76        2.25      0.69
  Second Quarter........................................................     4.12      3.26        5.88      1.81
  Third Quarter.........................................................     4.12      2.94        5.00      3.38
  Fourth Quarter........................................................     6.26      2.62       11.88      3.69

YEAR ENDED DECEMBER 31, 2000:
  First Quarter.........................................................    18.00      5.26       24.75     10.06
  Second Quarter through May 18, 2000...................................    12.00      4.50       17.75      8.94



                                                                               WIRE ONE
                                                                             COMMON STOCK
                                                                           ----------------
                                                                            HIGH      LOW
                                                                           ------    ------
YEAR ENDING DECEMBER 31, 2000:
  Second Quarter (from May 18)..........................................   $11.75    $ 4.75
  Third Quarter through August 30, 2000.................................     9.50      7.00



     VTI common stock was traded on the Nasdaq National Market under the symbol "VUTK." ACC common stock was traded on over the OTC Electronic Bulletin Board under the symbol "ACUC." Wire One common stock is traded on the Nasdaq National Market under the symbol "WONE."



     On August 30, 2000, the most recent practicable date prior to the printing of this prospectus, the last reported sale price of Wire One common stock was $7 15/16 per share as reported on the Nasdaq National Market, and 16,913,621 shares of Wire One common stock were held by approximately 123 holders of record.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION


     The following selected consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements included elsewhere in this prospectus. The statement of operations information for each of the three years in the three-year period ended December 31, 1999 and the balance sheet information as of December 31, 1998 and 1999 is derived from the consolidated financial statements of Wire One and VTI, which are included elsewhere in this prospectus. The financial information as of June 30, 2000 and March 31, 2000 and for the six months ended June 30, 1999 and 2000 and three months ended March 31, 1999 and 2000 is unaudited; however, in the opinion of management those unaudited consolidated financial statements reflect all adjustments necessary for the fair presentation of the unaudited interim financial information. The results of operations and cash flows for the interim periods do not necessarily indicate the results to be expected for the entire fiscal year or future periods.





                                    WIRE ONE



                                                                                                         SIX MONTHS
                                                                                                            ENDED
                                                              YEAR ENDED DECEMBER 31,                     JUNE 30,
                                                  ------------------------------------------------    -----------------
                                                   1995      1996      1997      1998       1999       1999      2000
                                                  ------    ------    ------    -------    -------    ------    -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS INFORMATION:
Net revenues...................................   $2,641    $3,885    $6,925    $13,217    $23,997    $9,239    $17,110
Cost of revenues...............................    1,782     2,501     4,897      9,447     16,528     6,410     11,286
                                                  ------    ------    ------    -------    -------    ------    -------
Gross margin...................................      859     1,384     2,028      3,770      7,469     2,829      5,824
                                                  ------    ------    ------    -------    -------    ------    -------
Operating expenses:
  Selling......................................      482       665     1,812      3,214      4,544     1,951      4,586
  General and administrative...................      328       600       936      1,310      1,765       718      1,350
  Amortization of goodwill.....................       --        --        --         --         --        --        269
                                                  ------    ------    ------    -------    -------    ------    -------
Total operating expenses.......................      810     1,264     2,748      4,524      6,309     2,669      6,205
                                                  ------    ------    ------    -------    -------    ------    -------
Income (loss) from operations..................       49       119      (720)      (754)     1,160       160       (381)
                                                  ------    ------    ------    -------    -------    ------    -------
Other (income) expenses
  Amortization of deferred financing costs.....       25        --       315         19         43        19        325
  Interest income..............................       --        --      (118)       (56)       (23)      (14)      (145)
  Interest expense.............................        7        29        27         57        181        96         54
                                                  ------    ------    ------    -------    -------    ------    -------
Total other (income) expenses, net.............       32        29       224         20        201       101        234
                                                  ------    ------    ------    -------    -------    ------    -------
Income (loss) before income taxes..............       17        90      (944)      (774)       959        59       (615)
Income tax (provision) benefit.................       (8)      (38)       52         (3)       105        --         --
                                                  ------    ------    ------    -------    -------    ------    -------
Net income (loss)..............................        9        52      (892)      (777)     1,064        59       (615)
  Deemed dividends on Series A convertible
    preferred stock............................       --        --        --         --         --        --     (8,180)
                                                  ------    ------    ------    -------    -------    ------    -------
  Net income (loss) attributable to common
    stockholders...............................   $    9    $   52    $ (892)   $  (777)   $ 1,064    $   59    $(8,795)
                                                  ======    ======    ======    =======    =======    ======    =======
Net income (loss) per share:
  Basic........................................   $  .01    $  .03    $ (.21)   $  (.16)   $   .22    $  .01    $ (1.03)
                                                  ======    ======    ======    =======    =======    ======    =======
  Diluted......................................   $  .01    $  .03    $ (.21)   $  (.16)   $   .17    $  .01    $ (1.03)
                                                  ======    ======    ======    =======    =======    ======    =======
Weighted average shares outstanding
  Basic........................................    1,884     1,978     4,201      4,910      4,910     4,910      8,502
                                                  ======    ======    ======    =======    =======    ======    =======
  Diluted......................................    1,884     1,978     4,201      4,910      6,169     5,567      8,502
                                                  ======    ======    ======    =======    =======    ======    =======



                                                                          DECEMBER 31,                       JUNE 30,
                                                          ----------------------------------------------    -----------
                                                          1995     1996      1997      1998       1999        2000
                                                          ----    ------    ------    -------    -------    -----------
                                                                          (IN THOUSANDS)
BALANCE SHEET INFORMATION:
Cash and cash equivalents..............................   $154    $  646    $2,175    $   326    $    60      $13,665
Working capital........................................     53       748     4,085      5,702      4,526       21,572
Total assets...........................................    755     2,458     6,008      8,923     10,867       73,732
Total liabilities......................................    673     1,913     1,273      4,954      5,673       13,467
Series A mandatorily redeemable convertible preferred
  stock................................................     --        --        --         --         --       11,070
Stockholders' equity...................................     81       545     4,734      3,968      5,194       49,195

                                      VTI



                                                           SIX MONTHS                                              THREE MONTHS
                                         YEAR ENDED           ENDED                    YEAR ENDED                      ENDED
                                          JUNE 30,         DECEMBER 31,               DECEMBER 31,                   MARCH 31,
                                   ----------------------  ------------  ---------------------------------------  ---------------
                                      1995        1996         1996          1996       1997     1998     1999     1999    2000
                                   ----------  ----------  ------------  -----------  -------  -------  --------  ------  -------
                                                                         (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
INFORMATION:
Revenues:
  Product.........................  $  5,806    $ 11,385     $  8,926      $16,230    $24,851  $27,902  $ 24,024  $6,104  $ 5,923
  Services........................     1,158       1,961        1,681        3,057      6,163    9,340    11,456   2,816    3,291
                                    --------    --------     --------      -------    -------  -------  --------  ------  -------
  Total...........................     6,964      13,346       10,607       19,287     31,014   37,242    35,480   8,919    9,214
                                    --------    --------     --------      -------    -------  -------  --------  ------  -------

Costs and expenses:
  Cost of equipment sold..........     3,954       8,095        6,960       12,485     17,689   19,991    19,438   4,313    4,164
  Cost of services provided.......       374         948          941        1,586      2,915    4,463     5,854   1,344    1,737
  Sales and marketing expenses....       686       2,724        2,301        4,384      6,346    7,831     9,956   2,132    2,251
  General and administrative
    expenses......................     1,198       2,627        1,250        2,248      5,635    5,728     7,090   1,164    1,617
  Restructuring and other costs...        --          --           --           --         --    3,304        --      --       --
  Merger costs....................        --          --        2,564        2,564         --       --        --      --       --
                                    --------    --------     --------      -------    -------  -------  --------  ------  -------
Total costs and expenses..........     6,212      14,394       14,016       23,267     32,585   41,318    42,338   8,953    9,769
                                    --------    --------     --------      -------    -------  -------  --------  ------  -------
Income (loss) from continuing
  operations......................       752      (1,048)      (3,409)      (3,980)    (1,571)  (4,076)   (6,858)    (34)    (555)
Interest expense..................        --          --           --           --       (338)    (246)     (687)    (37)    (741)
                                    --------    --------     --------      -------    -------  -------  --------  ------  -------
Income (loss) before income
  taxes...........................       752      (1,048)      (3,409)      (3,980)    (1,909)  (4,322)   (7,545)    (71)  (1,296)
Benefit (provision) for
  income taxes....................      (294)        352           26          217         (4)      (4)     (383)     --       --
                                    --------    --------     --------      -------    -------  -------  --------  ------  -------
Income (loss) from continuing
  operations......................       458        (696)      (3,383)      (3,763)    (1,913)  (4,326)   (7,928)    (71)  (1,296)
Income (loss) from discontinued
  operations......................    (2,335)      1,120          366          776      2,052    1,512      (825)   (184)      --
Loss on disposal of discontinued
  operations......................        --          --           --           --         --       --    (3,237)     --       --
                                    --------    --------     --------      -------    -------  -------  --------  ------  -------
Net income (loss).................    (1,877)   $    424     $ (3,017)     $(2,987)   $   139  $(2,814) $(11,990) $ (255) $(1,296)
                                    ========    ========     ========      =======    =======  =======  ========  ======  =======
Income (loss) from continuing
  operations per share (basic and
  diluted)........................  $    .12    $   (.14)    $   (.63)     $  (.72)   $  (.30) $  (.63) $  (1.01) $(0.01) $ (0.16)
                                    ========    ========     ========      =======    =======  =======  ========  ======  =======
Income (loss) per share (basic and
  diluted)........................  $   (.50)   $    .08     $   (.56)     $  (.57)   $   .02  $  (.41) $  (1.53) $(0.03) $ (0.16)
                                    ========    ========     ========      =======    =======  =======  ========  ======  =======
Shares used in computing earnings
  (loss) per share:
  Basic...........................     3,765       5,041        5,401        5,262      6,372    6,888     7,843   7,764    8,229
                                    ========    ========     ========      =======    =======  =======  ========  ======  =======
  Diluted.........................     3,765       5,041        5,041        5,262      6,372    6,888     7,843   7,764    8,229
                                    ========    ========     ========      =======    =======  =======  ========  ======  =======


                                               JUNE 30,                          DECEMBER 31,                      MARCH 31,
                                         --------------------    ---------------------------------------------    -----------
                                          1995        1996          1996          1997       1998       1999        2000
                                         --------    --------    ------------    -------    -------    -------    -----------
                                                                                   (IN THOUSANDS)
BALANCE SHEET INFORMATION:
Cash..................................    $4,988      $1,463       $    363      $ 1,028    $   302    $    69      $    69
Working capital (deficiency)..........     2,602       2,371          1,644        9,393      8,931     (6,172)      (3,758)
Total assets..........................     5,883       8,220         12,328       21,585     22,623     15,596       12,896
Long-term debt........................         5         250            244        4,867      4,397         36           24
Stockholders' Equity..................     3,403       4,222          4,419        8,277      7,071     (3,573)      (1,352)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and the notes thereto. The discussion of results, causes and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future.


     Wire One was formed on May 18, 2000 by the merger of ACC and VTI. VTI was the surviving legal entity in the merger. However, for financial reporting purposes, the merger has been accounted for as a "reverse acquisition" using the purchase method of accounting. Under the purchase method of accounting, ACC's historical results have been carried forward and VTI's operations have been included in the financial statements commencing on the merger date. Accordingly, all 1999 quarterly and year-to-date results as well as 2000 results through the merger date are those of ACC only. Further, on the date of the merger, the assets and liabilities of VTI were recorded at their estimated fair values, with the excess purchase consideration allocated to goodwill.



RESULTS OF OPERATIONS--WIRE ONE



  Six Months Ended June 30, 2000 ("2000 period") Compared to Six Months Ended June 30, 1999 ("1999 period").



     Wire One reported net revenues of $17,110,000 for the 2000 period, an increase of $7,871,000, or 85%, over revenues reported for the 1999 period. The inclusion of VTI revenues from the merger date through the end of the reporting period was the significant driving factor behind this percentage increase. In addition, the increase in revenue is attributable to increases in units sold through a larger sales force.



     Videoconferencing--Sales of videoconferencing equipment were $13,329,000 in the 2000 period, a 184% increase over the 1999 period. The inclusion of VTI revenues from the merger date through the end of the reporting period was the significant driving factor behind this percentage increase. Wire One continues to experience volume increases as exhibited by increased multi-unit sales and customer reorders and greater numbers of new customer inquiries, all of which reflect more effective marketing efforts as well as continued strong demand for Polycom products.



     Voice communications--Sales of voice communications products and services were $3,781,000 in the 2000 period, a 17% decrease from the 1999 period. These period-to-period declines in the voice communications division were the result of declines in revenue for three significant customers and the deferral of system cutovers in the quarter ended June 30, 2000 due to customer delays. As a result of these installation delays, the division ended the period with a significant backlog. With this backlog and positive prospects for these three major customers, the second half of 2000 should see a rebound in revenue levels.



     Gross margins increased in the 2000 period to 34% of net revenues, as compared to 31% of net revenues in the 1999 period. The increase is attributable to increases in higher margin revenue sources such as maintenance contracts and video installation services.



     Selling expenses, which include sales salaries, commissions, sales overhead and marketing costs, increased in the 2000 period to $4,586,000, or 26.8% of net revenues, as compared to $1,951,000, or 21.1% of net revenues for the 1999 period. The inclusion of VTI selling expenses from the merger date through the end of the reporting period was the significant driving factor behind this increase. In addition, increases in selling expenses are attributable to increases in the number of sales personnel and their related costs and the costs of additional sales offices. The increase in selling expenses as a percentage of net revenues in the 2000 period was impacted by the declines in voice communications revenues while the selling costs of that division remained relatively fixed and by the increases in videoconferencing selling expenses in advance of increased expected revenues.



     General and administrative expenses increased in the 2000 period to $1,350,000, or 7.9% of net revenues, as compared to $718,000, or 7.8% of net revenues for the 1999 period. The inclusion of VTI general and administrative expenses from the merger date through the end of the reporting period was the significant driving factor behind this increase.



     As a result of the merger, $34,200,000 of goodwill and approximately one and one-half months' amortization of goodwill totaling $269,000 was recorded in the quarter ended June 30, 2000. Wire One currently estimates at this time that the annual amortization expense (based on an amortization period of 15 years) will approximate $2,281,000.



     The principal component of other expense, amortization of deferred financing costs, increased to $325,000 in the 2000 period as compared to $19,000 in the 1999 period. The increase reflects the amortization of $305,000 related to the issuance of warrants to former VTI subordinated debt holders. These costs were fully amortized as of June 30, 2000.



     As a result of losses incurred in the quarter ended June 30, 2000, Wire One recorded a tax recovery in the second quarter of 2000 equivalent to the tax provision from the first quarter, but did not recognize any additional tax benefits in the period as it continued to evaluate the recoverability of its recorded deferred tax asset.



     Wire One reported a net loss attributable to common stockholders for the June 2000 period of $(8,795,000), or $(1.03) per share, as compared to net income attributable to common stockholders of $59,000, or $.01 per share for the June 1999 period. The June 2000 period contained a non-recurring deemed dividend and offsetting increase in additional paid-in capital of $8,100,000 to reflect the beneficial conversion feature of preferred stock issued in the period as compared to the prevailing market value of the common stock. In addition, a $70,000 deemed dividend was recorded in the 2000 period to amortize the costs of the preferred stock offering. Costs of $6,150,000 incurred in connection with the private placement, including the fair value of warrants, have been recorded as a preferred stock discount and will be amortized as a deemed dividend over the three-year period from the date of issuance to the current redemption date. Wire One reported a net loss of $(615,000) for the June 2000 period as compared to net income of $59,000 for the June 1999 period.


  Year Ended December 31, 1999 ("fiscal 1999") Compared to Year Ended December 31, 1998 ("fiscal 1998")

     Net revenues increased in fiscal 1999 by $10,780,000, or 82%, to $23,997,000, a record level for a twelve-month period, as compared to fiscal 1998 revenues of $13,217,000. Sales were higher as discussed below with both the voice communications and videoconferencing customers due to increased demand for products as described below.


     Voice communications--Sales of voice communications products and services increased in fiscal 1999 by $4,454,000, or 62%, to $11,600,000 as compared to fiscal 1998 revenues of $7,146,000. The increase was due in part to significant increases in sales to Universal Health Services, Inc. and sales under Wire One's Preferred Vendor Agreement with Cendant. Sales to Universal Health Services, Inc. increased by 135% to $3,336,000 in fiscal 1999 compared to $1,422,000 in fiscal 1998. Sales under Wire One's Preferred Vendor Agreement with Cendant increased by 115% to $3,513,000 in fiscal 1999 compared to $1,631,000 in fiscal 1998.



     Videoconferencing--Sales of videoconferencing systems increased in fiscal 1999 by $6,326,000, or 104%, to $12,397,000 as compared to $6,071,000 in fiscal
1998. During 1999, Wire One experienced significant growth in sales to the federal government and to customers that resell directly to federal government agencies. Sales to these customers increased in fiscal 1999 by $2,414,000, or 406%, to $3,008,000 as compared to $594,000 in fiscal 1998. In 1999, Wire One also continued to increase its customer base through the addition of new sales personnel and increased performance from existing sales personnel. This resulted in both increased sales to existing customers as well as sales to new customers. During 1999, Wire One opened new offices in California and Illinois.



     Gross margin dollars increased by $3,701,000, or 98%, to $7,470,000 or 31% of net revenues in fiscal 1999, as compared to $3,769,000, or 29% of net revenues in fiscal 1998. The percentage increase in gross margin is a result of increased unit orders allowing Wire One to obtain more favorable pricing from its equipment vendors and from the sale of higher margin services such as maintenance contracts. Cost of revenues consists primarily of net product, direct labor, insurance, warranty, and allocated depreciation costs.


     Selling expenses increased by $1,330,000, or 41%, to $4,544,000, or 19% of net revenues in fiscal 1999, as compared to $3,214,000 or 24% of net revenues in fiscal 1998. Sales salaries and commissions represent 64% of selling expenses in 1999 and increased by $960,000, or 49%, to $2,914,000 in fiscal 1999, compared to $1,954,000 in fiscal 1998. The increase in sales salaries is due to higher commissions related to record revenue growth and to the addition of four new sales personnel. Other items included in selling expense are telecommunications, travel and entertainment, postage and delivery, outside commissions, depreciation of demo equipment, and rent.

     General and administrative expenses increased by $455,000, or 35%, to $1,765,000, or 7%, of net revenues in fiscal 1999, as compared to $1,310,000, or 10%, of net revenues in fiscal 1998. The dollar increase in 1999 was attributable to higher compensation costs, professional fees and bad debt write-offs. Compensation costs increased by $348,000, or 64%, to $891,000 in fiscal 1999 as compared to $543,000 in fiscal 1998. The increase in compensation costs is due to increases in officers compensation and costs associated with the issuance of stock options for services to non employees. Professional fees increased by

$84,000, or 41%, to $288,000 in fiscal 1999 as compared to $204,000 in fiscal 1998. The increase in professional fees is due to costs related to defending the lawsuit with Maxbase and with Wire One's previous landlord. Bad debt write-offs increased by $63,000, or 37%, to $232,000 in fiscal 1999 as compared to $169,000 in fiscal 1998. The increase in bad debt write-offs is due to the overall increase in Wire One's customer base and increased revenue growth. General and administrative expenses declined as a percentage of revenue as sales growth outpaced cost increases.



     Fiscal 1999 includes a full year of amortization of deferred financing costs, $43,000, related to Wire One's working capital credit facility compared to 7 months in 1998 or $20,000. Wire One also reported interest income of $23,000 and $56,000 in 1999 and 1998, respectively. Interest expense, which amounted to $181,000 and $57,000 in 1999 and 1998, respectively, increased as Wire One increased the use of its credit facility to fund working capital requirements.



     Wire One's income tax benefit of $105,000 for fiscal 1999 reflects reductions in the valuation allowance established against deferred tax assets (principally net operating losses) offset by increases in current federal and state tax provisions arising from improved operating results. In fiscal 1998, Wire One had not recognized any income tax benefits, due to uncertainties about its ability to generate a sufficient level of taxable income in the future. In fiscal 1999 based on an assessment of all available evidence, including 1999 operating results, management believes that it is more likely than not that deferred tax assets as of December 31, 1999 will be realized. In the event that the merger with VTI is consummated, management expects its Federal income tax provision in future periods to exceed the statutory rate, due to the effects of nondeductible amortization charges.



     Wire One reported net income in fiscal 1999 of $1,065,000, or $.22 and $.17 per share on a basic and diluted basis, respectively, as compared to a net loss of $777,000 or $.16 per share on a basic and diluted basis in fiscal 1998.


  Year Ended December 31, 1998 ("fiscal 1998") Compared to Year Ended December 31, 1997 ("fiscal 1997")

     Net revenues increased in fiscal 1998 by $6,292,000, or 91%, to $13,217,000, a record level for a twelve-month period, as compared to fiscal 1997 revenues of $6,925,000. Sales were higher in both the voice communications and videoconferencing categories.


     Voice communications--Sales of voice communications products and services increased in fiscal 1998 by $3,497,000, or 97%, to $7,146,000 as compared to fiscal 1997 revenues of $3,649,000. The increase was due in part to increased marketing efforts, including the hiring of additional sales personnel in 1998 and 1997, as well as increased revenue generated by the sale of Lucent products to a significant new customer, Universal Health Services, Inc. Revenues in fiscal 1998 were derived primarily from the sale of Lucent and Panasonic telecommunications systems and software packages. Revenues in fiscal 1997 were derived primarily from the sale of Panasonic systems. Sales under Wire One's Preferred Vendor Agreement with Cendant accounted for 12% of net revenues for fiscal 1998 and 15% of net revenues for fiscal 1997.



     In 1998, Wire One established significant customer relationships with Universal Health Services, Inc. for Lucent and Sony products. Universal Health Services accounted for 11% of net revenues for fiscal 1998. Wire One anticipates continued growth in the voice communications division for the year ending December 31, 1999 due in part to projected revenue increases in the structured cable division and from Wire One's relationships with Cendant and Universal Health Services.



     Videoconferencing--Sales of videoconferencing systems increased in fiscal 1998 by $2,795,000, or 85%, to $6,071,000 as compared to $3,276,000 for fiscal
1997. Wire One increased its videoconferencing customer base in fiscal 1998 through the introduction of lower cost videoconferencing systems manufactured by Polycom. The reduction in the average selling price of videoconferencing systems was more than offset by the increase in units sold. Wire One anticipates the continued expansion of its customer base throughout 1999, as lower cost systems become more affordable to a larger group of customers. Increased sales of these lower cost systems, however, have started to lower Wire One's gross margins.



     Gross margin dollars increased by $1,741,000, or 86%, to $3,769,000 or 29% of net revenues in fiscal 1998, as compared to $2,028,000, or 29% of net revenues in fiscal 1997. Margins as a percentage of total revenue are expected to fluctuate, depending on such factors as sales volume, the mix of product revenues, and changes in fixed costs during a given period. Cost of revenues consists primarily of net product, direct labor, insurance, warranty, and depreciation costs. The increase in gross margin dollars is the result of increased revenue.


     Selling expenses, which include sales salaries, commissions, sales overhead, and marketing costs, increased by $1,402,000, or 77%, to $3,214,000, or 24% of net revenues in fiscal 1998, as compared to

$1,812,000 or 26% of net revenues in fiscal 1997. The dollar increase was due in part to higher salary expense resulting from additions to sales personnel in 1998, the costs of maintaining a new sales office in New York City, establishing a structured cable division, as well as higher commission-based videoconferencing sales. Wire One added 13 salespeople during 1998.



     General and administrative expenses increased by $374,000, or 40%, to $1,310,000, or 10%, of net revenues in fiscal 1998, as compared to $936,000, or 14%, of net revenues in fiscal 1997. The dollar increase is attributable primarily to higher salary expense and related costs associated with the increase in administrative staff necessary to manage expanded operations, higher occupancy costs and other administrative overhead.



     In 1998, other (income) expenses includes $20,000 of amortization of deferred financing costs related to the working capital credit facility as compared with a non-recurring charge of $315,000 associated with bridge financing in 1997 (See Notes to the Consolidated Financial Statements). Wire One also reported interest income of $56,000 and $118,000 in 1998 and 1997, respectively. The reduction in interest income is a result of Wire One's use of cash raised in 1997 to fund operations. Wire One also reported interest expense of $57,000 and $28,000 in 1998 and 1997, respectively. The increase in interest expense is a result of Wire One using its working capital credit facility to fund growth.



     The income tax provision in 1998 consists principally of amounts due to various state taxing authorities. The 1997 provision includes refundable taxes of $47,000 from the carryback of the current year's federal net operating loss. Wire One has established a valuation allowance to offset additional tax benefits from the carryforward of unused federal operating losses of $829,000 and other deferred tax assets, due to the uncertainty of their realization. Management evaluates the recoverability of deferred tax assets and the valuation allowance on a quarterly basis. At such time it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be appropriately reduced.



     Wire One reported a net loss in fiscal 1998 of $777,000, or $.16 per share as compared to $892,000 or $.21 per share in fiscal 1997. Increased costs associated with expanded operations have more than offset continued increases in net revenues.


RESULTS OF OPERATIONS--VTI

  Three Months Ended March 31, 2000 Compared to Three Months Ended March 31,
  1999

     Total revenues for the three months ended March 31, 2000 increased by $0.3 million, or 3%, to $9.2 million from $8.9 million in the comparable period in 1999. Product revenues decreased by $0.2 million, or 3%, to $5.9 million in the three months ended March 31, 2000 from $6.1 million in the comparable period in 1999. The slight decrease in product revenues was attributable to an overall slowdown in videoconferencing equipment purchases by customers/prospects in VTI target markets. Service revenues for the three months ended March 31, 2000 increased by $0.5 million, or 17%, to $3.3 million from $2.8 million in the comparable period in 1999. The increase in service revenues was due primarily to the growth in the installed customer base and bridging services.

     Cost of equipment sold for the three months ended March 31, 2000 decreased by $0.1 million, or 3%, to 4.2 million from $4.3 million in the comparable period in 1999. Cost of equipment sold as a percentage of product revenue decreased to 70.3% in the three months ended March 31, 2000 from 70.7% in the comparable period in 1999. During the first quarter of 2000, VTI negotiated discounts on open accounts payable balances with several vendors totaling $0.1 million. Cost of services provided for the three months ended March 31, 2000 increased by $0.4 million, or 29%, to $1.7 million from $1.3 million in the comparable period in 1999. Cost of services provided as a percentage of service revenue increased to 52.8% in the three months ended March 31, 2000 from 47.7% in the comparable period in 1999. Service margins decreased as a result of adding personnel and related operating expenses in advance of increased installation and bridging services.

     Sales and marketing expenses for the three months ended March 31, 2000 increased by $0.1 million, or 6%, to $2.2 million from $2.1 million in the comparable period in 1999. Sales and marketing expenses as a percentage of revenue increased to 24.4% in the three months ended March 31, 2000 from 23.9% in the comparable period in 1999. The increase in sales and marketing expenses was due to increases in operating expenses related to new sales offices such as rent, telecommunications, postage/delivery and office supplies and the costs of buying out the leases of two offices not considered necessary in the future plans of VTI.

     General and administrative expenses for the three months ended March 31, 2000 increased by $0.4 million, or 39%, to $1.6 million from $1.2 million in the comparable period in 1999. General and administrative expenses as a percentage of revenue increased to 17.5% in the three months ended March 31, 2000 from 13.1% in the comparable period in 1999. The increase in general and administrative expenses was primarily due to higher audit and legal fees related to the 1999 fiscal year financial statements and the regulatory filings required to execute the pending merger with All Communications Corporation ($0.3 million).

     Interest expense for the three months ended March 31, 2000 increased by $0.7 million, or 1,903% to $741,040 from $37,004 in the comparable period in 1999. Interest expense as a percentage of revenue increased to 8.0% in the three months ended March 31, 2000 from 0.4% in the comparable period in 1999. The increase in interest expense was a result of amortizing three months of debt issuance costs and fees relating to the forbearance agreement and subordinated debt ($615,702) and increased usage and interest rate on the Company's line of credit ($88,334).

     Loss from discontinued operations decreased by $0.2 million from a loss of $0.2 million for the three months ended March 31, 1999 to no income or loss for the three months ended March 31, 2000 as the discontinued operations were sold effective January 1, 2000.

     Net loss increased $1.0 million to a loss of $1.3 million for the three months ended March 31, 2000 from a loss of $0.3 million in the comparable period in 1999. Net loss as a percentage of revenues increased to (14.0)% for the three months ended March 31, 2000 compared to (2.9)% for the three months ended March 31, 1999. Net loss per share increased to a loss of $(0.16) for the three months ended March 31, 2000 from a loss of $(0.03) in the comparable period in 1999. The weighted average number of shares outstanding increased to 8,229,173 for the three months ended March 31, 2000 from 7,764,371 in the comparable period in 1999, primarily due to the issuance of common stock related to the exercise of warrants and options during the three months ended March 31, 2000.

  Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     Total revenues for the year ended December 31, 1999 decreased by $1.8 million or 5% to $35.5 million from $37.3 million in the comparable period for 1998. Product revenues fell by $3.9 million or 14% to $24.0 million from $27.9 million in the comparable period for 1998. The decrease in product revenues was primarily the result of a liquidity crisis which began in late September and extended to late November 1999 which disrupted VTI's product supply and ability to fulfill customer orders. Service revenues for the year ended December 31, 1999 increased by $2.1 million or 23% to $11.5 million from $9.4 million in the comparable period for 1998. The increase in service revenues was due primarily to the growth in the installed customer base and bridging services.

     Cost of equipment sold for the year ended December 31, 1999 decreased by $0.6 million, or 3%, to $19.4 million from $20.0 million for the year ended December 31, 1998. Cost of equipment sold as a percentage of product revenue increased to 80.9% for the year ended December 31, 1999 from 71.6% for the year ended December 31, 1998. During the fourth quarter of 1999, VTI recorded a $1.6 million inventory reserve covering demonstration equipment, finished goods, and spare parts inventories. Approximately 75% of the inventory reserve applied to demonstration equipment which had not been resold by December 31, 1999. The remainder of the reserve applied to certain finished goods and excess spare parts. Management believes such reserves are adequate to reflect inventory at its net realizable value. It is reasonably possible that a change in the estimate could occur in the near term. In addition to the reserve causing the unfavorable year-to-year comparison, equipment margins shrank as part of an industry-wide trend away from large room systems to desktop systems and due to increased competition. Cost of services provided for the year ended December 31,1999 increased by $1.4 million, or 31%, to $5.9 million from $4.5 million for the year ended December 31, 1998. Cost of services provided as a percentage of service revenue increased to 51.1% for the year ended December 31, 1999 from 47.8% for the year ended December 31, 1998. Service margins decreased as a result of adding personnel and bridging equipment to the cost base in advance of increased installation and bridging revenues.

     Sales and marketing expenses for the year ended December 31, 1999 increased by $2.1 million or 27% to $9.9 million from $7.8 million in the comparable period for 1998. Sales and marketing expenses as a percentage of revenues increased to 28.0% in the year ended December 31, 1999 from 21.0% in the comparable period for 1998. The increase in selling and marketing expenses was primarily due to higher sales compensation and recruitment fees as a result of hiring additional sales personnel ($1.2 million) and other operating expenses incurred as a result of the increased number of sales offices ($0.9 million).

     General and administrative expenses for the year ended December 31, 1999 increased by $1.4 million or 24% to $7.1 million from $5.7 million in the comparable period for 1998. General and administrative expenses as a percentage of total revenues increased to 20.0% in the year ended December 31, 1999 from 15.4% in the comparable period for 1998. The increase in general and administrative expenses was primarily due to incurring an extraordinary amount of legal and consulting fees related to managing VTI through its liquidity crisis and negotiations with its bankers, trade creditors, and subordinated lenders ($.8 million) and a $0.4 million accrual for employee retention bonuses.

     VTI recorded a restructuring charge of $3.3 million during 1998. The components of the restructuring charge were an impairment write-down of goodwill of $1.5 million, employee termination costs of $1.1 million and other costs of $0.7 million.

     Interest expense for the year ended December 31, 1999 increased by $0.4 million, or 179%, to $0.7 million from $0.3 million for the year ended December 31, 1998. Interest expense as a percentage of total revenues increased to 2.0% in 1999 from 0.7% in 1998. The increase in interest expense was a result of the write off of the unamortize balance of VTI's line of credit origination fee ($0.3 million) and one month of amortization of debt issuance costs relating to the forbearance agreement and the subordinated debt ($0.2 million).

     Loss from discontinued operations increased by $5.6 million from income of $1.5 million in the year ended December 31, 1998 to a loss of $4.1 million in the comparable period for 1999. Discontinued operations incurred an operating loss of $0.8 million for the year ended December 31, 1999 compared to operating income of $1.5 million for the year ended December 31, 1998. This decrease in operating results was primarily due to significant commission rate cuts (30-40%) of the RBOCs in 1999. In addition, for the year ended December 31, 1999, a $3.3 million loss on disposal of discontinued operations was recognized.

     Net loss increased $9.2 million to a loss of $12.0 million in the year ended December 31, 1999 from a loss of $2.8 million for the comparable period for 1998. Net loss as a percentage of revenues decreased to 33.8% for 1999 compared to 7.6% for 1998. Net loss per share increased to a loss of $(1.53) for 1999 compared to loss per share of $(0.41) for 1998. The weighted average number of shares outstanding increased to 7,842,518 for 1999 from 6,888,104 in 1998, primarily due to the full year impact of the issuance of common stock through a private placement in November 1998.

  Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Total revenues for the twelve months ended December 31, 1998 increased by $6.228 million, or 20%, to $37.242 million from $31.014 million in 1997. The increase in revenues was primarily related to VTI's nationwide expansion of its videoconferencing business by opening new sales offices and hiring sales personnel.

     Cost of equipment sold for 1998 increased by $2.3 million, or 13%, to $20.0 million from $17.7 million in 1997. Cost of equipment sold as a percentage of product revenue increased slightly to 71.6% in 1998 from 71.2% in 1997. Cost of services provided for 1998 increased by $1.6 million, or 53%, to $4.5 million from $2.9 million in 1998. Cost of services provided as a percentage of service revenue increased slightly to 47.8% in 1998 from 47.3% in 1997. Cost of equipment sold and services provided as a percentage of product sales and service revenues decreased to 65.7% in 1998 from 66.4% in 1997. The percentage decrease is primarily related to an increase in service business. Service business provides a higher profit margin than equipment sales.

     Selling and marketing expenses for 1998 increased by $1.485 million, or 23%, to $7.831 million from $6.346 million in 1997. Selling and marketing expenses as a percentage of revenues remained constant at 21% in 1998 and in 1997. The increase in selling and marketing expenses was primarily due to higher sales compensation as a result of hiring additional sales personnel
($1.1 million) and other operating expenses incurred as a result of the increased number of sales offices ($0.4 million).

     General and administrative expenses for 1998 increased by $0.093 million, or 2%, to $5.728 million from $5.635 million in 1997. General and administrative expenses as a percentage of total revenues decreased to 15.4% in 1998 from 18.2% in 1997. The percentage decrease was primarily due to synergies achieved as part of the integration and restructuring efforts.

     VTI recorded a restructuring charge of $4.201 million during 1998
($3.304 million related to video operations and $.897 million related to discontinued operations) which resulted in an increase in loss from operations of $2.505 million from a loss of $1.571 million in 1997 to a loss of $4.076 million in 1998. In addition, VTI expected to realize $1.5 million of annual cost savings as a result of these employee terminations in the future.

     The significant components of the restructuring charge were an impairment write-down of goodwill of $1.465 million, employee termination costs of $1.793 million and facility exit costs of $0.157 million.

     Interest expense decreased by $92,000 to $246,000 in 1998 compared to $338,000 in 1997. This decrease was primarily due to lower borrowings related to video related credit facilities and capital lease obligations.

     Discontinued operations realized a profit for the twelve months ended December 31, 1998 of $1.5 million, a decrease of $.6 million, or 26%, from the $2.1 million profit realized for the comparable period in 1997. Two factors driving the year-to-year decline in operating results were the declining results of the outside network sales business (commission rate cuts by RBOC's) and the increase in general management costs of the discontinued operations.

     Net income decreased by $2.953 million to a loss of $2.814 million in 1998 from net income of $138,627 for 1997. Net loss as a percentage of revenues was 7.6% for 1998 compared to net income as a percentage of revenues of 0.4% for 1997. Net income (loss) per share decreased to a loss of $0.41 for 1998 compared to income per share of $0.02 for 1997. The weighted average number of shares outstanding increased to 6,888,104 for 1998 from 6,371,651 in 1997, primarily due to the private placement completed in November 1998.

LIQUIDITY AND CAPITAL RESOURCES - WIRE ONE


     At June 30, 2000, we had working capital of $21,572,000 compared to $4,526,000 at December 31, 1999, an increase of approximately 377%. In addition, we had $13,665,000 in cash and cash equivalents compared to $60,000 at December 31, 1999. This improved working capital position resulted primarily from the private placement of preferred stock in June 2000 that raised $l6,280,000 in net cash proceeds.



     The merger between VTI and ACC was closed on May 18, 2000, with the surviving company being renamed Wire One. Concurrent with the closing of the merger, all outstanding amounts owed to VTI's bank lenders were repaid. All significant VTI vendors were either paid concurrent with or shortly after the close of the merger or agreed to other mutually satisfactory payment arrangements. We have made all required payments under such arrangements to date. VTI's subordinated debt holders were repaid prior to the June 30, 2000 maturity date.



     On June 5, 2000, we renewed our credit facility with Gibraltar Corp., a division of Summit Bancorp. The two-year credit agreement raised our line of credit from $5,000,000 to $15,000,000. Borrowings will bear interest at the lender's base rate plus 1/2% per annum. We have not borrowed funds under this line of credit to date.



     On June 14, 2000, we completed the private placement of 2,450 shares of our series A convertible preferred stock and warrants with a select group of institutional and strategic investors led by Peconic Fund, Ltd., an affiliate of Ramius Capital Group, and Polycom, Inc. Gross proceeds of $17.15 million were raised in the private placement. A non-recurring deemed dividend of approximately $8.1 million was recognized in the second quarter of 2000. Other costs are being amortized over a three-year period and will reduce net income attributable to common stockholders. The proceeds of the private placement are expected to fund internal growth, acquisitions and expansions into emerging video applications technologies, including further development and installation of a global Internet Protocol (IP) based video communications subscriber service utilizing DSL access that we expect to introduce in the fourth quarter of 2000.



     Net cash used in operating activities for the 2000 period was $(3,324,000) as compared to net cash provided by operations of $844,000 during the 1999 period. Sources of operating cash in 2000 included increases in deferred revenue and customer prepayments. Payments on accounts payable balances with vendors used $2,085,000 of operating cash. Additional uses of cash included increases in accounts receivable of $1,398,000 resulting from sales growth and purchases of inventory totaling $947,000.



     Investing activities for the 2000 period included purchases of $546,000 for bridging, computer and demonstration equipment for the core business and $841,000 for network equipment related to the global IP based video communications subscriber service that we are developing. In addition, cash costs incurred in connection with the merger totaled $2,007,000. We do not have any material commitments for capital expenditures.



     Financing activities in the 2000 period included raising net proceeds from the private placement of preferred stock totaling $16,280,000, proceeds from the exercise of warrants and options totaling $8,654,000 and the repayment of the outstanding balance of our revolving credit line totaling a net of $3,077,000 and the $1,500,000 of VTI subordinated notes that were outstanding.

INFLATION

     Management does not believe inflation had a material adverse effect on the financial statements for the periods presented.

EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative and Hedging Activities," which must be adopted for fiscal quarters of years beginning after June 15, 2000. SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities in either Wire One's or VTI's balance sheet and measurement of those instruments at fair value. To date, Wire One has not entered into any derivative or hedging activities, and as such, does not expect that the adoption of SFAS No. 133 will have a material effect, if any, on its financial position, results of operations, or cash flows.


     In July 1999, the FASB approved SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133", which amends SFAS No. 133 to be effective for all fiscal quarters beginning after June 15, 2000.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition ("SAB 101") which broadly addresses how companies report revenues in their financial statements. Wire One is in the process of evaluating the accounting requirements of SAB 101 and does not expect that this standard will have a material effect, if any, on its financial position, results of operations, or cash flows.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


     Wire One was formed by the merger of ACC into VTI on May 18, 2000. Under the terms of the merger, each outstanding share of ACC common stock was converted into 1.65 shares of VTI common stock. All VTI share and per share information in the unaudited pro forma combined financial statements and accompanying notes reflects the 2 for 1 reverse split effected on May 18, 2000.



     VTI was the surviving legal entity in the merger. However, for accounting purposes, ACC was deemed to be the acquiror and, accordingly, the merger will be accounted for as a "reverse acquisition" of VTI under the purchase method of accounting. Under this method of accounting, the combined company's historical results for periods prior to the merger will be the same as ACC's historical results. On the date of the merger, the assets and liabilities of VTI were recorded at their estimated fair values, and VTI's operations were included in Wire One's historical financial statements on a going forward basis.



     On June 14, 2000, Wire One issued 2,450 shares of its series A convertible preferred stock in a private placement to institutional and strategic investors. The net proceeds of the private placement were approximately $16.3 million. Wire One expects to use the proceeds for working capital, to fund acquisitions, and to expand into emerging video applications technologies. The series A preferred shares are convertible into shares of common stock at a fixed conversion price of $7.00 per share, subject to adjustments. Preferred stockholders may, at their option, have their shares redeemed on the earlier of June 14, 2003 or the occurrence of a triggering event (as defined). The redemption price is 110% of the stated value of $7,000 per share. None of the triggering events has occurred to date. The series A preferred shares will automatically convert into common stock on the conclusion of a 20 day consecutive trading day period where the closing price of Wire One common stock equals or exceeds $12.50. Investors in this private placement also received warrants to purchase 857,500 shares of Wire One common stock at an exercise price of $10.50 per share, subject to adjustment. The placement agent received warrants to purchase 193,748 shares of Wire One common stock at an exercise price of $7.00 per share, and warrants to purchase 67,876 shares of Wire One common stock at an exercise price of $10.50 per share as partial consideration for financial advisory services.



     The following unaudited pro forma combined statements of operations include the historical statements of operations of Wire One for the year ended
December 31, 1999 and the six months ended June 30, 2000 and historical statements of VTI for the year ended December 31, 2000 and the period ended
May 18, 2000. The unaudited pro forma combined statements of operations give effect to the merger and the private placement as if they had occurred on January 1, 1999. An unaudited Wire One consolidated balance sheet as of June 30, 2000, which reflects the merger of ACC and VTI and the private placement of series A convertible preferred stock, is included in the unaudited historical June 30, 2000 financial statements which are included in this prospectus.



     The pro forma adjustments are based on estimates and certain assumptions that Wire One believes are reasonable under the circumstances. The actual allocation of the purchase price to assets and liabilities of VTI may differ from that reflected in the unaudited June 30, 2000 historical financial statements after a more extensive review of the fair market values of the assets and liabilities has been completed as of the acquisition date. When such a review is completed, a portion of the purchase price may be ascribed to intangible assets (other than goodwill) that have shorter amortization lives than the life ascribed to goodwill in preparing the accompanying pro forma financial statements. Thus, the resulting incremental amortization charges, if any, from that portion of the purchase price ascribed to other intangible assets could be materially different from the amortization expense presented in the pro forma financial statements. Severance, office closings and other exit costs related to or arising from the merger were not material.



     Estimated costs of $6,150,000 incurred in connection with the private placement, including the fair value of the warrants, have been recorded as a preferred stock discount and are being amortized as a deemed dividend over the three-year period from the date of issuance to the current redemption date. We have also recorded a deemed dividend of approximately $8,109,500 to account for the beneficial conversion feature of the series A preferred shares. Actual results may differ from the estimates reflected in the pro forma adjustments.



     The following unaudited pro forma combined financial statements are based on assumptions and include adjustments as explained in the accompanying notes. These unaudited pro forma combined financial statements are not necessarily indicative of the actual financial results that would have occurred if the transactions described above had been effective on and as of the dates indicated and may not be indicative of operations in future periods or as of future dates. The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes and the historical financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Wire One and VTI which are included elsewhere in this prospectus.

                          WIRE ONE TECHNOLOGIES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                                          HISTORICAL                                    PRO FORMA
                                                   -------------------------    PRO FORMA                COMBINED
                                                    WIRE ONE      VIEW TECH    ADJUSTMENTS               COMPANY
                                                   -----------   -----------   ------------            ------------
Revenues.........................................  $23,997,212   $35,479,607   $   (431,000)(1g)       $ 59,045,819
Cost of revenues.................................   16,527,505    25,292,064       (331,000)(1a)(1g)     41,488,569
                                                   -----------   -----------   ------------            ------------
Gross margin.....................................    7,469,707    10,187,543       (100,000)             17,557,250
                                                   -----------   -----------   ------------            ------------
Selling..........................................    4,543,873     9,955,816             --              14,499,689
General and administrative.......................    1,765,411     7,089,561             --               8,854,972
Amortization of goodwill.........................           --            --      2,281,000(1b)           2,281,000
                                                   -----------   -----------   ------------            ------------
                                                     6,309,284    17,045,377      2,281,000              25,635,661
                                                   -----------   -----------   ------------            ------------
Income (loss) from operations....................    1,160,423    (6,857,834)    (2,381,000)             (8,078,411)
                                                   -----------   -----------   ------------            ------------
Other expense:
Net interest expense.............................      157,938       687,083             --                 845,021
Other............................................       43,137            --             --                  43,137
                                                   -----------   -----------   ------------            ------------
                                                       201,075       687,083             --                 888,158
                                                   -----------   -----------   ------------            ------------
Income (loss) from continuing operations before
  income taxes...................................      959,348    (7,544,917)    (2,381,000)             (8,966,569)
Income tax (provision) benefit...................      105,239      (382,798)      (105,239)(1c)           (382,798)
                                                   -----------   -----------   ------------            ------------
Income (loss) from continuing
  operations.....................................    1,064,587    (7,927,715)    (2,486,239)             (9,349,367)
                                                   -----------   -----------   ------------            ------------
Beneficial conversion feature of preferred
  stock..........................................           --            --     (8,109,500)(1e)         (8,109,500)
Dividends on Series A mandatorily redeemable
  convertible preferred
  stock..........................................           --            --     (1,787,000)(1f)         (1,787,000)
                                                   -----------   -----------   ------------            ------------
                                                            --            --     (9,896,500)             (9,896,500)
                                                   -----------   -----------   ------------            ------------
Income (loss) attributable to common
  stockholders...................................  $ 1,064,587   $(7,927,715)  $(12,382,739)           $(19,245,867)
                                                   ===========   ===========   ============            ============

Per share:
Income (loss) attributable to common
  stockholders--basic............................  $       .22   $     (2.02)                          $      (1.60)
                                                   ===========   ===========                           ============
Weighted average shares--basic...................    4,910,000     3,921,259      3,191,500(1d)          12,022,759
                                                   ===========   ===========   ============            ============
  Income (loss) attributable to common
     stockholders--diluted.......................  $       .17   $     (2.02)                          $      (1.60)
                                                   ===========   ===========                           ============
  Weighted average shares--diluted...............    6,169,074     3,921,259      1,932,426(1d)          12,022,759
                                                   ===========   ===========   ============            ============



    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                          WIRE ONE TECHNOLOGIES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000



                                                      HISTORICAL                                PRO FORMA
                                              --------------------------     PRO FORMA           COMBINED
                                               WIRE ONE       VIEW TECH     ADJUSTMENTS          COMPANY
                                              -----------    -----------    ------------       ------------
Revenues....................................  $17,110,133    $13,286,788    $(1,047,000)(1g)   $ 29,349,921
Cost of revenues............................   11,286,532      8,774,545     (1,047,000)(1g)     19,014,077
                                              -----------    -----------    ------------       ------------
Gross margin................................    5,823,601      4,512,243              --         10,335,844
                                              -----------    -----------    ------------       ------------
Selling.....................................    4,586,007      3,467,925              --          8,053,932
General and administrative..................    1,350,094      2,417,504              --          3,767,598
Amortization of goodwill....................      268,783             --         871,717(1b)      1,140,500
                                              -----------    -----------    ------------       ------------
                                                6,204,884      5,885,429         871,717         12,962,030
                                              -----------    -----------    ------------       ------------
Loss from operations........................     (381,283)    (1,373,186)       (871,717)        (2,626,186)
Other (income) expense:
Net interest................................      (91,451)       159,870              --             68,419
Other.......................................      325,355      1,331,179              --          1,656,534
                                              -----------    -----------    ------------       ------------
                                                  233,904      1,491,049              --          1,724,953
                                              -----------    -----------    ------------       ------------
Loss before income taxes....................     (615,187)    (2,864,235)       (871,717)        (4,351,139)
Income tax (provision) benefit..............           --             --              --                 --
                                              -----------    -----------    ------------       ------------
Loss from continuing
  operations................................     (615,187)    (2,864,235)      (871,717)         (4,351,139)
                                              -----------    -----------    ------------       ------------
Beneficial conversion feature of preferred
  stock.....................................   (8,109,500)            --       8,109,500(1e)              --
Dividends on Series A mandatorily redeemable
  convertible
  preferred stock...........................      (70,055)            --        (915,945)(1f)      (986,000)
                                              -----------    -----------    ------------       ------------
Loss attributable to common stockholders....  $(8,794,742)   $(2,864,235)   $  6,321,838       $ (5,337,139)
                                              ===========    ===========    ============       ============
Per share:
Loss attributable to common
  stockholders--basic.......................  $     (1.03)   $      (.63)                      $       (.42)
                                              ===========    ===========                       ============
Weighted average shares--basic..............    8,501,608      4,531,578        (266,352)(1d)    12,766,834
                                              ===========    ===========    ============       ============
Loss attributable to common
  stockholders--diluted.....................  $     (1.03)   $      (.63)                      $       (.42)
                                              ===========    ===========                       ============
Weighted average shares--diluted............    8,501,608      4,531,578        (266,352)(1d)    12,766,834
                                              ===========    ===========    ============       ============



    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        BASIS OF PRO FORMA PRESENTATION

I. MERGER


     The unaudited pro forma combined financial statements of Wire One have been prepared based on estimates of the purchase consideration and the allocation of the purchase price to the fair value of VTI assets and liabilities as of May 18, 2000. The actual consideration and allocation may differ from that reflected in the combined financial statements after further asset valuations and other procedures have been completed. Following is a schedule of the estimated purchase price, the estimated purchase price allocation and the estimated amortization of goodwill and other intangible assets as of May 18, 2000:





PURCHASE PRICE:



Value of securities issued.....................................................   $30,612,258
Direct merger costs............................................................     1,008,059
                                                                                  -----------
Total..........................................................................   $31,620,317
                                                                                  ===========


     The value of securities issued was determined as follows:


Value of VTI shares............................................................   $27,739,308
Value of VTI options and warrants..............................................     2,872,950
                                                                                  -----------
Value of securities issued.....................................................   $30,612,258
                                                                                  ===========



     The value of the shares was computed using a five-day average share price with a midpoint of December 28, 1999, the date of the merger announcement. The number of shares used in the computation is based on VTI shares outstanding as of May 18, 2000.


     Direct merger costs consist of brokerage, legal, accounting and other professional fees estimated to be incurred as follows:


Wire One........................................................................   $  558,059
VTI.............................................................................      450,000
                                                                                   ----------
Total estimated direct merger costs.............................................   $1,008,059
                                                                                   ==========


     ESTIMATED PURCHASE PRICE ALLOCATION:


VTI assets acquired...........................................................   $ 11,783,008
VTI liabilities assumed.......................................................    (14,182,254)
Inventory step-up to fair market value........................................        100,000
Writedown of fixed assets.....................................................       (300,000)
Goodwill and other intangible assets..........................................     34,219,563
                                                                                 ------------
Total.........................................................................   $ 31,620,317
                                                                                 ============



     The VTI assets acquired and liabilities assumed are derived from the historical balance sheet of VTI as of May 18, 2000.



Estimated annual amortization expense (based on an amortization period of
  fifteen years):...............................................................   $2,281,000
                                                                                   ==========


II. PRIVATE PLACEMENT


     As required by SEC rules, the Series A convertible preferred stock issued in the private placement is presented separately from the "stockholders' equity" section of the unaudited June 30, 2000 historical Consolidated Balance Sheet because redemption is at the option of the preferred stockholders. The deemed dividends associated with the beneficial conversion feature of the Series A preferred stock, the discount applicable to the issuance of the Series A preferred stock and the accretion of the 10% redemption premium have all been recorded as if the preferred shares had been issued on January 1, 1999.

     The preferred stock beneficial conversion feature was calculated as the difference between the per share conversion price and the price of Wire One common stock on the commitment date, as follows:

Wire One stock price on commitment date...................................................  $      10.31
Preferred stock conversion price..........................................................          7.00
                                                                                            ------------
Difference................................................................................          3.31
Number of common shares into which preferred shares may be converted......................     2,450,000
                                                                                            ------------
Beneficial conversion feature.............................................................  $  8,109,500
                                                                                            ============


     The beneficial conversion feature has been recognized as a deemed preferred stock dividend with an offsetting credit to additional paid-in capital.


     The warrants issued in the private placement will be recorded as a discount to the preferred stock with an offsetting credit to additional paid-in capital. The fair value of the warrants of $5,150,000 was determined using the Black-Scholes pricing model assuming a volatility factor of 46.50% and a risk free rate of return of 6.75%.

           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS





1. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS



     a. Records the write-off of the inventory step-up of $100,000 to cost of revenues.


     b. Records the amortization of goodwill and other intangible assets. The goodwill and other intangible assets are amortized on a straight-line basis over 15 years.

     c. Records the adjustment to income taxes, as follows:


                                                               YEAR ENDED      SIX MONTHS ENDED
                                                               DECEMBER 31,      JUNE 30,
                                                                  1999             2000
                                                               ------------    ----------------
Reversal of ACC's net income tax benefit as a result of the
  pro forma combination and the effects of VTI's 1999
  operating loss............................................      (105,239)               --
                                                                ----------        ----------
Pro forma income tax adjustment.............................    $ (105,239)       $       --
                                                                ==========        ==========



    On an historical basis, VTI has established a valuation allowance to offset the tax benefits of net operating loss carryforwards and other deferred tax assets. At such time as management of the combined company determines that it is more likely than not that the deferred tax assets are realizable, the valuation allowances will be reduced. If and when realization of the VTI deferred tax assets at the merger date is considered to be more likely than not, the deferred tax benefits will be credited against the goodwill asset established in the purchase price allocation.



     d. Following is the calculation of the combined weighted average shares outstanding for the year ended December 31, 1999 and the six months ended June 30, 2000. The calculation gives effect to the contemplated two for one reverse split of VTI shares prior to the merger. Common stock equivalents of VTI and ACC, consisting of stock options and warrants, are not reflected in the pro forma diluted calculation because their inclusion would be anti-dilutive:



                                                               YEAR ENDED     SIX MONTHS ENDED
                                                              DECEMBER 31,       JUNE 30,
                                                                  1999             2000
                                                              ------------    ----------------
Weighted average shares outstanding--VTI (basic and
  diluted).................................................      3,921,259         4,531,578
                                                              ------------      ------------
Weighted average shares outstanding--ACC (diluted) ........      6,169,074         8,501,608
Less: Adjustment of ACC diluted shares to reverse
  incremental shares.......................................     (1,259,074)       (3,457,852)
                                                              ------------      ------------
ACC shares basic and diluted, as adjusted..................      4,910,000         5,043,756
                                                              ------------      ------------
Weighted average shares outstanding--combined..............      8,831,259         9,575,334
Incremental shares from conversion of ACC shares to VTI
  shares at a 1.65 to 1 ratio..............................      3,191,500         3,191,500
                                                              ------------      ------------
Pro forma combined weighted average shares
  outstanding--basic and diluted...........................     12,022,759        12,766,834
                                                              ============      ============



     e. Records the deemed preferred stock dividend relating to the beneficial conversion feature of the series A preferred shares as if such shares were issued on January 1, 1999. For the six months ended June 30, 2000, the actual deemed dividend recorded upon issuance of the series A preferred stock has been eliminated.



     f. Records the amortization of the discount and the accretion of the 10% redemption premium on the mandatorily redeemable convertible preferred stock based on the effective interest method.




     g. Records the elimination of sales and purchases between ACC and VTI, respectively.

                                    BUSINESS

OVERVIEW

     Wire One is one of the nation's largest Video-ASPs with a current installed base of over 2,000 customers and 9,000 endpoints. We currently compete in the video communications equipment market, but we are increasingly focusing our resources on the video services market. Wire One was formed by the merger of ACC into VTI in May 2000, with the former management team of ACC leading our new company. ACC was a value-added integrator of video, voice, and network communications solutions, offering clients a single source for all their communications needs. VTI operated as a single source provider for video, voice, and data communications equipment and services and bundled telecommunications solutions. In Wire One, ACC contributes strong industry knowledge and an excellent operating record, while VTI adds an extensive help desk, bridging services, a large sales organization and complementary geographic coverage.

     We currently compete in the video communications equipment market, but increasingly focus our resources on the video services market. With the introduction of our IP based video conferencing subscriber network in the fourth quarter of 2000, we believe that Wire One will be the first video communications company to offer customers a complete solution covering the entire video communications value chain. This value chain consists of consulting, design, installation, integration, training and support services, videoconferencing, audio conferencing, and A/V equipment and software sales, application development and transport. By the end of 2002, we estimate that transport related services will account for more than 50% of our revenue.

     Wire One is incorporated in Delaware and our principal executive office is located at 225 Long Avenue, Hillside, New Jersey, 07205. Our telephone number at that location is (973) 282-2000. We maintain a site on the World Wide Web located at www.wireone.com; however, the information found on our website is not a part of this prospectus.

INDUSTRY OVERVIEW

  VIDEOCONFERENCING.

     General

     Videoconferencing communications entails the transmission of video and audio signals and computerized data between two or more locations through a digital telecommunications network. Videoconferencing communications systems were first introduced in the late 1970's in the form of specialized dedicated conference rooms outfitted with expensive electronic equipment and requiring trained operators. Signals were transmitted over dedicated transmission lines established between fixed locations. Market acceptance of early systems was limited because of the low quality of the video output, as well as the high hardware and transmission costs and limited availability of transmission facilities.

     Technological developments in the 1980's resulted in a dramatic increase in the quality of video communications, as well as a substantial reduction in cost. The proliferation of switched digital networks, which transmit digital, as opposed to analog signals, eliminated the requirement of dedicated transmission lines. Advances in data compression and decompression technology, and the introduction of devices for separating and distributing digital signals over several channels simultaneously and recombining them after transmission, resulted in products with substantially improved video and audio quality and further reduced hardware costs. Competition among telecommunications carriers during the past decade, together with the expanded use of fiber optic technology and the development of integrated switched digital networks ("ISDN") have further contributed to reduced transmission costs.

     In the 1990's industry standards for videoconferencing hardware, software and transmission were put into place to ensure compatibility among systems made by different manufacturers. These industry standards increased the quality and features available in videoconferencing systems while significantly decreasing the costs to the customer.

     High Quality IP Network Videoconferencing

     In a study conducted by Perey Research, the global market for videoconferencing network services is expected to reach $3.3 billion in 2000, with a projected 50% annual growth over the next five years. Over 90% of the applications currently utilizing these services are ISDN (H.320) standards based, but will, we believe, be migrating to IP (H.323) based standards. IP-based networks use a communications protocol that allows computers to transfer information in packets. The H.323 specification defines packet standards for terminal, equipment and services for multimedia communications over IP networks.

     One of the primary factors driving users to migrate to H.323 standards is the poor quality of service ("QoS") experienced with ISDN based videoconferencing equipment and network services. Until two years ago, installation of videoconferencing equipment cost in excess of $50,000 and the equipment was difficult to use, often requiring a dedicated technician.

     In the last two years, videoconferencing equipment has become dramatically less expensive and more robust. Polycom, Inc. initiated these changes with the introduction of its ViewStation product line, and many other manufacturers followed with their own products. These consumer friendly, less expensive products have increased interest in videoconferencing as a viable alternative for business communications. However, a lack of reliable ISDN based videoconferencing has impeded rapid growth in this industry. In an effort to address these reliability concerns, manufacturers of videoconferencing equipment have designed systems to operate on H.323 standards. This ability to perform videoconferencing over IP is expected to result in significant growth of the use of videoconferencing in the business community.

     There are several advantages to videoconferencing over IP, the major advantage being guaranteed QoS. Whereas ISDN based videoconferencing offers no QoS guarantee, in testing IP-based videoconferencing has met a QoS of 99.4% and above. Additionally, Wire One expects the network costs of videoconferencing over IP to be approximately 50% less than ISDN based conferencing. Because the videoconferencing equipment is on an IP network, one person can monitor hundreds of endpoints from one location, thus substantially reducing the maintenance and support costs associated with a large videoconferencing program.

     VOICE COMMUNICATIONS. Advances in telecommunications technologies have facilitated the development of increasingly sophisticated telephone systems and applications. Telecommunications systems have evolved from simple analog telephones to sophisticated digital systems and applications. Users increasingly rely upon a variety of applications, including conference calling, speakerphones, voice processing and automated attendant, to improve communications within their organizations and with customers and vendors. Digital technology has facilitated the integration of computing and telecommunications technologies, which has made possible a number of new applications that further enhance productivity.

     As the telecommunications needs of businesses have become more advanced, the integration of the different parts of a system has become increasingly complex. The system integration, service and support capabilities of telecommunications suppliers have become significant competitive factors. In order to meet the needs of end users, suppliers such as Wire One have been increasingly required to develop close relationships with their customers.

PRODUCTS AND SERVICES

     We provide turnkey integrated videoconferencing, voice and data solutions to our customers. We are a reseller of videoconferencing products manufactured by Polycom, Inc. ("Polycom"), SONY Electronics Inc. ("SONY"), PictureTel Corporation, VCON, Accord Telecommunications ("Accord") and VTEL Corporation ("VTEL") and voice communications products manufactured by Lucent Technologies, Inc. ("Lucent"), the Business Telephone System Division of Panasonic Communications and Systems Company ("Panasonic") and Active Voice Corporation ("Active Voice"). Our business involves the sale, installation and maintenance of the full line of videoconferencing, data solutions and voice products manufactured by these companies.

  VIDEOCONFERENCING SERVICES

     High Quality IP Network

     We expect to launch our IP-based videoconferencing subscriber service, utilizing digital subscriber line (DSL) access and a high-QoS backbone network in the fourth quarter of 2000. This dedicated network will provide customers with a high-quality platform for H.323 videoconferencing and related applications. The new service will offer subscribers a 99.4% QoS guarantee, remote management of all endpoints utilizing SNMP (software network management protocol), gateway services to ISDN-based videoconferencing equipment, video streaming, and store-and-forward applications, all from our centralized network operations center in New Jersey.

     The demand for broadband service has accelerated the build-out of high-speed networks. Although most companies today have wide area networks ("WANs") that could theoretically support IP videoconferencing, they are reluctant to use them for this application because of the tremendous amount of dedicated bandwidth required. We believe that our subscriber network will be a natural alternative.

     To provide the network service, we have partnered with Covad Communications for subscriber DSL network access and with Exodus Communications for its intelligent broadband backbone. In addition, internet service providers (ISPs) should find high-quality videoconferencing to be an attractive offering to their customer bases. Leading IP videoconferencing and video networking equipment suppliers Polycom, VCON, and RADVision have already announced that their products will be compatible with the service. We maintain a close working relationship with Cisco Systems' IP/TV division, as the IP/TV system will function on our network.

     Upon the completion of our network operations center, scheduled for the end of the third quarter of this year, we will begin to pilot the service to select customers. We expect customers to incur incremental usage fees of $20-$25 per hour of videoconferencing time at 384 kbps of bandwidth, realizing a savings of up to 50% over typical ISDN videoconferencing costs.

     Other Videoconferencing Services

     We offer our customers the convenience of single-vendor sourcing for most aspects of their communications needs and develop customized systems designed to provide efficient responses to customer communications technology requirements. We provide our customers with a full complement of video communications and telecommunications services to ensure customer satisfaction. Prior to the sale of systems and services, we provide consulting that includes an assessment of customer needs and existing communications equipment, as well as cost-justification and return-on-investment analyses for system upgrades.

     Once we have made recommendations with respect to the most effective method to achieve our customer's objectives and the customer has ordered a system, we deliver, install and test the communications equipment. When the system is functional, we provide training to all levels of our customer's organization, including executives, managers, management- information-systems and data-processing administrators, technical staff and end users. Training includes instruction in system operation, as well as the planning and administration of meetings. By means of thorough training, we help to ensure that our customers understand the functionality of the systems and are able to apply the technology effectively.

     Our One Care(TM) service product program maintenance contracts and comprehensive customer support with respect to the communications equipment we sell. We offer a toll-free technical support hotline 24 hours a day, 365 days a year. Customers may also receive onsite and remote support and maintenance.

     Our service personnel maintain regular contact with customers. We also offer training programs for new users, refresher and advanced training programs for experienced users and consulting services related to new equipment and systems expansion and upgrades. Installation, training, maintenance, remote diagnostics, billing inquiry management, network order processing, new product introduction and system enhancements creating multi-purpose solutions are a few of the many after-sale services that we perform for our customers.

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     We also sell multi-point video and audio bridging services through a program called the Multiview Network Services(TM). We employ state-of-the-art conferencing servers in Camarillo, CA, providing seamless connectivity for all switched digital networks across the globe at an affordable rate. Because Multipoint conferencing equipment costs between $65,000 and $200,000 per unit, our customers typically elect to use the Multiview network when bridging is required.

  VIDEOCONFERENCING AND DATA PRODUCTS

     We provide PictureTel, Polycom, SONY, VCON, Accord and VTEL videoconferencing systems on a national and international basis. Our customers include business, education, health care and government agencies. Wire One:
(i) provides its customers with systems produced by PictureTel, Polycom, SONY and VTEL, worldwide manufacturers of room-based videoconferencing equipment, roll-about systems, vertical applications and desktop computer systems, and ancillary equipment manufactured by others, (ii) selects and integrates those systems and components into complete systems designed to suit each customer's particular communications requirements, (iii) develops custom software and hardware components when necessary and (iv) provides training and other continuing services designed to insure that its customers fully and efficiently utilize their systems.

     Data. Wire One sells products from companies such as Adtran, Lucent Madge Networks and RADVision. These products provide business customers remote access into local area networks, and permit them to acquire bandwidth on demand and digitally transmit data.

  VOICE COMMUNICATIONS PRODUCTS.

     Voice Communications. We are a reseller of Lucent and Panasonic digital key and hybrid telephone systems, PBX telephone systems, voice processing systems and CTI solutions. Lucent and Panasonic manufacture digital key and hybrid telephone systems which contain multi-featured fully electronic digital telephones, common control units, central processing units, and associated common equipment to provide service in the approximately 2,000 line and under marketplace. We distribute Lucent manufactured PBX systems under the name Definity which has a capacity expandable up to 25,000 ports. We also distribute a Panasonic-manufactured PBX system under the name DBS 576 with a maximum capacity of 576 ports. A key telephone system provides each telephone with direct access to multiple outside trunk lines and internal communications through intercom lines. A PBX (private branch exchange) system, through a central switching system, permits the connection of internal and external lines. A hybrid switching system provides, in a single system, both key telephone and PBX features. Key telephone equipment may be used with PBX equipment.

     We sell fully integrated voice processing systems manufactured by Lucent, Panasonic and Active Voice. The systems range from 2 to 64 voice ports and up to 330 hours of message storage. The systems have automated attendant features which allow incoming calls to be answered electronically and distributed to specific extensions without the use of a switchboard operator. The systems can be interactive with display telephone sets. System users have the ability to access stored messages from any touch-tone telephone. The systems have the capability to automatically notify a user outside the system of urgent messages. The systems have additional features which can be customized to the needs of the end user.

     We are involved in the sale, installation and servicing of Panasonic products throughout the United States both through our own employees and through subcontractors. We sell Lucent products through our direct sales force. The installation and servicing of the Lucent products are provided by Wire One employees and through subcontracting arrangements with Lucent directly and with other Lucent dealers.

     RESELLER AGREEMENTS. In November 1998, we entered into a two-year nonexclusive distribution agreement, with renewal options, with Polycom, Inc. This agreement has enabled Wire One to market and sell a full range of Polycom manufactured video conferencing, audio conferencing and data conferencing products.

     In November 1997, we signed a one-year nonexclusive distribution agreement with Lucent to sell, install and maintain Lucent Partner, Legend and Definity telephone systems, voice mail and CTI software as an

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

authorized Lucent dealer. We also have authority to resell, install and maintain Lucent peripheral products. This agreement has been renewed through March 2001.

     We have an agreement with Panasonic authorizing us to serve as Panasonic's nonexclusive reseller in the United States. The agreement is automatically renewable for successive one-year terms unless terminated by either party upon at least 30 days' prior notice, or immediately by Panasonic upon written notice us if we are in default in the performance of our obligations under the agreement, or upon our bankruptcy or insolvency of us.

SALES AND MARKETING

     We market and sell our video, data, and voice products and services to commercial, federal and state government, medical, and educational markets through a direct sales force and resellers. These efforts are supported by an internal and external sales force, sales engineers, a marketing department, a call center, and a professional services and engineering group.

     Our marketing department concentrates on activities that will generate leads for our sales force and create brand awareness for Wire One. This is done through direct marketing campaigns, select advertising, a call center, public relations, participation in trade shows, and the coordination of seminars throughout the country. We host these seminars to demonstrate videoconferencing systems to prospective customers, and to educate them on technological advancements in video, voice and data communications. We also provide our sales force with ongoing training to ensure that they have the necessary expertise to effectively market and promote our company and the solutions we support.

     The manufacturers we represent provide us with sales, advertising and promotional materials, which we, in turn, give to existing and prospective customers in conjunction with sales promotion programs that our manufacturers sponsor. We maintain up-to-date systems for demonstration purposes in all of our offices. Our technical and training personnel attend installation and service training sessions offered by the manufacturers from time to time to enhance their knowledge and expertise in the installation and maintenance of the systems.

     When preparing a solution for a prospective or existing client, our account executive will work in conjunction with one of our sales engineers. These engineers typically have a very strong IP and data networking background; expertise which is critical for success in the burgeoning video over IP marketplace. Together, they consult with the client in order to assess its needs and to determine the most effective method to meet its requirements. We then design a communications solution (video, data or voice) that will ensure customer satisfaction and optimal utilization of the systems.

     Upon delivery of the system, one of our field technicians installs and tests the equipment to make sure all systems are fully functional. After installation, we provide training both onsite and remotely to all levels of management within the customer's organization. Training includes instruction in systems operation and, with respect to videoconferencing systems, the successful planning and administration of meetings.

     After installation, we provide support to our customers through our One Care(R) Service program. One Care offers a 24x7 help desk, nationwide onsite service, 24-hour parts replacement, network troubleshooting, and 24-hour video test facilities.

EMPLOYEES

     As of June 30, 2000, Wire One had 198 full-time employees. Seventy two of our employees are engaged in marketing and sales, 104 in installation service, technical services and customer support and 22 in finance and administration. None of our employees are represented by a labor union. We believe that our employee relations are good.

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COMPETITION

     The voice and videoconferencing communications industries have been characterized by pricing pressures and business consolidations. We compete with other resellers, as well as manufacturers of voice communications and videoconferencing systems, many of which are larger, have greater recognition in the industry, a longer operating history and greater financial resources than us. Our competitors in the voice communications sector include Lucent, Northern Telecom, Toshiba America, Inc., Siemens Corporation and NEC Corporation. We also compete with other dealers of voice communication products. Our competitors in the videoconferencing communications sector include PictureTel Corporation, Tandberg Inc., VTEL Corporation, MCI Worldcom and other dealers. Existing competitors may continue to broaden their product lines and expand their retail operations, and potential competitors may enter into or increase their focus on the voice and/or videoconferencing communications market, resulting in greater competition for us. In particular, management believes that as the demand for videoconferencing communications systems continues to increase, additional competitors, many of which also will have greater resources than Wire One, will enter the videoconferencing market.

     We believe that our technical expertise and commitment to customer service and support allow us to compete favorably. We conduct comprehensive sales and product training for all our sales, marketing and technical personnel. We believe that such training results in our employees having a high level of product and industry knowledge which makes us more attractive to end users. We also strive to provide prompt and efficient installation, customer training and after sales service which we believe results in repeat business as well as new referrals. We believe our comprehensive knowledge of the operations of the industries we have targeted, the quality of the equipment we sell, the quality and depth of our services, our nationwide presence and ability to provide our customers with all of the equipment and services necessary to ensure the successful implementation and utilization of our video communications system enable us to compete successfully in the industry.

PROPERTIES

     Our headquarters are located at 225 Long Avenue, Hillside, New Jersey, 07205. These premises consist of 7,180 square feet of office space, and 7,400 square feet of secured warehouse facilities. The term of this lease is for a period of five years expiring on May 31, 2002. The base rental for the premises during the term of the lease is $87,040 per annum. In addition, we are also obligated to pay our share of the Landlord's operating expenses (i.e., those costs or expenses incurred by the Landlord in connection with the ownership, operation, management, maintenance, repair and replacement of the premises, including, among other things, the cost of common area electricity, operational services and real estate taxes). We have an option to renew the lease for an additional term of five years, provided we are not in default under the terms of the lease at the time of renewal. The Hillside premises serve as our headquarters and are utilized for executive, administrative and sales functions, the demonstration of our voice and videoconferencing systems and the warehousing of our inventory. At the present time, there is additional adjoining space in both the office and warehouse areas should we seek to expand this facility.

     In addition, we currently have offices in Birmingham, Alabama; Camarillo, Irvine, Los Angeles, Sacramento, Santa Clara and San Francisco, California; Trumbull, Connecticut; Engelwood, Colorado; Washington, D.C.; Jacksonville, Florida; Chicago, Illinois; Indianapolis, Indiana; Baton Rouge, Louisiana; Canton, Massachusetts; Minneapolis, Minnesota; New York, New York; Durham, North Carolina; Philadelphia, Pennsylvania; Knoxville and Nashville, Tennessee; Dallas and Houston, Texas; Salt Lake City, Utah; Manassas, Virginia; and Bellevue, Washington.

     We believe that the facilities we presently lease will be adequate for the foreseeable future and that additional suitable space, if required, can be located and leased on reasonable terms.

LEGAL PROCEEDINGS

     On July 16, 1998, MaxBase, Inc. filed a Complaint against ACC and one of its subsidiaries in the Superior Court of New Jersey, Law Division, in Bergen County. The Complaint alleges that ACC breached its agreement with MaxBase Inc., for Maxshare 2 units by failing to meet the required minimum purchase

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

obligations thereunder. The complaint further alleges misrepresentation and unfair trade practices. The Complaint also seeks to enjoin ACC from enforcing any rights ACC has under the agreement. Maxbase claims damages of $508,200 in lost profits for units not purchased and $945,300 in lost profits for units sold to ACC below market price, as well as unspecified punitive and treble damages. In March 1999, the plaintiff added claims for defamation and tortious interference. A trial is expected to occur in October 2000. We believe the claims by MaxBase are without merit and intend to fully defend the suit and assert its rights under the agreement. ACC filed a counterclaim for breach of contract, breach of warranty and rescission based upon misrepresentation. We do not anticipate that this proceeding will have a material adverse effect on our the financial condition or results of operations.

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                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our current authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share, and 5,000,000 shares of preferred stock, par value $.0001 per share.

     The following summary of the terms and provisions of our capital stock are not complete, and you should read our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK


     At the close of business on August 11, 2000 there were 16,879,716 shares of our common stock outstanding. Each stockholder is entitled to one vote for each share owned on all matters voted upon by stockholders, including the election of directors. Subject to the rights of any then outstanding shares of preferred stock, stockholders are entitled to dividends that the board of directors may declare. The decision to declare dividends is made by the board of directors in its sole discretion, but the board of directors may only declare dividends if there are funds legally available to pay for the dividends.


     Stockholders are entitled to share ratably in our net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

     Stockholders have no preemptive rights to purchase shares of our stock. Shares of common stock are not subject to any redemption provisions and are not convertible into any other securities of Wire One. All outstanding shares of common stock are, and the shares of common stock will, when issued by us in this offering, be fully paid and non-assessable.

PREFERRED STOCK

     Pursuant to our certificate of incorporation, the board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock. The board of directors may issue this stock in one or more series and may fix the rights, preferences, privileges and restrictions of this stock. Some of the rights and preferences that the board of directors may designate include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. The board of directors may determine the number of shares constituting any series or the designation of such series. Any or all of the rights and preferences selected by the board of directors may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of Wire One.

     We currently have designated one series of preferred stock, a summary of the terms of which are set forth below. While we have no present intention to issue shares of any additional series of preferred stock, any such issuance could dilute the equity of the outstanding shares of common stock and could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, such preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the common stock.

  Series A Preferred Stock

     2,500 shares of our preferred stock have been designated as series A preferred stock. As of June 30, 2000, we had outstanding 2,450 shares of series A preferred stock. Each share of series A preferred stock has a stated value of $7,000, which is convertible into our common stock at a fixed conversion price equal to $7.00 per share. Beginning on June 14, 2001, each holder of series A preferred stock has the option to substitute an "alternative conversion price" for the $7.00 fixed conversion price. The alternative conversion price is the higher of (i) 70% of the fixed conversion price then in effect or (ii) the market price on any conversion date, which is equal to the average of the closing sale prices of the common stock during the 20 consecutive trading days immediately preceding any conversion date.

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

     The number of shares of common stock issuable upon conversion is subject to adjustment for stock splits, recapitalizations or other dilutive transactions, as well as issuances of common stock at a price below the conversion price in effect, or the issuance of warrants, options, rights, or convertible securities which have an exercise price or conversion price less than the conversion price then in effect.

     The 2,450 shares of series A preferred stock outstanding will convert automatically into common stock at the applicable conversion price then in effect on the earlier (i) the consummation of a sale of our common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, the public offering price of which is not less than $12.00 per share (adjusted for any stock splits, stock dividends, combinations or recapitalizations) and in which we receive aggregate gross proceeds of not less than $40,000,000 or (ii) the conclusion of a 20 consecutive trading day period where the closing sale price of our common stock equals or exceeds $12.50.

     Pursuant to its terms, the series A preferred stock and the warrants issued in connection therewith are convertible or exercisable by any holder only to the extent that the number of shares of common stock issuable thereunder, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted or unexercised options, warrants or convertible securities), would not exceed 4.99% of the then outstanding common stock as determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934. In addition, we can not effect any mandatory conversion until the registration statement covering the resale of the common stock issuable upon conversion of the series A preferred stock and exercise of the related warrants has been declared effective.


     In order to comply with a Nasdaq National Market rule, we must obtain stockholder approval prior to issuing shares of common stock upon conversion of our series A preferred stock in excess of 19.99% of our common stock outstanding as of June 14, 2000, the date of issuance of the series A preferred stock. If the holders of the series A preferred stock submit a conversion request and we are not able to issue the required amount of shares of common stock due to an inability to comply with this Nasdaq National Market rule, we would be required to redeem all outstanding shares of series A preferred on the terms discussed below. We intend to seek stockholder approval to issue common stock in excess of the 19.99% cap on or before June 14, 2001 which approval would require the consent of a majority of the outstanding shares of our common stock, on an as-converted basis.



     We also may be required to redeem each share of series A preferred stock at 110% of the stated value, or $7,700 per share, upon the occurrence of mergers, consolidations, tender offers or the sale of substantially all our assets, or any of the following specified events:


     o failure of the registration statement covering the resale of the common stock issuable upon conversion of the series A preferred stock and exercise of the related warrants to be declared effective prior to December 11, 2000;

     o the unavailability or lapse in the effectiveness of such registration statement for ten (10) consecutive trading days or an aggregate of thirty
       (30) trading days per year provided that such lapse is not due to factors solely within the control of a holder of the series A convertible preferred stock;

     o the suspension or halting from trading, suspension from listing or delisting of our common stock by the Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange for five (5) consecutive trading days (excluding disruptions from business announcements that result in any halt(s) in trading of not more than three (3) days on each occasion) and other than as a result of the suspension of trading in securities on such market in general;

     o our failure to comply with conversions of the series A preferred stock within ten (10) trading days after a conversion notice is submitted;

     o our inability to issue common stock upon conversion of the series A preferred stock due to limitations imposed by the requirements of the Nasdaq National Market;

     o specified breaches of representations, warranties, covenants (that are not cured in fewer than ten (10) days) or terms of the documents delivered in connection with the purchase and sale of the series A preferred stock which would have a material adverse effect on us; or

     o any of the shares of series A preferred stock have not been converted into common stock on June 14, 2003.

     If we are unable to effect a redemption of all the shares of series A preferred stock submitted for redemption, we will redeem a pro rata amount from each holder.

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

     Upon any sale of all or substantially all our assets, or a recapitalization, reorganization, reclassification, consolidation or merger with or into another company in which we are not the surviving entity, we will obtain from the acquiring person or entity a written agreement whereby the other corporation will assume all of our obligations under the series A preferred stock.

     The holders of the series A preferred stock are not entitled to receive dividends. The holders of the series A preferred stock have preemptive rights to subscribe for any additional shares of any class of our capital stock or for any issue of bonds, notes or other securities convertible into any class of our capital stock. The holders of the series A preferred stock have no voting rights except as provided by law, and except to the extent such holders own common stock.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up, the holders of the series A preferred stock are entitled to receive in cash out of our assets, whether from capital or from earnings available for distribution to our stockholders, before any amount shall be paid to any class junior in rank to the series A preferred stock, an amount per share of series A preferred stock equal to $7,000 plus any accrued and unpaid dividends.

WARRANTS

  Series A Financing Warrants

     In connection with the sale of the series A preferred stock, we issued to the purchasers warrants to purchase 857,500 shares of common stock. Each warrant has an exercise price of $10.50 per share and expires on June 14, 2005 (subject to extension). The warrant is subject to anti-dilution provisions in the event we sell common stock or securities convertible or exercisable into common stock at a price less than $10.50, subject to adjustment.

     Additionally, upon not less than 30 days advance notice, we may redeem the warrants at a price of $0.10 per warrant but only if the closing sale price for our common stock issuable upon exercise of the warrant equals or exceeds 200% of the exercise price then in effect for a period of 20 consecutive trading days ending at least three days prior to the date of the notice of redemption.

     The warrant holder may designate a "cashless exercise option." This option entitles the warrant holders to elect to receive fewer shares of common stock without paying the cash exercise price. The number of shares to be determined by a formula based on the total number of shares to which the warrant holder is entitled, the current market value of the common stock and the applicable exercise price of the warrant.

  H.C. Wainwright & Co., Inc. warrants

     Under the terms of our agreement with H.C. Wainwright & Co., Inc. we issued warrants to purchase 261,624 shares of our common stock. 193,748 of which have an exercise price of $7.00 per share and 67,876 of which have an exercise price of $10.50 per share. All of these warrants expire on June 14, 2005. These warrants contain customary anti-dilution protection.

  Other Warrants

     In April 2000, VTI issued 199,249 warrants to purchase shares of our common stock certain warrantholders as consideration for their agreement to exercise warrants held by them in March 2000. Each of these warrants has an exercise price of $12.00 per share and expire on April 24, 2005 (subject to extension). These warrants contain customary anti-dilution protection.

     In December 1996, in connection with a private placement with Telecom Holding, LLC VTI issued warrants to purchase 243,750 shares of our common stock at an exercise price of $13.00 per share. These warrants expire on December 31, 2001. These warrants contain customary anti-dilution protection.

     In November 1997, in connection with our $15 million credit agreement, VTI issued warrants to purchase 40,000 shares of our common stock. Each of these warrants has an exercise price of $3.26 per share and expire on November 21, 2004. These warrants contain customary anti-dilution protection.

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STOCK OPTION PLANS

     We currently maintain the plans established by ACC and VTI prior to consummation of the merger.

ACC Plan

     The ACC Plan provides for the granting of options to officers, directors, employees and advisors of Wire One. Options are not exercisable for a period of one year from the date of grant. Thereafter, options may be exercised as determined by the Board of Directors at the date of grant, with maximum terms of ten and five years, respectively, for incentive stock options ("ISOs") issued to employees who are less than 10% stockholders and employees who are 10% stockholders. In addition, under the plan, no individual will be given the opportunity to exercise ISO's valued in excess of $100,000, in any calendar year, unless and to the extent the options have first become exercisable in the preceding year. The maximum number of shares with respect to which options may be granted to an individual during any twelve-month period is 100,000. The ACC Plan will terminate in 2006. Substantially all 1,500,000 shares available under the ACC Plan are subject to outstanding options. ACC has also issued approximately 1,609,000 non-qualified options.

VTI Plans

     VTI had an Employee Stock Purchase Plan (the "Purchase Plan") under which up to 500,000 shares of VTI common stock could be purchased by eligible employees. Substantially all full-time employees were eligible to participate in the Purchase Plan. No additional shares may be purchased under this Plan.

     Wire One currently maintains five VTI stock option plans which generally require the exercise price of options to be not less than the estimated fair market value of the stock at the date of grant. Options vest over a maximum period of four years and may be exercised in varying amounts over their respective terms. In accordance with the provisions of such plans, all outstanding options became immediately exercisable upon the merger. An aggregate of 1,922,000 shares of common stock were available under the five VTI stock option plans of which approximately 275,000 shares are still available for issuance.

REGISTRATION RIGHTS

     The holders of the series A preferred stock and related warrants are entitled to have the shares of common stock underlying such securities registered by us under the terms of an agreement between us and the holders of the series A preferred stock and related warrants. Under the terms of such agreement, we are required to file a registration statement covering the shares of common stock underlying such series A preferred stock and related warrants by July 29, 2000. If this registration statement has not been declared effective by October 12, 2000, then for each month (prorated for partial months) thereafter during which the registration statement is not declared effective we will issue to each purchaser of our series A preferred stock warrants to 2% of the purchase price paid by such investor for our series A preferred stock in June 2000, with an exercise price equal to the current market value of our common stock at the time of issuance.

     We are also required to maintain the effectiveness of the registration statement covering such shares of common stock until the earlier of:

     o the date as of which the holders of the series A preferred shares and warrants may sell all of the shares of common stock covered by such registration statement under Rule 144(k) of the Securities Act, and

     o the date on which the holders of the series A preferred shares and warrants have sold all of the shares of common stock issued or issuable upon conversion of the series A preferred shares and exercise of the related warrants.

     We will bear all registration expenses, other than underwriting discounts and commissions, with respect to the registration statement relating to the series A preferred shares and the related warrants.

     In addition, we have granted "piggyback" registration rights to certain warrantholders and consultants holding an aggregate of 1,707,272 shares of our common stock. We also granted "piggyback" registration rights in connection with our recent acquisition of 2 Confer, LLC pursuant to which we granted 33,438 shares of one common stock.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer and Trust Company of Brooklyn, New York is the transfer agent and registrar of our common stock.

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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information with respect to our directors and executive officers.


NAME                             AGE   POSITION
------------------------------   ---   ---------------------------------------------------------------------------
Richard Reiss(1)                 43    Chairman, President and Chief Executive Officer.

Christopher A. Zigmont           38    Chief Financial Officer, Vice President Finance

Leo Flotron                      40    Executive Vice President and General Manager Video Communications

Joseph Scotti                    38    Executive Vice President and General Manager Enterprise Communications

Scott Tansey                     36    Vice President, Controller and Treasurer

Robert B. Kroner(1)(3)           70    Vice President and Director

Andrea Grasso                    40    Secretary and Director

Louis Capolino(1)(2)             57    Director

Eric Friedman(2)(4)              51    Director

Dean Hiltzik(1)(3)(4)            46    Director

Peter N. Maluso(1)(2)(3)(4)      45    Director


------------------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.
(4) Member of the Employee Stock Option Committee.

     RICHARD REISS is Wire One's Chairman of the Board of Directors, President and Chief Executive Officer and served as ACC's Chairman of the Board of Directors, President and Chief Executive Officer since ACC's formation in 1991 until May 2000.

     CHRISTOPHER ZIGMONT is Wire One's Chief Financial Officer and Vice President, Finance. From June 1999 until May 2000, Mr. Zigmont served as VTI's Chief Financial Officer. From March, 1990 to May, 1999, Mr. Zigmont held various positions at BankBoston Corporation, most recently as Director, Finance. Prior to joining BankBoston Corporation, Mr. Zigmont was a Senior Audit Manager with the accounting and auditing firm of Peat Marwick. He received a B.S. degree in Business Administration with a double major in Accounting/Finance from Boston University, Boston, Massachusetts.


     LEO FLOTRON is Wire One's Executive Vice President and General Manager Video Communications. From October 1995 until May 2000, Mr. Flotron served as ACC's Vice President, Sales and Marketing of Videoconferencing Products, in charge of sales and marketing for videoconferencing and network products. From 1988 to 1995, Mr. Flotron held numerous positions with Sony Electronics, Inc., and has served as ACC's liaison with Sony throughout the United States.
Mr. Flotron holds a B.S. degree in Business from the University of Massachusetts in Amherst, and an M.S. degree in Finance from Louisiana State University.



     JOSEPH SCOTTI is Wire One's Executive Vice President and General Manager Enterprise Communications. From August 1995 until May 2000, Mr. Scotti served as ACC's Vice President, Sales and Marketing of Voice Products dealing with all aspects of voice communications. From 1990 to 1995, Mr. Scotti held numerous sales and sales management positions with Northern Telecom. Mr. Scotti received a B.S. degree in Marketing from St. Peters College.



     SCOTT TANSEY is Wire One's Vice President, Controller and Treasurer. From 1996 until May 2000, Mr. Tansey held numerous positions at ACC, most recently in the position of Chief Financial Officer. From 1992 until he joined ACC, Mr. Tansey served as Director, Finance and Administration, of Data Transmission Services, Inc., a closely-held long distance wireless data communications provider. Mr. Tansey received a B.S. degree in Accounting from Rider College, Lawrenceville, New Jersey, and an M.B.A. degree in Finance from Fairleigh Dickinson University, Madison, New Jersey. He is a certified public accountant.



     ROBERT B. KRONER is Wire One's Vice President and serves on our Board of Directors. From 1991 until May 2000, Mr. Kroner served on ACC's Board of Directors and served as Vice President and General

Counsel of ACC from 1997 until May 2000. Prior to 1997, Mr. Kroner was self-employed as an attorney. Mr. Kroner received his LLB degree from Harvard Law School and holds an L.L.M. degree from New York University Graduate School of Law.



     ANDREA GRASSO is Wire One's Secretary and serves on our Board of Directors. From 1995 until May 2000, Ms. Grasso was ACC's Secretary and served on ACC's Board of Directors from 1996 until May 2000.


     LOUIS CAPOLINO serves on our Board of Directors. From November 1999 until May 2000, Mr. Capolino was a member of ACC's Board of Directors. Since January 1995, Mr. Capolino has served as President of Comcap Corporation, a communications consulting company. Mr. Capolino received a B.S. degree in marketing from Montclair State University.

     ERIC FRIEDMAN serves on our Board of Directors. From December 1996 until May 2000, Mr. Friedman was a member of ACC's Board of Directors. He has served as Vice-President and Treasurer of Chem International, Inc., a publicly held company, since June 1996. From June 1978 through May 1996, Mr. Friedman was a partner at Shachat and Simpson, a certified public accounting firm.
Mr. Friedman received a B.S. degree from the University of Bridgeport and is a certified public accountant.

     DEAN HILTZIK serves on our Board of Directors. From September 1999 until May 2000, Mr. Hiltzik was a member of ACC's Board of Directors. Mr. Hiltzik, a certified public accountant, is a partner and manager of the securities practice at Schneider Ehrlich & Associates LLP ("Schneider Ehrlich"), which he joined in 1979. Schneider Ehrlich provides tax and consulting services to ACC.
Mr. Hiltzik received his B.A. from Columbia University in 1974 and his M.B.A. in Accounting from Hofstra University in 1979.

     PETER N. MALUSO serves on our Board of Directors. From December 1996 until May 2000, Mr. Maluso was a member of ACC's Board of Directors. Since 1995,
Mr. Maluso has been employed as a Principal at International Business Machines, Inc. ("IBM"), responsible for IBM's Global Services Legacy Transformation Consulting practice in the northeastern United States. Prior thereto, from 1988 to 1995, Mr. Maluso was a Senior Manager for KPMG Peat Marwick's strategic services practice in New Jersey. Mr. Maluso received his B.A. degree in Economics from Muhlenberg College and holds an M.B.A. degree in Finance from Lehigh University. He is a certified public accountant.

BOARD OF DIRECTORS

     Mr. Friedman and Ms. Grasso serve as Class I directors until the first annual meeting of Wire One stockholders in September 2000. Messrs. Kroner and Maluso serve as Class II directors and their terms will expire upon the anniversary of the first annual meeting of the Wire One stockholders. Messrs. Reiss, Hiltzik and Capolino serve as Class III directors and their term will expire upon the second anniversary of the first meeting of Wire One stockholders. Upon election at an annual meeting of stockholders, directors will serve a three year term.

EXECUTIVE COMMITTEE

     We currently maintain an Executive Committee consisting of Richard Reiss, Peter Maluso, Louis Capolino, Robert Kroner and Dean Hiltzik. Each non-employee member of our executive committee receives options to purchase 500 shares of common stock for each meeting attended. The Executive Committee, to the extent permitted by law, will have and may exercise when the Board of Directors is not in session all powers of the board in the management of the business and affairs of Wire One, except such committee shall not have the power or authority to approve or recommend to the stockholders any action which must be submitted to stockholders for approval under the Delaware General Corporation Law.

AUDIT COMMITTEE

     We currently maintain an Audit Committee consisting of Eric Friedman, Peter Maluso and Louis Capolino. Each non-employee member of our Audit Committee receives, and will continue to receive as a member of the Wire One audit committee, options to purchase 500 shares on common stock for each meeting attended. The Audit Committee will consult and meet with Wire One's auditors and its Chief Financial

Officer and accounting personnel, review potential conflict of interest situations, where appropriate, and report and make recommendations to the full Board of Directors regarding such matters.

COMPENSATION COMMITTEE


     We currently maintain a Compensation Committee consisting of Dean Hiltzik and Peter Maluso. Each non-employee member of our Compensation Committee receives, and will continue to receive as a member of the Wire One Compensation Committee, options to purchase 500 shares on common stock for each meeting attended. The Compensation Committee will be responsible for supervising Wire One's executive compensation policies, reviewing officers' salaries, approving significant changes in employee benefits and recommending to the Board of Directors such other forms of remuneration as it deems appropriate.


STOCK OPTION COMMITTEE

     We currently maintain an Employee Stock Option Committee consisting of Dean Hiltzik, Eric Friedman and Peter Maluso. Each non-employee member of our Employee Stock Option Committee receives, and will continue to receive as a member of the Wire One Employee Stock Option Committee, options to purchase 500 shares on common stock for each meeting attended. The Stock Option Committee will be responsible for administering Wire One's employee incentive plans and recommending to the Board of Directors such other forms of remuneration as it deems appropriate.

DIRECTOR COMPENSATION

     Directors who are not executive officers or employees of Wire One will receive a director's fee of options to purchase 1,000 shares of Wire One's common stock for each board meeting attended, whether in person or by telephone and options to purchase 4,000 shares of Wire One's common stock for attendance in person at the annual meeting of stockholders.

EMPLOYMENT AGREEMENTS


     We entered into employment agreements with each of Messrs. Reiss, Flotron and Scotti, effective January 1, 1997. The following is a summary of the material terms and conditions of such agreements and is subject to the detailed provisions of the respective agreements attached as exhibits to the registration statement of which this prospectus is a part.


     Employment Agreement with Richard Reiss

     Mr. Reiss has an employment agreement, effective January 1, 1997, as amended in March 1997, which provides for a six-year term and an annual salary of $133,000 in the first year, increasing to $170,000 and $205,000 in the second and third years, respectively. In years four, five and six of the term, Mr. Reiss' base salary will be $205,000, but can be increased at the discretion of the board of director's Compensation Committee. The agreement also provides for medical benefits, the use of an automobile, and grants of 1,237,500 non-qualified stock options, as well as 42,857 incentive stock options and 122,143 non-qualified stock options issuable under the ACC Plan, which plan has been assumed by Wire One and is still in effect.

     Employment Agreements with Messrs. Flotron and Scotti

     Messrs. Flotron and Scotti have employment agreements effective January 1, 1997. Each of these agreements provide for a three-year term and annual salaries of $104,000 in the first year increasing by $10,000 each year thereafter. These agreements further provide for an incentive bonus equal to 1/2 of 1% of net sales payable twice yearly to each of Mr. Flotron and Mr. Scotti. Each employee is also entitled to a monthly automobile allowance. Effective January 11, 1999, both of these employment agreements were amended. In consideration for extending the term of the agreements for an additional year, through December 31, 2000, we granted additional options outside of ACC's Plan to purchase up to 495,000 shares each of ACC Common Stock, which options vest over a twenty-three month period. These agreements may be terminated by the employee without cause upon written notice to Wire One.

EXECUTIVE COMPENSATION

     The table below summarizes information concerning the compensation paid by ACC during 1999 to ACC's Chief Executive Officer and ACC's four other most highly paid executive officers (collectively, the "Named Executive Officers"), each of whom are currently Named Executive Officers of Wire One:


                                                                                                     LONG-TERM
                                                                                                   COMPENSATION AWARDS
                                                                           ANNUAL COMPENSATION     -------------------
                                                                          ---------------------     SECURITIES
NAME AND PRINCIPAL POSITION                                               SALARY($)    BONUS($)    UNDERLYING OPTIONS
-----------------------------------------------------------------------   ---------    --------    -------------------
Richard Reiss, President,..............................................    205,000       75,000               --
  Chief Executive Officer and
  Chairman of the Board

Leo Flotron, Executive Vice President..................................    124,000      119,794          495,000

Joseph Scotti, Executive Vice President................................    124,000      119,794          495,000

Scott Tansey, Vice-President, Controller and Treasurer.................    100,000       25,000          165,000


OPTION GRANTS IN 1999

     The following table sets forth information regarding stock options granted pursuant to the ACC stock option plan during 1999 to each of the Named Executive Officers.


                                   PERCENT OF
                                    GRANTED                                                    POTENTIAL REALIZED VALUE
                                   SECURITIES                                                  AT ASSUMED ANNUAL RATES
                      NUMBER OF      TOTAL            INDIVIDUAL                             OF STOCK PRICE APPRECIATION
                      UNDERLYING   OPTIONS GRANTED    GRANTS EXERCISE                              FOR OPTION TERM
                      OPTIONS      TO EMPLOYEES IN    OR BASE PRICE                          ----------------------------
NAME                  GRANTED      FISCAL 1999        (PER SHARE)        EXPIRATION DATE         5%             10%
-------------------   ---------    ---------------    ---------------    ----------------    ------------    ------------
Richard Reiss......         --             --%            $    --                      --      $     --        $     --

Leo Flotron........    495,000           23.5                .568        January 11, 2004       358,763         452,714

Joseph Scotti......    495,000           23.5                .568        January 11, 2004       358,763         452,714

Scott Tansey.......    165,000            7.8                .568        January 11, 2004       119,588         150,905



AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the value of unexercised in-the-money options held by the Named Executive Officers as of December 31, 1999.


                                                                     NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                       SHARES                     OPTIONS AT FISCAL YEAR-END           FISCAL YEAR-END
                                      ACQUIRED ON    VALUE       ----------------------------    ----------------------------
NAME                                  EXERCISE       REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------------------   -----------    --------    -----------    -------------    -----------    -------------
Richard Reiss......................         --           --       1,428,900        105,600       $3,103,835      $  451,080

Leo Flotron........................         --           --         391,050        293,700        1,740,765       1,285,306

Joseph Scotti......................         --           --         391,050        293,700        1,740,765       1,285,306

Scott Tansey.......................         --           --         219,450        143,550          953,490         587,371

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The landlord for our Hillside, New Jersey office is Vitamin Realty Associates, L.L.C. of which Eric Friedman, one of our directors, is a member. These premises consist of 8,491 square feet of office space, and 13,730 square feet of secured warehouse facilities. The lease term is for five years and expires on May 31, 2002. The base rental for the premises during the term of the lease is $122,846 per year. In addition, Wire One must pay its share of the landlord's operating expenses (i.e., those costs or expenses incurred by the landlord in connection with the ownership, operation, management, maintenance, repair and replacement of the premises, including, among other things, the cost of common area electricity, operational services and real estate taxes). For the years ended December 31, 1999 and 1998, rent expense associated with this lease was $135,000 and $119,000, respectively. We believe that the lease reflects a fair rental value for the property and is on terms no less favorable than we could obtain in an arm's length transaction with an independent third party.


     We receive financial and tax services from an accounting firm in which Dean Hiltzik, one of the Company's directors, is a partner. Since Mr. Hiltzik became a director on September 15, 1999, we have incurred fees of approximately $85,000 on services received from this firm.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information regarding the beneficial ownership of common stock as of August 11, 2000 by each of the following:


     o each person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) known by us to own beneficially 5% or more of the common Stock;

     o Wire One's directors and Named Executive Officers; and

     o all directors and executive officers of Wire One as a group.


     As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is considered the beneficial owner of securities that can be acquired within 60 days from the date of this prospectus through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 16,879,716 shares of Wire One common stock outstanding as of August 11, 2000.



                                                                                                         PERCENTAGE OF
                                                                                                         COMMON SHARES
                                                                                    COMMON SHARES        BENEFICIALLY
                   NAME AND ADDRESS OF BENEFICIAL OWNERS (1)                       BENEFICIALLY OWNED    OWNED (2)
--------------------------------------------------------------------------------   ------------------    -------------
Named Executive Officers and Directors:
---------------------------------------

Richard Reiss...................................................................          4,730,550(3)        25.8%

Leo Flotron.....................................................................            734,250(4)         4.2

Joseph Scotti...................................................................            734,250(4)         4.2

Robert B. Kroner................................................................            264,825(5)         1.6

Scott Tansey....................................................................            237,600(6)         1.4

Peter N. Maluso.................................................................            119,625(7)            *

Dean Hiltzik....................................................................            104,510(8)            *

Eric Friedman...................................................................             90,725(9)            *

Louis Capolino..................................................................             74,497(10)           *

Andrea Grasso...................................................................             41,250               *

Christopher A. Zigmont..........................................................             40,625(11)           *

All directors and executive officers as a group (11 people).....................          7,172,207           36.6


------------------

*  Less than 1%

 (1) Unless otherwise noted, the address of each of the persons listed is c/o Wire One Technologies, Inc., 225 Long Avenue, Hillside, NJ 07205.

 (2) Unless otherwise indicated by footnote, the named persons have sole voting and investment power with respect to the shares of Common Stock beneficially owned.


 (3) Includes 1,455,300 shares subject to presently exercisable stock options and 82,500 shares held by a trust for the benefit of Mr. Reiss' children, of which he is the trustee.



 (4) Includes 404,250 shares subject to presently exercisable stock options.



 (5) Includes 17,325 shares subject to presently exercisable stock options.



 (6) Includes 234,300 shares subject to presently exercisable stock options.



 (7) Includes 37,625 shares subject to presently exercisable stock options.



 (8) Includes 96,200 shares subject to presently exercisable stock options.



 (9) Includes 36,800 shares subject to presently exercisable stock options.



(10) Includes 12,375 shares subject to presently exercisable stock options.



(11) Includes 40,625 shares subject to presently exercisable stock options.

                              SELLING STOCKHOLDERS


     The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each of them as of August 11, 2000, calculated in the manner described below, the number of shares which may be offered pursuant to this prospectus and the number of shares and percentage of class to be owned by each selling stockholder after this offering. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution." We will not receive any proceeds from the sale of the common stock by the selling stockholders. Except as otherwise set forth in the footnotes to the table, none of the selling stockholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years other than as a result of his or her ownership of shares of equity securities. This information is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling stockholders after this offering can be provided.



     The number of shares set forth in the second column of the table represents an estimate, as of August 11, 2000, of the number of shares of common stock to be offered by the selling stockholders. The information set forth in the table assumes conversion of the series A preferred stock and exercise of the related warrants as of June 14, 2000, and assumes a conversion price of $7.


     The actual number of shares of common stock issuable upon conversion of the series A preferred stock and exercise of the warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time, including, among other factors, the future market price of the common stock.

     Pursuant to its terms, the series A preferred stock and the related warrants issued are convertible or exercisable by the series A holder only to the extent that the number of shares of common stock thereby issuable, together with the number of shares of common stock owned by the series A holder and its affiliates (but not including shares of common stock underlying unconverted or unexercised options, warrants or convertible securities) would not exceed 4.99% of the then outstanding common stock as determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934. Accordingly, the number of shares of common stock set forth in the table as beneficially owned by the series A holder before and after the offering may exceed the number of shares of common stock that it could own beneficially at any given time as a result of their ownership of the series A preferred stock and the warrant issued in connection therewith.

     Except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. A person is considered the beneficial owner of securities that can be acquired within 60 days from the date of this prospectus through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person.


     The "Common Shares Beneficially Owned after Offering" column assumes the sale of all shares offered. The "Percentage of Common Shares Beneficially Owned after Offering" column is based on 16,879,716 shares of common stock outstanding as of August 11, 2000.


                                                                                            COMMON        PERCENTAGE OF
                                                           COMMON                           SHARES         COMMON
                                                           SHARES          COMMON         BENEFICIALLY     SHARES
                                                         BENEFICIALLY   SHARES OFFERED    SHARES OWNED    BENEFICIALLY
                                                         OWNED PRIOR      BY THIS           AFTER         OWNED AFTER
             NAME OF SELLING STOCKHOLDER                 TO OFFERING     PROSPECTUS        OFFERING       OFFERING
------------------------------------------------------   -----------    --------------    ------------    -------------
Adrien Mauerman Testamentary Trust 8/6/82(1)..........      256,500          256,500              --             *

Matthew Balk(2).......................................      210,091          210,091              --             *

Steve Barrett(3)......................................      146,811          146,811              --             *

Baystar Capital, L.P.(4)..............................      337,500          337,500              --             *

Baystar International, Ltd.(5)........................      144,450          144,450              --             *

Spence Beal(6)........................................        6,750            6,750              --             *

                                                                                            COMMON        PERCENTAGE OF
                                                           COMMON                           SHARES         COMMON
                                                           SHARES          COMMON         BENEFICIALLY     SHARES
                                                         BENEFICIALLY   SHARES OFFERED    SHARES OWNED    BENEFICIALLY
                                                         OWNED PRIOR      BY THIS           AFTER         OWNED AFTER
             NAME OF SELLING STOCKHOLDER                 TO OFFERING     PROSPECTUS        OFFERING       OFFERING
------------------------------------------------------    ---------       ----------        --------           ---
Ivan Berkowitz(7).....................................       67,500           67,500              --             *

Carnes Investment L.P.(8).............................       81,000           81,000              --             *

Castle Creek Technology Partners LLC(9)...............      378,000          378,000              --             *

David Wilstein and Susan Wilstein, trustees of Century
  Trust(10)...........................................       13,500           13,500              --             *

Cranshire Capital, L.P.(11)...........................      193,050          193,050              --             *

Eric Elliot(12).......................................       13,500           13,500              --             *

GlobalEuroNet Group, Inc.(13).........................       54,000           54,000              --             *

Chris Healy(14).......................................       27,000           27,000              --             *

Richard and Ricki Hoffman JTWROS(15)..................       13,500           13,500              --             *

Michael Kooper(16)....................................       13,500           13,500              --             *

Norman Spivock Trust 1993(17).........................       27,000           27,000              --             *

Peconic Fund Ltd.(18).................................      965,250          965,250              --             *

Polycom, Inc.(19).....................................      193,050          193,050              --             *

Robert B. Prag(20)....................................       40,500           40,500              --             *

R&G Partners(21)......................................       40,500           40,500              --             *

Reinhard Stadler Revocable Trust(22)..................        6,750            6,750              --             *

Gene Salkind(23)......................................      210,000          210,000              --             *

Leopold Salkind(24)...................................      210,000          210,000              --             *

Eric Singer(25).......................................      145,061          145,061              --             *

The dotCOM Fund LLC(26)...............................       97,200           97,200              --             *

Scott Weisman(27).....................................      189,842          189,842              --             *

William J. Nightengale(28)............................        3,999            3,999              --             *

Stephen J. Hopkins(29)................................       44,828           44,828              --             *

Michael R. D'Appolonia(30)............................       27,574           27,574              --             *

Kevin I. Dowd(31).....................................       23,635           23,635              --             *

S. Douglas Hopkins(32)................................       56,764           56,764              --             *

Howard S. Hoffman(33).................................       22,060           22,060              --             *

Dennis J. Duckett(34).................................       34,140           34,140              --             *

David Millet(35)......................................      164,079           37,500         126,579             *

Paul C. O'Brien(36)...................................      668,791           37,500         631,291           3.7

Franklin A. Reece, III(37)............................      369,915           18,750         351,165           2.1

Ali Inanilan(38)......................................      143,500           37,500         106,000             *

Colin Cunningham(39)..................................       37,500           37,500              --             *

Sam Schwartz(40)......................................      150,000          150,000              --             *

Jack Gilbert(41)......................................       37,500           37,500              --             *

Traver Clinton Smith, Jr.(42).........................      117,022           18,750          98,272             *

Dean Hiltzik(43)......................................       99,885           82,500          17,385             *

Rick Eisenberg(44)....................................      214,500          214,500              --             *

James Caplan(45)......................................      313,500          313,500              --             *

Eisenberg Communications(46)..........................       82,500           82,500              --             *

Buttonwood Advisory Group(47).........................      123,750          123,750              --             *

Jason Adelman(48).....................................      224,811          224,811              --             *

H.C. Wainwright & Co., Inc.(49).......................      133,311          133,311              --             *

Silver City Communications, Inc. (50).................       33,000           33,000


------------------
*   Less than 1%

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(1) Includes 190,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 66,500 shares of common stock issuable upon exercise of the warrants issued in connection therewith.

(2) Includes 25,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 8,750 shares of common stock issuable upon exercise of the warrants issued in connection therewith. Also includes 11,375 shares of common stock and warrants to purchase 121,936 shares of common stock owned by H.C. Wainwright & Co., Inc., of which Mr. Balk is a managing director and 35,468 shares subject to presently exercisable warrants owned by Mr. Balk.

(3) Includes 10,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 3,500 shares of common stock issuable upon exercise of the warrants issued in connection therewith. Also includes 11,375 shares of common stock and warrants to purchase 121,936 shares of common stock owned by H.C. Wainwright & Co., Inc. of which Mr. Barrett is chief executive officer.

(4) Includes 250,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 87,500 shares of common stock issuable upon exercise of the warrants issued in connection therewith.

(5) Includes 107,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 37,450 shares of common stock issuable upon exercise of the warrants issued in connection therewith.

(6) Includes 5,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 1,750 shares of common stock issuable upon exercise of the warrants issued in connection therewith.

(7) Includes 50,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 17,500 shares of common stock issuable upon exercise of the warrants issued in connection therewith.

(8) Includes 60,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 21,000 shares of common stock issuable upon exercise of the warrants issued in connection therewith.

(9) Includes 280,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 98,000 shares of common stock issuable upon exercise of the warrants issued in connection therewith.

(10) Includes 10,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 3,500 shares of common stock issuable upon exercise of the warrants issued in connection therewith.

(11) Includes 143,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 50,050 shares of common stock issuable upon exercise of the warrants issued in connection therewith.

(12) Includes 10,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 3,500 shares of common stock issuable upon exercise of the warrants issued in connection therewith.

(13) Includes 40,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 14,000 shares of common stock issuable upon exercise of the warrants issued in connection therewith.

(14) Includes 20,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 7,000 shares of common stock issuable upon exercise of the warrants issued in connection therewith.

(15) Includes 10,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 3,500 shares of common stock issuable upon exercise of the warrants issued in connection therewith.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(16) Includes 10,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 3,500 shares of common stock issuable upon exercise of the warrants issued in connection therewith.

(17) Includes 20,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 7,000 shares of common stock issuable upon exercise of the warrants issued in connection therewith.

(18) Includes 715,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 250,250 shares of common stock issuable upon exercise of the warrants issued in connection therewith.

(19) Includes 143,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 50,050 shares of common stock issuable upon exercise of the warrants issued in connection therewith.

(20) Includes 30,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 10,500 shares of common stock issuable upon exercise of the warrants issued in connection therewith.

(21) Includes 30,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 10,500 shares of common stock issuable upon exercise of the warrants issued in connection therewith.

(22) Includes 5,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 1,750 shares of common stock issuable upon exercise of the warrants issued in connection therewith.


(23) Includes 100,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 35,000 shares of common stock issuable upon exercise of the warrants issued in connection therewith. Also includes warrants to purchase 25,000 shares of common stock.



(24) Includes 100,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 35,000 shares of common stock issuable upon exercise of the warrants issued in connection therewith. Also includes warrants to purchase 25,000 shares of common stock.


(25) Includes 5,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 1,750 shares of common stock issuable upon exercise of the warrants issued in connection therewith. Also includes 11,375 shares of common stock and warrants to purchase 121,936 shares of common stock owned by H.C. Wainwright & Co., Inc., of which Mr. Singer is a managing director and 5,000 shares subject to presently exercisable warrants owned by Mr. Singer.

(26) Includes 72,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 25,200 shares of common stock issuable upon exercise of the warrants issued in connection therewith.


(27) Includes 10,000 shares of common stock issuable upon conversion of the series A preferred stock and up to 3,500 shares of common stock issuable upon exercise of the warrants issued in connection therewith. Also includes 11,375 shares of common stock and warrants to purchase 121,936 shares of common stock owned by H.C. Wainwright & Co., Inc., of which Mr. Weisman is a managing director and 35,469 shares subject to presently exercisable warrants owned by Mr. Weisman.


(28) Includes 2,194 shares issuable upon exercise of options.

(29) Includes 18,136 shares issuable upon exercise of options and warrants to purchase 3,924 shares of common stock.

(30) Includes 14,106 shares issuable upon exercise of options and warrants to purchase 621 shares of common stock.

(31) Includes 12,091 shares issuable upon exercise of options and warrants to purchase 533 shares of common stock.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(32) Includes 25,909 shares issuable upon exercise of options and warrants to purchase 3,622 shares of common stock.

(33) Includes 11,284 shares issuable upon exercise of options and warrants to purchase 498 shares of common stock.

(34) Includes 13,780 shares issuable upon exercise of options and warrants to purchase 3,302 shares of common stock.

(35) Former director of VTI until May 18, 2000. Includes 8,000 shares upon exercise of options and warrants to purchase 12,500 shares of common stock.

(36) Former chairman of VTI's board of directors until May 18, 2000. Includes 341,500 shares of common stock and warrants to purchase 162,500 shares of common stock currently owned by Telecom Holding, LLC of which Mr. O'Brien is a managing member, warrants to purchase 53,125 shares of common stock owned by Mr. O'Brien individually and 8,000 shares issuable upon the exercise of options.

(37) Former president of VTI until October 8, 1999 and former director of VTI through May 18, 2000. Includes 103,301 shares issuable upon exercise of options and warrants to purchase 6,250 shares of common stock.


(38) Former chief financial officer of VTI until June 1999. Includes warrants to purchase 12,500 shares of common stock.


(39) Includes warrants to purchase 12,500 shares of common stock.

(40) Includes warrants to purchase 50,000 shares of common stock.

(41) Includes warrants to purchase 12,500 shares of common stock.

(42) Includes warrants to purchase 6,250 shares of common stock.

(43) Director of Wire One since May 18, 2000. Wire One also receives financial and tax advice from an accounting firm in which Mr. Hiltzik is a partner. Includes 91,575 shares subject to presently exercisable stock options.


(44) Includes 82,500 shares subject to presently exercisable options held by Eisenberg Communications, of which Mr. Eisenberg is a principal. Eisenberg Communications is Wire One's public relations firm.



(45) Includes 82,500 shares subject to presently exercisable options held by Eisenberg Communications, of which Mr. Caplan is a principal. Eisenberg Communications is Wire One's public relations firm.



(46) Includes 82,500 shares subject to presently exercisable stock options. Eisenberg Communications is Wire One's public relations firm.


(47) Includes 123,750 shares subject to presently exercisable stock options.

(48) Includes 75,500 shares subject to presently exercisable warrants. Also includes 11,375 shares of common stock and warrants to purchase 121,936 shares of common stock owned by H.C. Wainwright & Co., Inc., of which Mr. Adelman is a vice president.

(49) Includes warrants to purchase 121,936 shares of common stock.


(50) Includes 33,000 shares subject to presently exercisable options.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) one percent of the number of shares of common stock then outstanding (which for Wire One was 167,798 shares as of August 11, 2000) or (b) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Sales by stockholders of a substantial amount of our common stock could adversely affect the market price of our common stock.



     As of August 11, 2000, we had outstanding 16,879,716 shares of common stock and options to acquire an aggregate of 5,626,771 shares of common stock, of which 3,444,775 options were vested and exercisable. As of August 11, 2000, of the shares that are currently outstanding, 12,606,166 are freely tradeable in the public market and 4,273,550 are tradeable in the public market subject to the restrictions, if any, applicable under Rule 144 and Rule 145 of the Securities Act of 1933, as amended. All shares acquired upon exercise of options will be freely tradeable in the public market.


LOCK-UP AGREEMENTS

     As a condition to the merger, substantially all VTI's former directors and executive officers entered into lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of common stock, subject to limited exceptions, or any securities convertible into or exercisable or exchangeable for shares of common stock, for the period beginning on May 18, 2000 and ending November 18, 2000. Transfers or dispositions can be made prior to the end of that 180-day period with our prior written consent or in other limited circumstances. Subject to the provisions of Rules 144, 144(k) and 701, a significant portion of the restricted shares will be available for sale in the public market, subject in the case of shares held by affiliates to compliance with certain volume restrictions, shortly after the end of this lock-up period.

                                PLAN OF DISTRIBUTION

     The selling stockholders, or pledgees, donees, transferees, or other successors in interest, may sell the common stock from time to time on the Nasdaq National Market, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

          (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

          (c) an exchange distribution in accordance with the rules of such exchange;

          (d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

          (e) privately negotiated transactions;

          (f) short sales;

          (g) through the writing of options on the shares;

          (h) one or more underwritten offerings on a firm commitment or best efforts basis; and

          (i) any combination of such methods of sale.

     The selling stockholders may also transfer shares by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in the American Stock Exchange at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus, regardless of whether such shares are covered by this prospectus.

     From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for such selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell short our common stock, and, in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover short sales.

     To the extent required under the Securities Act of 1933, the aggregate amount of selling stockholders' shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares of common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the common stock sold by them may be deemed be underwriting discounts and commissions.

     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

     The selling stockholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of the selling stockholders or any other such person. The foregoing may affect the marketability of the shares.

     We have agreed to indemnify in certain circumstances the selling stockholders and the broker-dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933.

     The shares of common stock offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933. We agreed to register the common stock under the Securities Act of 1933. We have agreed to pay all reasonable legal expenses of the series A holder incident to the filing of this registration statement, other than underwriting discounts and commissions, and incurred in purchase of the series A preferred stock and related warrants.

     We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered hereby.

     We will pay all expenses in connection with this offering and will not receive any proceeds from sales of any common stock by the selling stockholders.

                                    EXPERTS


     The audited consolidated financial statements of Wire One as of December 31, 1998 and 1999 and for each of the three years in the period ended
December 31, 1999 included in this prospectus and registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.


     The audited consolidated financial statements of VTI as of December 31, 1999 and for the year then ended included in this prospectus and registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

     The financial statements of VTI included in this prospectus and registration statement for the years ended December 31, 1997 and 1998 have been so included in reliance on the reports of Arthur Andersen LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Legal matters with respect to the validity of the securities offered hereby will be passed upon by Morrison & Foerster LLP, New York, New York.

                      WHERE YOU CAN FIND MORE INFORMATION

     Wire One is, and ACC and VTI were, subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, Wire One files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Wire One (or previously filed by ACC or VTI) may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's following Regional Offices' New York Regional Office, 7 World Trade Center, New York, New York, 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Wire One's common stock is listed on The Nasdaq Stock Market's National Market System and such reports, proxy statements and other information concerning Wire One may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     You can obtain documents incorporated by reference in this prospectus without charge by requesting them in writing or by telephone from us at the following address and telephone numbers:

Wire One Technologies Inc.
225 Long Avenue
Hillside, New Jersey 07205
Attention: Kate Shuster
Telephone: (973) 282-2000

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling securityholders will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                              ----
WIRE ONE TECHNOLOGIES, INC.:
Report of Independent Certified Public Accountants.........................................................    F-2
Consolidated Balance Sheets at December 31, 1998 and 1999 and June 30, 2000 (unaudited)....................    F-3
Consolidated Statements of Operations for the three years ended December 31, 1999 and the six months ended
  June 30, 2000 and 1999 (unaudited).......................................................................    F-4
Consolidated Statements of Stockholders' Equity for the three years ended December 31, 1999 and the six
  months ended June 30, 2000 (unaudited)...................................................................    F-5
Consolidated Statements of Cash Flows for the three years ended December 31, 1999 and the six months ended
  June 30, 2000 and 1999 (unaudited).......................................................................    F-6
Notes to Consolidated Financial Statements.................................................................    F-8

VIEW TECH, INC.:
Reports of Independent Certified Public Accountants........................................................   F-22
Consolidated Balance Sheets as of December 31, 1998 and 1999 and March 31, 2000 (unaudited)................   F-24
Consolidated Statements of Operations for the three years ended December 31, 1999 and the three months
  ended March 31, 2000 and 1999 (unaudited)................................................................   F-25
Consolidated Statements of Stockholders' Equity (Deficiency) for the three years ended
  December 31, 1999 and the three months ended March 31, 2000 (unaudited)..................................   F-26
Consolidated Statements of Cash Flows for the three years ended December 31, 1999 and the three months
  ended March 31, 2000 and 1999 (unaudited)................................................................   F-27
Notes to Consolidated Financial Statements.................................................................   F-28

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and the
Stockholders of Wire One Technologies, Inc.



We have audited the accompanying consolidated balance sheets of Wire One Technologies, Inc. (formerly All Communications Corporation) and Subsidiaries as of December 31, 1999, and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wire One Technologies, Inc. and Subsidiaries at December 31, 1999, and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



BDO Seidman, LLP
Woodbridge, New Jersey
February 29, 2000,

                          WIRE ONE TECHNOLOGIES, INC.
                          CONSOLIDATED BALANCE SHEETS



                                                                              DECEMBER 31,            JUNE 30,
                                                                        -------------------------    -----------
                                                                           1998          1999           2000
                                                                        ----------    -----------    -----------
                                                                                                     (UNAUDITED)
                               ASSETS
Current assets:
  Cash and cash equivalents..........................................   $  325,915    $    60,019    $13,664,730
  Accounts receivable, net...........................................    4,317,853      6,128,221     14,558,105
  Inventory..........................................................    3,540,281      3,602,238      5,873,618
  Deferred income taxes..............................................           --        230,083        243,483
  Other current assets...............................................       45,577        161,947        631,956
                                                                        ----------    -----------    -----------
  Total current assets...............................................    8,229,626     10,182,508     34,971,892
Furniture, equipment and leasehold improvements--net.................      611,518        621,443      4,489,924
Deferred financing costs.............................................       43,271         17,633         62,399
Goodwill--net........................................................           --             --     33,950,780
Other assets.........................................................       38,214         45,720        256,514
                                                                        ----------    -----------    -----------
  Total assets.......................................................   $8,922,629    $10,867,304    $73,731,509
                                                                        ==========    ===========    ===========
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of capital lease obligations.......................   $   17,365    $    30,905    $   185,371
  Bank loan payable..................................................           --      2,138,602             --
  Accounts payable...................................................    1,412,616      2,022,687      6,136,227
  Accrued expenses...................................................      844,082        891,033      2,111,132
  Income taxes payable...............................................        2,860        124,372             --
  Deferred revenue...................................................      156,133        403,524      4,716,890
  Customer deposits..................................................       94,721         44,919        250,286
                                                                        ----------    -----------    -----------
  Total current liabilities..........................................    2,527,777      5,656,402     13,399,906
                                                                        ----------    -----------    -----------
Noncurrent liabilities:
  Bank loan payable..................................................    2,403,216             --             --
  Capital lease obligations, less current portion....................       23,221         17,444         66,948
                                                                        ----------    -----------    -----------
  Total noncurrent liabilities.......................................    2,426,437         17,444         66,948
                                                                        ----------    -----------    -----------
  Total liabilities..................................................    4,954,214      5,673,486     13,466,854
                                                                        ----------    -----------    -----------
Commitments and Contingencies

Series A mandatorily redeemable convertible preferred stock..........           --             --     11,070,055

Stockholders' Equity:
Preferred stock, $.0001 par value; 4,997,550 shares authorized,
  0 shares issued and outstanding....................................           --             --             --
Common Stock, $.0001 par value; 100,000,000 authorized; 4,910,000,
  4,910,000 and 16,729,496, shares issued and outstanding,
  respectively.......................................................    5,229,740      5,229,740          1,673
Additional paid-in capital...........................................      327,943        488,759     58,512,350
Accumulated deficit..................................................   (1,589,268)      (524,681)    (9,319,423)
                                                                        ----------    -----------    -----------
  Total stockholders' equity.........................................    3,968,415      5,193,818     49,194,600
                                                                        ----------    -----------    -----------
  Total liabilities and stockholders' equity.........................   $8,922,629    $10,867,304    $73,731,509
                                                                        ==========    ===========    ===========


          See accompanying notes to consolidated financial statements.

                          WIRE ONE TECHNOLOGIES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                          SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                     JUNE 30,
                                          ----------------------------------------    -------------------------
                                             1997          1998           1999           1999          2000
                                          ----------    -----------    -----------    ----------    -----------
                                                                                             (UNAUDITED)
Net revenues...........................   $6,925,169    $13,217,083    $23,997,212    $9,239,108    $17,110,133
Cost of revenues.......................    4,897,176      9,447,592     16,527,505     6,409,718     11,286,532
                                          ----------    -----------    -----------    ----------    -----------

Gross margin...........................    2,027,993      3,769,491      7,469,707     2,829,390      5,823,601

Operating expenses:
  Selling..............................    1,811,924      3,213,965      4,543,873     1,951,075      4,586,007
  General and administrative...........      935,967      1,309,577      1,765,411       718,386      1,350,094
  Amortization of goodwill.............           --             --             --            --        268,783
                                          ----------    -----------    -----------    ----------    -----------

Total operating expenses...............    2,747,891      4,523,542      6,309,284     2,669,461      6,204,884
                                          ----------    -----------    -----------    ----------    -----------

Income (loss) from operations..........     (719,898)      (754,051)     1,160,423       159,929       (381,283)
                                          ----------    -----------    -----------    ----------    -----------

Other (income) expenses:
  Amortization of deferred
     financing costs...................      315,406         19,669         43,137        18,651        325,355
  Interest income......................     (118,354)       (56,446)       (23,189)      (14,167)      (144,935)
  Interest expense.....................       27,779         57,167        181,127        96,112         53,484
                                          ----------    -----------    -----------    ----------    -----------

Total other expenses, net..............      224,831         20,390        201,075       100,596        233,904
                                          ----------    -----------    -----------    ----------    -----------

Income (loss) before income taxes......     (944,729)      (774,441)       959,348        59,333       (615,187)

Income tax (provision) benefit.........       52,404         (2,900)       105,239            --             --
                                          ----------    -----------    -----------    ----------    -----------

Net income (loss)......................     (892,325)      (777,341)     1,064,587        59,333       (615,187)
Deemed dividends on Series A
  convertible preferred stock..........           --             --             --            --     (8,179,555)
                                          ----------    -----------    -----------    ----------    -----------
Net income (loss) attributable to
  common stockholders..................   $ (892,325)   $  (777,341)   $ 1,064,587    $   59,333    $(8,794,742)
                                          ==========    ===========    ===========    ==========    ===========

Net income (loss) per share:
  Basic................................   $     (.21)   $      (.16)   $       .22    $      .01    $     (1.03)
                                          ==========    ===========    ===========    ==========    ===========
  Diluted..............................   $     (.21)   $      (.16)   $       .17    $      .01    $     (1.03)
                                          ==========    ===========    ===========    ==========    ===========

Weighted average number of common
  shares and equivalents outstanding
  Basic................................    4,200,888      4,910,000      4,910,000     4,910,000      8,501,608
                                          ==========    ===========    ===========    ==========    ===========
  Diluted..............................    4,200,888      4,910,000      6,169,074     5,567,300      8,501,608
                                          ==========    ===========    ===========    ==========    ===========


          See accompanying notes to consolidated financial statements.

                          WIRE ONE TECHNOLOGIES, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                                                       RETAINED
                                               COMMON STOCK           ADDITIONAL       EARNINGS
                                        --------------------------      PAID-IN      (ACCUMULATED)
                                          SHARES         AMOUNT         CAPITAL        (DEFICIT)         TOTAL
                                        ----------    ------------    -----------    -------------    -----------
Balance at December 31, 1996.........    3,000,000    $     90,000    $   375,000    $      80,398    $   545,398
Issuance of common stock through
  Initial Public Offering............    1,610,000       4,539,740             --               --      4,539,740
Conversion of subordinated notes.....      300,000         600,000             --               --        600,000
Repayment of convertible note........           --              --        (75,000)              --        (75,000)
Issuance of underwriter option.......           --              --             70               --             70
Issuance of stock options for
  services...........................           --              --         16,541               --         16,541
Net loss for the year................           --              --             --         (892,325)      (892,325)
                                        ----------    ------------    -----------    -------------    -----------
Balance at December 31, 1997.........    4,910,000       5,229,740        316,611         (811,927)     4,734,424
Issuance of stock options for
  services...........................           --              --         11,332               --         11,332
Net loss for the year................           --              --             --         (777,341)      (777,341)
                                        ----------    ------------    -----------    -------------    -----------
Balance at December 31, 1998.........    4,910,000       5,229,740        327,943       (1,589,268)     3,968,415
Issuance of stock options for
  services...........................           --              --        160,816               --        160,816
Net income for the year..............           --              --             --        1,064,587      1,064,587
                                        ----------    ------------    -----------    -------------    -----------
Balance at December 31, 1999.........    4,910,000       5,229,740        488,759         (524,681)     5,193,818
Issuance of stock options for
  services (unaudited)...............           --              --         86,668               --         86,668
Exercise of Class A warrants (net of
  related costs of $171,238)
  (unaudited)........................    1,933,647       8,218,000       (171,238)              --      8,046,762
Exercise of stock options
  (unaudited)........................      284,500         489,876             --               --        489,876
Exercise of Underwriters' Options
  (unaudited)........................       28,000         117,600             --               --        117,600
Tax benefit from exercise of stock
  options (unaudited)................           --              --         53,000               --         53,000
Securities issued--VTI merger
  (unaudited)........................    9,573,349              --     30,612,258               --     30,612,258
Issuance of warrants in connection
  with preferred stock (net of
  related costs of $870,140)
  (unaudited)........................           --              --      5,279,860               --      5,279,860
Adjustment for $.0001 par value
  (unaudited)........................           --     (14,053,543)    14,053,543               --             --
Deemed beneficial conversion feature
  of preferred stock and amortization
  of discount (unaudited)............           --              --      8,109,500       (8,179,555)       (70,055)
Net loss for the period
  (unaudited)........................           --              --             --         (615,187)      (615,187)
                                        ----------    ------------    -----------    -------------    -----------
Balance at June 30, 2000
  (unaudited)........................   16,729,496    $      1,673    $58,512,350    $  (9,319,423)   $49,194,600
                                        ==========    ============    ===========    =============    ===========


          See accompanying notes to consolidated financial statements.

                          WIRE ONE TECHNOLOGIES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                  SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                       JUNE 30,
                                               ------------------------------------------    --------------------------
                                                  1997           1998            1999           1999           2000
                                               -----------    -----------    ------------    -----------    -----------
                                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).........................   $  (892,325)   $  (777,341)   $  1,064,587    $    59,333    $  (615,187)
    Adjustments to reconcile net income
      (loss) to net cash provided by (used
      in) operating activities:
      Depreciation and amortization.........       398,158        224,474         330,902        159,044        939,384
      Deferred income taxes.................        (5,679)            --        (230,083)            --        (53,400)
      Loss on disposal of equipment.........         6,575          3,209           8,078             --             --
      Noncash compensation..................        16,541         11,332         160,816         42,141         86,668
      Increase (decrease) in cash
         attributable to changes in assets
         and liabilities net of effects from
         merger with VTI:
           Accounts receivable..............    (1,359,939)    (2,276,503)     (1,810,368)      (835,229)    (1,398,171)
           Inventory........................      (600,530)    (2,442,398)        (61,957)       (30,763)      (946,558)
           Advances to Maxbase, Inc.........      (127,080)       127,080              --             --             --
           Other current assets.............       (84,623)        50,641        (116,370)       (72,277)       244,362
           Other assets.....................        30,051         (6,855)         (7,506)            --          7,650
           Accounts payable.................       404,465        502,831         610,071      1,071,109     (2,084,884)
           Accrued expenses.................       215,633        520,190          46,951        (45,622)      (216,377)
           Income taxes payable.............         2,453            407         121,512         (2,860)      (124,372)
           Deferred revenue.................            --        156,133         247,391         47,326        631,515
           Customer deposits................        22,109         57,669         (49,802)       451,352        205,367
                                               -----------    -----------    ------------    -----------    -----------
    Net cash provided by (used in) operating
      activities............................    (1,974,191)    (3,849,131)        314,222        843,554     (3,324,003)
                                               -----------    -----------    ------------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of furniture, equipment and
    leasehold improvements..................      (398,834)      (330,031)       (275,799)       (66,220)    (1,386,685)
  Proceeds from sale of furniture, equipment
    and leasehold improvements..............            --             --           5,000             --             --
  Costs related to acquisition of business
    including cash acquired.................            --             --              --             --     (2,006,979)
                                               -----------    -----------    ------------    -----------    -----------
    Net cash used in investing activities...      (398,834)      (330,031)       (270,799)       (66,220)    (3,393,664)
                                               -----------    -----------    ------------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock....     5,635,070             --              --             --             --
  Proceeds from preferred stock offering,
    net.....................................            --             --              --             --     16,279,860
  Proceeds from exercise of warrants and
    options.................................                                                          --      8,654,238
  Tax benefit of exercise of stock
    options.................................                                                          --         53,000
  Stock offering costs......................    (1,062,760)            --              --             --             --
  Deferred financing costs..................            --        (62,939)        (17,500)       (17,500)       (65,112)
  Repayment of convertible subordinated
    notes...................................      (150,000)            --              --             --             --
  Payment of subordinated notes.............            --             --              --             --     (1,500,000)
  Proceeds from bank loans..................       125,000      2,403,216      18,080,175      4,055,000      3,350,000
  Payments on bank loans....................      (644,673)            --     (18,344,789)    (4,734,635)    (6,426,783)
  Payments on capital lease obligations.....            --        (10,426)        (27,205)       (15,541)       (22,825)
                                               -----------    -----------    ------------    -----------    -----------
    Net cash (used in) provided by financing
      activities............................     3,902,637      2,329,851        (309,319)      (712,676)    20,322,378
                                               -----------    -----------    ------------    -----------    -----------

                                                       (Statement continued on next page)

                                                                                                  SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                       JUNE 30,
                                               ------------------------------------------    --------------------------
                                                  1997           1998            1999           1999           2000
                                               -----------    -----------    ------------    -----------    -----------
                                                                                                    (UNAUDITED)
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...............................     1,529,612     (1,849,311)       (265,896)        64,658     13,604,711
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD....................................       645,614      2,175,226         325,915        325,915         60,019
                                               -----------    -----------    ------------    -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD....................................   $ 2,175,226    $   325,915    $     60,019    $   390,573    $13,664,730
                                               ===========    ===========    ============    ===========    ===========
Supplemental disclosures of cash flow
  information:
  Cash paid (received) during the period
    for:
    Interest................................   $    27,779    $    45,404    $    167,273    $    96,112    $    53,484
                                               ===========    ===========    ============    ===========    ===========
    Income taxes............................   $     1,910    $   (52,183)   $         --    $     3,332    $   147,946
                                               ===========    ===========    ============    ===========    ===========




  Non cash financing and investing activities



     During the six months ended June 30, 2000, the Company recorded a deemed dividend on Series A mandatorily redeemable convertible preferred stock of $8,179,555.



     On May 18, 2000, the Company merged with View Tech, Inc. and, for accounting purposes, acquired its net assets for non-cash consideration of $30,612,258.


          See accompanying notes to consolidated financial statements.

                          WIRE ONE TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)



NOTE 1--DESCRIPTION OF BUSINESS AND ORGANIZATION



     Wire One Technologies, Inc. (the "Company"), formerly All Communications Corporation, is engaged in the business of selling, installing and servicing voice, dataconferencing and videoconferencing communications systems to commercial and institutional customers located principally within the United States. The Company is headquartered in Hillside, New Jersey (see Note 13).


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation


     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, AllComm Products Corporation ("APC") and VTC Resources, Inc. ("VTC"). All material intercompany balances and transactions have been eliminated in consolidation. During 1999 and 1998, the Company did not segregate or manage its operations by business segments.


  Interim financial information


     The interim consolidated financial information of the Company for the six months ended June 30, 1999 and 2000 is unaudited. The unaudited interim consolidated financial information has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, and the effects of acquisitions and preferred stock financings necessary to present fairly the financial position, results of operations, and cash flows at June 30, 2000 and for the six months ended June 30, 1999 and 2000.


  Inventory

     Inventory, consisting of finished goods, is valued at the lower of cost (determined on a first in, first out basis), or market.

  Use of estimates

     Preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from the estimates made. Management periodically evaluates estimates used in the preparation of the financial statements for continued reasonableness. Appropriate adjustments, if any, to the estimates used are made prospectively based upon such periodic evaluation. It is reasonably possible that changes may occur in the near term that would affect management's estimates with respect to the allowance for doubtful accounts receivable, inventory reserve, and warranty reserves.

  Revenue recognition

     Product revenues are recognized at the time a product is shipped or, if services such as installation and training are required to be performed, at the time such services are provided, with reserves established for the estimated future costs of parts-and-service warranties. Customer prepayments are deferred until product systems are shipped and the Company has no significant further obligations to the customer. Revenues from services not covered by product warranties are recognized at the time the services are rendered.

                          WIRE ONE TECHNOLOGIES, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Earnings per share


     Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the period (4,200,888 shares for the year ended December 31, 1997, 4,910,000 shares for the years ended December 31, 1998 and 1999 and 4,910,000 and 8,501,608 for the six months ended June 30, 1999 and 2000, respectively.)



     Diluted earnings (loss) per share is calculated by dividing net income
(loss) by the weighted-average number of common shares outstanding, plus the weighted average number of net shares that would be issued upon exercise of stock options and warrants using the treasury stock method. Incremental shares included in the diluted computation were 1,259,074 for 1999 and 657,300 for the six months ended June 30, 1999. Diluted loss per share for 1997, 1998 and the six months ended June 30, 2000 is the same as basic loss per share, since the effects of the calculation were anti-dilutive.


  Cash and cash equivalents

     The Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents.

  Concentration of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, and uncollateralized trade accounts receivable. The Company places its cash and cash equivalents primarily in commercial checking accounts and money market funds. Commercial bank balances may from time to time exceed federal insurance limits; money market funds are uninsured.


     The Company performs ongoing credit evaluations of its customers. Revenues generated from the Cendant agreement accounted for 15%, 12%, and 15% of net revenues for the years ended December 31, 1999, 1998, and 1997, respectively and 4% and 13% of net revenues for the six months ended June 30, 2000 and 1999, respectively. At June 30, 2000, December 31, 1999 and 1998, receivables from Cendant represented approximately 2%, 15%, and 6% of net accounts receivable, respectively.



     In 1998, the Company established customer relationships with Universal Health Services, Inc. for Lucent and Sony products. Universal Health Services accounted for 14% and 11% of net revenues for the years ended December 31, 1999 and 1998, respectively and 3% and 14% of net revenues for the six months ended June 30, 2000 and 1999, respectively. At June 30, 2000, December 31, 1999 and 1998, receivables from this customer represented approximately 5%, 10% and 6% of net accounts receivable, respectively.


     During the years ended December 31, 1999 and 1998 the Company's allowance for doubtful accounts was increased by $254,300 and $169,250, respectively (for bad debt provisions) and was decreased by $87,000 and $112,000, respectively, for written off balances.

     Most of the products sold by the Company are purchased under non-exclusive dealer agreements with various manufacturers, including Panasonic Communications & Systems Company ("Panasonic") and Lucent Technologies, Inc. ("Lucent") for digital business telephone systems and related products, and with Polycom, Inc. ("Polycom") for dataconferencing and videoconferencing equipment. The agreements typically specify, among other things, sales territories, payment terms, purchase quotas and reseller prices. All of the agreements provide for early termination on short notice with or without cause. The termination of any of the Company's dealer agreements, or their renewal on less favorable terms than currently in effect, could have a material adverse impact on the Company's business.

                          WIRE ONE TECHNOLOGIES, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Depreciation and amortization

     Furniture, equipment and leasehold improvements are stated at cost. Furniture and equipment are depreciated over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized over the shorter of either the asset's useful life or the related lease term. Depreciation is computed on the straight-line method for financial reporting purposes and on the modified accelerated cost recovery system for income tax purposes.

  Income taxes

     The Company uses the liability method to determine its income tax expense or benefit. Deferred tax assets and liabilities are computed based on temporary differences between the financial reporting and tax basis of assets and liabilities (principally certain accrued expenses, compensation expenses and allowance for doubtful accounts), and are measured using the enacted tax rates that are expected to be in effect when the differences are expected to reverse.

  Long-lived assets

     In accordance with Statement of Financial Accounting Standards ("SFAS")
No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed of", the Company evaluates impairment losses on long-lived assets used in operations, primarily fixed assets, when events and circumstances indicate that the carrying value of the assets might not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the undiscounted cash flows estimated to be generated by those assets would be compared to the carrying amounts of those assets. If and when the carrying values of the assets exceed these undiscounted cash flows, the related assets will be written down to fair value. There were no impairment losses recorded in any of the periods presented.

  Stock options

     Under SFAS No. 123, "Accounting for Stock-based Compensation", the Company must either recognize in its financial statements costs related to its employee stock-based compensation plans, such as stock option and stock purchase plans, using the fair value method, or make pro forma disclosures of such costs in a footnote to the financial statements. The Company has elected to continue to use the intrinsic value-based method of APB Opinion No. 25, as allowed under SFAS No. 123, to account for its employee stock-based compensation plans, and to include the required pro forma disclosures based on fair value accounting.

     The fair value of warrants issued in return for services rendered by non-employees are charged to operations over the terms of the underlying service agreements.

  Comprehensive Income

     In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS
No. 130, "Reporting Comprehensive Income". This standard establishes requirements for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is the total of net income and all other nonowner changes in equity. The objective of this statement is to report a measure of all changes in equity of a company that result from transactions and other economic events in the period other than transactions with owners. The Company adopted SFAS No. 130 during the first quarter of fiscal 1998, and has no comprehensive income components to report in 1999 and 1998.

                          WIRE ONE TECHNOLOGIES, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Recently issued accounting pronouncements

     In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," which must be adopted for fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities in the Company's balance sheet and measurement of those instruments at fair value. To date, the Company has not entered into any derivative or hedging activities, and, as such does not expect that the adoption of SFAS No. 133, as amended, will have a material effect on the Company's financial statements.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition ("SAB 101") which broadly addresses how companies report revenues in their financial statements. The Company is in the process of evaluating the accounting requirements of SAB 101 and does not expect that this standard will have a material effect, if any, on its financial statements.

NOTE 3--ADVANCES TO MAXBASE, INC

     In September 1997, the Company entered into an exclusive distribution agreement with Maxbase, Inc., the manufacturer of "MaxShare 2", a patented bandwidth-on-demand line sharing device. Advances to Maxbase represent advances against purchase orders for MaxShare 2 units. Purchases of MaxShare 2 product amounted to $520,350 and $50,400 for the years ended December 31, 1998 and 1997, respectively. The Company has identified performance problems with the MaxShare 2 product in certain applications, and believes that MaxBase, Inc. (MaxBase), the supplier of MaxShare 2, has a contractual obligation to correct any technical defects in the product. Pending resolution of this matter, the Company has ceased ordering product under its purchase commitment, and has also limited shipments to distribution partners. On July 16, 1998, MaxBase filed a Complaint against the Company and APC for breach of contract, among other claims. (See
Note 10)

NOTE 4--FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Furniture, equipment and leasehold improvements consist of the following:


                                                     DECEMBER 31,               JUNE 30,
                                              --------------------------       -----------
                                                1998             1999             2000
                                              ---------       ----------       -----------
                                                                               (UNAUDITED)
Leasehold improvements.....................   $  85,028       $   80,753       $   510,765
Office furniture and equipment.............     119,683          120,402         1,464,933
Computer equipment and software............     186,244          273,651         1,911,595
Demonstration equipment....................     301,487          447,292         3,182,680
Loaner/Warranty equipment..................      39,656           65,493            76,832
Bridging equipment.........................          --               --           787,794
Network equipment..........................          --               --           877,086
Vehicles...................................     199,834          237,581           260,048
                                              ---------       ----------       -----------
                                                931,932        1,225,172         9,071,733
Less: Accumulated depreciation.............    (320,414)        (603,729)       (4,581,809)
                                              ---------       ----------       -----------
                                              $ 611,518       $  621,443       $ 4,489,924
                                              =========       ==========       ===========



     Depreciation expense was $82,752, $204,805, $287,765, $140,392 and $345,246
for the years ended December 31, 1997, 1998 and 1999, and the six months ended June 30, 1999 and 2000, respectively, which

                          WIRE ONE TECHNOLOGIES, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)


NOTE 4--FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS--(CONTINUED)

includes depreciation expense of $19,318 for 1999 and $7,846 for 1998 on fixed assets subject to capital leases.

NOTE 5--ACCRUED EXPENSES

     Accrued expenses consist of the following:


                                                    DECEMBER 31,                 JUNE 30,
                                              -------------------------         -----------
                                                1998             1999              2000
                                              --------         --------         -----------
                                                                                (UNAUDITED)
Sales tax payable..........................   $ 92,098         $145,739         $   397,066
Accrued warranty costs.....................     75,000           75,000              75,000
Accrued installation costs.................    300,764           31,500                  --
Accrued compensation.......................    205,986          467,578           1,296,223
Accrued professional fees..................     40,000           90,500             158,030
Other......................................    130,194           80,716             184,813
                                              --------         --------         -----------
                                              $844,042         $891,033         $ 2,111,132
                                              ========         ========         ===========


NOTE 6--BANK LOAN PAYABLE AND LONG-TERM DEBT

  Bank loan payable

     In 1997, the Company had a $600,000 working capital line of credit. In May 1997, the Company terminated the credit facility and repaid all outstanding loans upon completion of its initial public offering.

     In May 1998, the Company closed on a $5,000,000 working capital credit facility with an asset-based lender. Loan availability is based on 75% of eligible accounts receivable, as defined, and 50% of eligible finished goods inventory, with a cap of $1,200,000 on inventory financing. Outstanding borrowings bear interest at the lender's base rate plus 1% per annum (9.5% at December 31, 1999 and 8.75% at December 31, 1998), payable monthly, and are collateralized by a lien on accounts receivable, inventories, and intangible assets. The credit facility has an initial term of two years, with annual renewals thereafter subject to the lender's review. The credit facility contains certain financial and operational covenants. At December 31, 1999, the Company was in compliance with all such covenants. At December 31, 1999, the loan has been classified as a current liability due to the maturity of the two-year credit agreement in May 2000.


     In June 2000, the Company entered into a new working capital credit facility with its asset-based lender. Under terms of the two-year agreement, loan availability was increased to $15,000,000, based on up to 75% of eligible accounts receivable and 50% of inventory, subject to an inventory cap of $5,000,000. Borrowings will initially carry interest at the lender's base rate plus 1/2% per annum. The credit facility contains certain financial and operational covenants. At June 30, 2000, there were no borrowings outstanding under this credit facility.


NOTE 7--STOCK OPTIONS

  Non-qualified options

     In March 1997, the Company issued to its president 750,000 five-year non-qualified options with an exercise price of $5.00 per share in conjunction with the amendment of his employment agreement. The Company issued a total of 495,438, 179,000 and 232,500 additional options during 1999, 1998 and 1997

                          WIRE ONE TECHNOLOGIES, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)



NOTE 7--STOCK OPTIONS--(CONTINUED)

respectively, to various employees, directors, and advisors, with exercise prices ranging from $.50 to $7.94 per share and vesting periods ranging from immediately to over the course of 24 months. At December 31, 1999, the total outstanding non-qualified options was approximately 1,609,000.

  Stock Option Plan

     In December 1996, the Board of Directors adopted the Company's Stock Option Plan (the "Plan") and reserved up to 500,000 shares of Common Stock for issuance thereunder. In June 1998, the Company's shareholders approved an amendment to the Plan increasing the amount of shares available under the plan to 1,500,000. The Plan provides for the granting of options to officers, directors, employees and advisors of the Company. The exercise price of incentive stock options ("ISOs") issued to employees who are less than 10% stockholders shall not be less than the fair market value of the underlying shares on the date of grant or not less than 110% of the fair market value of the shares in the case of an employee who is a 10% stockholder. The exercise price of restricted stock options shall not be less than the par value of the shares to which the option relates. Options are not exercisable for a period of one year from the date of grant. Thereafter, options may be exercised as determined by the Board of Directors at the date of grant, with maximum terms of ten and five years, respectively, for ISO's issued to employees who are less than 10% stockholders and employees who are 10% stockholders. In addition, under the Plan, no individual will be given the opportunity to exercise ISO's valued in excess of $100,000, in any calendar year, unless and to the extent the options have first become exercisable in the preceding year. The maximum number of shares with respect to which options may be granted to an individual during any twelve-month period is 100,000. The Plan will terminate in 2006. Options granted under the Plan in 1999 and 1998 were $844,562 and $217,500, respectively.

     A summary of Plan and other options outstanding as of December 31, 1999, and changes during fiscal 1997, 1998 and 1999 are presented below:

                                                                                        WEIGHTED
                                                                                        AVERAGE
                                                                            FIXED       EXERCISE
                                                                           OPTIONS       PRICE
                                                                          ----------    --------
Options outstanding, January 1, 1997...................................           --     $   --
Granted................................................................    1,250,000       4.25
                                                                          ----------
Options outstanding, December 31, 1997.................................    1,250,000       4.25
Granted................................................................      396,500       1.30
                                                                          ----------
Options outstanding, December 31, 1998.................................    1,646,500       3.54
Granted................................................................    1,340,000       1.59
Cancelled..............................................................      (82,500)      1.93
                                                                          ----------
Options outstanding, December 31, 1999.................................    2,904,000       2.69
                                                                          ==========
Shares of common stock available for future
  grant under the plan.................................................      202,938
                                                                          ==========

                          WIRE ONE TECHNOLOGIES, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)


NOTE 7--STOCK OPTIONS--(CONTINUED)

     Additional information as of December 31, 1999 with respect to all outstanding options is as follows:

                              OPTIONS OUTSTANDING
                  --------------------------------------------       OPTIONS EXERCISABLE
                                   WEIGHTED                        ------------------------
                                   AVERAGE            WEIGHTED                     WEIGHTED
                                  REMAINING           AVERAGE                      AVERAGE
                    NUMBER        CONTRACTUAL         EXERCISE       NUMBER        EXERCISE
RANGE OF PRICE    OUTSTANDING     LIFE (IN YEARS)      PRICE       EXERCISABLE      PRICE
--------------    -----------     ---------------     --------     -----------     --------
$ .50  --  .94     1,040,000            3.96           $  .91         582,500       $  .89
 1.063 -- 1.50       446,500            3.76             1.27         239,167         1.37
 2.50  -- 3.85       495,500            4.10             3.49         400,500         3.48
 4.00  -- 5.00       914,000            2.67             4.92         824,000         4.95
 6.38  -- 7.94         8,000            4.96             7.16           8,000         7.16
                   ---------                                        ---------
  .50  -- 7.94     2,904,000            3.55             2.69       2,054,167       $ 3.10
                   =========                                        =========

     The Company has elected to use the intrinsic value-based method of APB Opinion No. 25 to account for all of its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized in the accompanying financial statements for stock options issued to employees because the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option. The weighted-average grant date fair value of options granted during 1999, 1998 and 1997 under the Black-Scholes option pricing model was $.56, $.37 and $2.51 per option, respectively.

     The fair value of each option granted in 1999, 1998 and 1997 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                   1997               1998               1999
                                                -----------        -----------        -----------
Risk free interest rates.....................      6.14%              5.56%              4.71%
Expected option lives........................   4.76 years         3.46 years         2.82 years
Expected volatility..........................      46.5%              46.5%              46.5%
Expected dividend yields.....................      None               None               None

     The Company has adopted the pro forma disclosure provisions of SFAS No.
123. Had compensation cost for all of the Company's stock-based compensation grants been determined in a manner consistent with the fair value approach described in SFAS No. 123, the Company's net loss and net loss per share as reported would have been increased to the pro forma amounts indicated below:

                                                         YEARS ENDED DECEMBER 31,
                                        -----------------------------------------------------------
                                             1997                1998                  1999
                                        -----------------    -----------------    -----------------
Net income (loss):
As reported..........................      $  (892,325)          $(777,341)          $ 1,064,587
Adjusted pro forma...................       (3,819,968)           (884,675)              895,574

Net income (loss) per share:
Basic, as reported...................             (.21)               (.16)                  .22
Adjusted pro forma...................             (.89)               (.18)                  .18

Diluted, as reported.................             (.21)               (.16)                  .17
Adjusted pro forma...................             (.89)               (.18)                  .15


     Compensation expense recognized in the Company's Statement of Operations for options and warrants reserved to non-employees totaled $160,816 in 1999, $11,332 in 1998, $16,541 in 1997 and $86,668 and $42,141 for the six months ended June 30, 2000 and 1999, respectively.



     During the six months ended June 30, 2000, the Company received $607,000 from the exercise of stock options.



     Wire One has granted approximately 872,000 employee stock options since May 18, 2000, the effective date of the merger.

                          WIRE ONE TECHNOLOGIES, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)


NOTE 8--STOCKHOLDERS' EQUITY

  Initial Public Offering

     In May 1997, the Company completed a public offering of 805,000 Units for $7.00 per Unit. Each Unit consisted of two shares of Common Stock and two Redeemable Class A Warrants. The Warrants are exercisable for four years commencing one year from the effective date of the offering, at a price of $4.25 per share. The Company may redeem the Warrants at a price of $.10 per warrant, commencing eighteen months from the effective date of the offering and continuing for a four-year period, provided the price of the Company's Common Stock is $10.63 for at least 20 consecutive trading days prior to issuing a notice of redemption. At December 31, 1999, the Company had 2,050,000 outstanding redeemable Class A Warrants. The Company received proceeds from the offering of approximately $4,540,000, net of related costs of registration.

     On February 10, 2000, the Company announced its intention to redeem all outstanding Class A warrants. From February through April 2000, the Company raised net proceeds of approximately $8,047,000 from the exercise of 1,933,647 Class A warrants. All unexercised Class A warrants were redeemed in April 2000, except for 112,000 Class A warrants underlying the Underwriter's Option.

     The Company also issued to the underwriter of the public offering, for nominal consideration, an option to purchase up to 70,000 Units. The Option is exercisable for a four-year period commencing one year from the effective date of the offering, at a per Unit exercise price of $8.40 per Unit. The Units are similar to those offered to the public. In March 2000, the Company received $117,600 from the exercise of 14,000 Units.

  Preferred Stock

     On December 6, 1996, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to authorize the issuance of up to 1,000,000 shares of Preferred Stock. The rights and privileges of the Preferred Stock have not yet been designated.


  Private placement



     In June 2000, the Company raised gross proceeds of $17.15 million in a private placement of 2,450 shares of Series A mandatorily redeemable convertible preferred stock. The preferred shares are convertible into up to 2,450,000 shares of common stock at a price of $7.00 per share, subject to adjustment. Beginning on June 14, 2001, the preferred stockholders may choose an alternative conversion price which equals the higher of (i) 70% of the fixed conversion price then in effect or (ii) the market price on any conversion date, which is equal to the average of the closing sale prices of the Company's common stock during the 20 consecutive trading days immediately preceding any conversion date. Preferred stockholders may, at their sole option, have their shares redeemed on the earlier of three years from the issuance date, or the occurrence of a triggering event, as defined. The redemption price is 110% of the stated value of $7,000 per share. None of the triggering events has occurred to date. The preferred shares will convert automatically if the Company's shares trade at $12.50 or above for twenty consecutive trading days and the underlying shares have been registered. At the issuance date, the Company recorded a deemed dividend and an offsetting increase in additional paid-in capital of approximately $8.1 million to reflect the beneficial conversion feature of the preferred stock.



     Investors in the private placement also received five-year warrants to purchase a total of 857,500 shares of common stock for $10.50 per share. The warrants are subject to certain anti-dilution privileges. The Company has valued the warrants at $3,740,000 using the Black-Scholes pricing model. The Company also issued to its placement agent warrants to purchase 193,748 shares of common stock for $7.00 per share, and warrants to purchase 67,876 shares of common stock for $10.50 per share. The warrants expire on June 14, 2005. The Company has valued the warrants at $1,410,000 using the Black-Scholes pricing model.

                          WIRE ONE TECHNOLOGIES, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)


NOTE 8--STOCKHOLDERS' EQUITY--(CONTINUED)


     Costs of the offering, including the fair value of the warrants, totaled $6,150,000. This amount has been recorded as a preferred stock discount and is being amortized as a deemed dividend over the three-year period from the date of issuance to the current redemption date. In addition, the 10% redemption premium of $1,715,000 is being accreted as a deemed dividend into the carrying value of the Series A mandatorily redeemable convertible preferred stock over the same period.


NOTE 9--INCOME TAXES

     The income tax provision (benefit) consists of the following:


                                                          YEARS ENDED                  SIX MONTHS ENDED
                                                          DECEMBER 31,                     JUNE 30,
                                               ----------------------------------    ---------------------
                                                 1997        1998         1999         1999        2000
                                               --------    ---------    ---------    --------    ---------
                                                                                          (UNAUDITED)
Current:
  Federal...................................   $(46,905)   $      --    $ 117,344    $     --    $      --
  State.....................................        180        2,900        7,500          --       13,400
                                               --------    ---------    ---------    --------    ---------
Total current...............................    (46,725)       2,900      124,844          --       13,400
                                               --------    ---------    ---------    --------    ---------
Deferred:
  Federal...................................    (97,724)    (252,791)     205,482      20,173     (209,000)
  State.....................................    (49,152)     (73,582)      32,005       3,560      (50,400)
  Valuation allowance.......................    141,197      326,373     (467,570)    (23,733)     246,000
                                               --------    ---------    ---------    --------    ---------
Total deferred..............................     (5,679)          --     (230,083)         --      (13,400)
                                               --------    ---------    ---------    --------    ---------
Provision for income taxes (benefit)........   $(52,404)   $   2,900    $(105,239)   $     --    $      --
                                               ========    =========    =========    ========    =========


     The current portion of the 1997 federal income tax benefit reflects refundable taxes from the carryback of net operating losses. The Company's effective tax rate differs from the statutory federal tax rate as shown in the following table:


                                                YEARS ENDED                  SIX MONTHS ENDED
                                               DECEMBER 31,                      JUNE 30,
                                    -----------------------------------    ---------------------
                                      1997         1998         1999         1999        2000
                                    ---------    ---------    ---------    --------    ---------
                                                                                (UNAUDITED)
U.S. federal income taxes at the
  statutory rate.................   $(321,208)   $(263,310)   $ 326,314    $ 20,173    $(209,000)
State taxes, net of federal
  effects........................     (32,298)     (41,557)       4,950       3,560      (37,000)
Non-deductible charges...........     102,000           --       24,939          --           --
Changes in valuation allowance...     141,197      326,373     (467,570)    (23,733)     246,000
Other............................      57,905      (18,606)       6,128          --           --
                                    ---------    ---------    ---------    --------    ---------
                                    $ (52,404)   $   2,900    $(105,239)   $     --    $      --
                                    =========    =========    =========    ========    =========

                          WIRE ONE TECHNOLOGIES, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)



NOTE 9--INCOME TAXES--(CONTINUED)

     The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of 1999 and 1998 are presented below:


                                                                                   DECEMBER 31,          JUNE 30,
                                                                              ----------------------    -----------
                                                                                1998         1999          2000
                                                                              ---------    ---------    -----------
                                                                                                        (UNAUDITED)
Deferred tax assets:
  Reserves and allowances..................................................   $ 126,640    $ 144,000    $   228,000
  Tax benefit of net operating loss carryforwards..........................     349,211       41,840      3,119,000
  Stock option compensation................................................          --       75,476      1,012,000
  Other....................................................................      12,073           --             --
                                                                              ---------    ---------    -----------
  Total deferred tax assets................................................     487,924      261,316      1,359,000

Deferred tax liabilities:
  Depreciation.............................................................      20,354       15,665         25,000
  Other....................................................................          --       15,568             --
                                                                              ---------    ---------    -----------
Total deferred tax liabilities.............................................      20,354       31,233         25,000
                                                                              ---------    ---------    -----------
Subtotal...................................................................     467,570      230,083      1,334,000
Valuation allowance........................................................    (467,570)          --     (4,090,517)
                                                                              ---------    ---------    -----------
Net deferred tax assets....................................................   $      --    $ 230,083    $   243,483
                                                                              =========    =========    ===========



     In 1999, the Company generated a sufficient level of taxable income to recognize the benefit of federal tax loss carryforwards and other deferred tax assets and, accordingly, the valuation allowance established at December 31, 1998 was reduced. Further, based on its review of 1999 operating results and other evidence, management believes that it is more likely than not that deferred tax assets recorded as of December 31, 1999 will be realized. The Company has established a valuation allowance of $1,090,517 for additional deferred tax benefits arising in the six months ended June 30, 2000 based on a review of the financial situation of View Tech, Inc. ("View Tech"), one of the entities involved in the merger that formed the Company (see Note 13), including View Tech's recurring operating losses. If these tax benefits are subsequently realized, approximately $866,000 will be credited to additional paid-in capital because these tax assets relate to the exercise of non-employee stock options and disqualifying dispositions related to employee stock options.



     The Company and its subsidiaries file federal returns on a consolidated basis and separate state tax returns. At December 31, 1999 the Company had state net operating loss carryforwards of $465,000 available to offset future taxable income, if any through 2019. The losses may be subject to an annual statutory limitation.


NOTE 10--COMMITMENTS AND CONTINGENCIES

  Employment Agreements

     The Company's board of directors has approved employment agreements for three of its officers, effective January 1, 1997. The agreement with the Company's president, as amended in March 1997, has a six-year term and provides for an annual salary of $133,000 in the first year, increasing to $170,000 and $205,000 in the second and third years, respectively. In years four, five, and six the president's base salary will be $205,000, but can be increased at the discretion of the board of director's compensation committee. Under the agreement, the Company will secure and pay the premiums on a $1,000,000 life insurance policy payable to the president's designated beneficiary or his estate. The agreement further provides for medical benefits, the use of an automobile, and grants of 750,000 non-qualified stock options, as well as 25,974 incentive stock options and 74,026 non-qualified stock options issuable under the Company's Stock Option Plan.

     The other two agreements each have a three-year term and provide for annual salaries of $104,000 in the first year increasing by $10,000 each year thereafter. The agreements further provide for an incentive bonus

                          WIRE ONE TECHNOLOGIES, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)



NOTE 10--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

equal to 1/2 of 1% of net sales payable twice yearly to both officers. Each employee is also entitled to a monthly automobile allowance. Effective
January 11, 1999, both of these employment agreements were amended. In consideration for extending the term of the agreements for an additional year, through December 31, 2000, the Company granted additional options to purchase up to 300,000 shares each of Common Stock. The options vest over a twenty-three month period. Each agreement may be terminated by the employee without cause upon written notice to the Company.

  Operating Leases

     In April 1998, the Company entered into a five-year non-cancelable lease for the use of office space in New York City. The lease provides for annual base rent of $47,500 plus a proportionate share of operating expenses. Also in 1998, the company signed a one-year lease for a Virginia sales office. Base rent under this lease is $800 per month and continues monthly after expiration of the initial term.

     In October 1999, the Company entered into a twenty-six month non-cancelable lease for the use of office space in California. The lease provides for base rent of $47,000 for the first thirteen months and $48,000 for months fourteen through the expiration date plus a proportionate share of operating expenses. Also in October 1999, the Company entered into a six month non-cancelable lease for the use of office space in Illinois. The lease provides for monthly base rent of $1,700.

     During 1999, the Company closed its New York City office and assigned their rights under a sublease to their landlord. The loss on abandoning this facility was not material to the Company's 1999 Statement of Operations.

     Future minimum rental commitments under all non-cancelable leases are as follows:

                              YEAR ENDING
                              DECEMBER 31,
------------------------------------------------------------------------
  2000..................................................................  $  271,280
  2001..................................................................     260,039
  2002..................................................................     125,030
  2003..................................................................       4,238
                                                                          ----------
                                                                          $  660,587
                                                                          ==========


     Total rent expense was $148,768, $284,630 and $311,909, $151,846 and
$305,482 for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000, respectively.


  Capital Lease Obligations


     The Company leases certain vehicles under non-cancelable lease agreements. These leases are accounted for as capital leases. The equipment under the capital leases as of December 31, 1999 had a cost of $96,591, accumulated depreciation of $27,164, with a net book value of $69,427. Future minimum lease payments under capital lease obligations at December 31, 1999 are as follows:


2000.....................................................................  $  35,925
2001.....................................................................     18,580
                                                                           ---------
Total minimum payments...................................................     54,505
Less amount representing interest........................................     (6,156)
                                                                           ---------
Total principal..........................................................     48,349
Less portion due within one year.........................................    (30,905)
                                                                           ---------
Long-term portion........................................................  $  17,444
                                                                           =========

                          WIRE ONE TECHNOLOGIES, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)


NOTE 10--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  Legal Matters

     In September 1997, the Company entered into an exclusive distribution agreement with Maxbase, Inc., the manufacturer of "MaxShare 2," a patented bandwidth-on-demand line sharing device. During 1998 the Company purchased $520,350 of Maxshare 2 units. The Company has identified performance problems with the MaxShare 2 product in certain applications, and believes that MaxBase, Inc, has a contractual obligation to correct any technical defects in the product. Pending resolution of the matter, the Company has ceased ordering product under its purchase commitment, and has also limited shipments to distribution partners.

     On July 16, 1998, MaxBase, a vendor, filed a Complaint against the Company and APC alleging that the Company breached its agreement with MaxBase Inc., for Maxshare 2 units by failing to meet the required minimum purchase obligations thereunder. The Complaint further alleges misrepresentation and unfair trade practices. The Complaint also seeks to enjoin the Company from enforcing any rights the Company has under the agreement. Maxbase claims damages of $508,200 in lost profits for units not purchased and $945,300 in lost profits for units sold to the Company below market price, as well as unspecified punitive and treble damages. In 1999, the plaintiff added claims for defamation and tortious interference. A trial is expected to occur in 2000. The Company believes the claims by MaxBase are without merit and intends to fully defend the suit and assert its rights under the agreement. The Company has filed a counterclaim for breach of contract, breach of warranty and rescission based on misrepresentation. The Company does not anticipate that the ultimate resolution will have a material adverse effect on its financial condition, results of operation or cash flows.

     On May 20, 1999 the Company settled a legal matter with its former landlord. Under the terms of the settlement, the Company paid a total of $120,000 through December 31, 1999 to fully settle this matter.

NOTE 11--FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments reported in the Company's balance sheet consist of cash, accounts receivable, accounts payable and bank loan payable, the carrying values of which approximate fair value at December 31, 1999 and 1998. The fair value of the financial instruments disclosed therein are not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

NOTE 12--PENSION PLAN

     On March 1, 1998 the Company adopted a 401(k) Retirement Plan (the "401(k) Plan") under Section 401(k) of the Internal Revenue Code. The 401(k) Plan covers substantially all employees who meet minimum age and service requirements. The 401(k) Plan is non-contributory on the part of the Company.

NOTE 13--MERGER WITH VIEW TECH, INC.


     On May 18, 2000 the merger of All Communications Corporation ("ACC") into View Tech, Inc. ("VTI") was consummated in a transaction that has been accounted for as a "reverse acquisition" using the purchase method. The reverse acquisition method resulted in ACC being recognized as the acquirer of VTI for accounting and financial reporting purposes.



     The final allocation of the purchase price may differ from that reflected in the unaudited June 30, 2000 financial statements after a more extensive review of the fair market values of the assets and liabilities has been completed as of the acquisition date. When such a review is completed, a portion of the purchase price may be ascribed to intangible assets (other than goodwill) that have shorter amortization lives than the life ascribed to goodwill in preparing the accompanying June 30, 2000 financial statements. Thus, the resulting incremental amortization charges, if any, from that portion of the purchase price ascribed to other intangible assets could be materially different from the amortization expense presented in the pro forma financial statements.

                          WIRE ONE TECHNOLOGIES, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)


NOTE 13--MERGER WITH VIEW TECH, INC.--(CONTINUED)


     Following is a schedule of the purchase price, estimated purchase price allocation and the annual amount of goodwill amortization to be recognized prospectively:



PURCHASE PRICE:



Value of securities issued...............................................................  $  30,612,258
Direct merger costs......................................................................      1,008,059
                                                                                           -------------
  Total purchase price...................................................................  $  31,620,317
                                                                                           -------------
The value of securities issued was determined as follows:
  Value of VTI shares exchanged..........................................................  $  27,739,308
  Value of VTI options and warrants......................................................      2,872,950
                                                                                           -------------
  Total value of securities issued.......................................................  $  30,612,258
                                                                                           -------------



     The value of VTI shares was computed using a five-day average share price with a midpoint of December 28, 1999, the date of the merger announcement. The number of shares used in the computation is based on the VTI shares outstanding as of May 18, 2000.



ESTIMATED PURCHASE PRICE ALLOCATION:



VTI assets acquired......................................................................  $  11,783,008
VTI liabilities assumed..................................................................    (14,182,254)
Inventory step-up to fair market value...................................................        100,000
Write-down of fixed assets...............................................................       (300,000)
Goodwill.................................................................................     34,219,563
                                                                                           -------------
  Total..................................................................................  $  31,620,317
                                                                                           -------------



     The VTI assets acquired and liabilities assumed are derived from the historical balance sheet of VTI as of May 18, 2000. The Company estimates at this time that the annual amortization expense (based on an amortization period of 15 years) will approximate $2,281,000. Amortization expense for the period ended June 30, 2000 totaled $268,783.



     The following summarized unaudited pro forma information for the year ended December 31, 1999 and the six months ended June 30, 2000 assumes the merger of the ACC and VTI occurred on January 1, 2000.



                                                                        YEAR ENDED        SIX MONTHS ENDED
                                                                     DECEMBER 31, 1999      JUNE 30, 2000
                                                                     -----------------    ----------------
Net revenues......................................................      $59,045,819         $ 29,349,921
Operating loss....................................................       (8,078,411)          (2,626,186)
Net loss attributable to common stockholders......................      (19,245,867)          (5,337,139)
Loss per share:
  Basic...........................................................            (1.60)                (.42)
  Diluted.........................................................            (1.60)                (.42)



     The unaudited pro forma operating results reflect estimated pro forma adjustments for the amortization of intangibles of $2,281,000 for the year ended December 31, 1999 and $1,140,500 for the six months ended June 30, 2000 arising from the merger and other adjustments. These pro forma operating results also reflect the effects of the series A preferred stock issued in June of 2000 as if the financing occurred on January 1, 1999. Pro forma results of operations are not necessarily indicative of the results of operations that would have occurred had the merger been consummated at the beginning of 2000, or of the future results of the combined entity.



     The Company recognized net revenues of $431,000 and $1,047,000 from transactions with VTI during the year ended December 31, 1999 and the six months ended June 30, 2000, respectively.

                          WIRE ONE TECHNOLOGIES, INC.

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)





NOTE 14--RELATED PARTY

     The landlord for the Company's Hillside, New Jersey office is Vitamin Realty Associates, L.L.C. of which Eric Friedman, one of the Company's directors, is a member. The lease term is for five years and expires on May 31, 2002. The base rental for the premises during the term of the lease is approximately $123,000 per year. In addition, the Company must pay its share of the landlord's operating expenses (i.e., those costs or expenses incurred by the landlord in connection with the ownership, operation, management, maintenance, repair and replacement of the premises, including, among other things, the cost of common area electricity, operational services and real estate taxes). For the years ended December 31, 1999 and 1998, rent expense associated with this lease was $135,000 and $119,000, respectively.


     The Company receives financial and tax services from an accounting firm in which one of the Company's directors is a partner. From the date that this Board member became a director on September 15, 1999 through December 31, 1999, the Company has incurred fees of $13,325 on services received from this firm.


NOTE 15--SUBSEQUENT EVENTS (UNAUDITED)



Acquisition


     In July 2000, the Company acquired the net assets of 2Confer, LLC, a Chicago-based provider of videoconferencing, audio and data solutions. The total consideration was $800,000, consisting of $500,000 in cash and $300,000 in the Company's common stock valued at the time of acquisition. Assets consisted primarily of accounts receivable, fixed assets, and goodwill and other intangibles. The acquisition of 2Confer, LLC is not considered to be a significant acquisition and, accordingly, pro forma results of operations disclosures are not required.





Registration Statement



     A Registration Statement on Form S-1 was filed with the Securities and Exchange Commission on July 28, 2000 to register 5,014,772 shares of the Company's common stock.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
and Stockholders of
View Tech, Inc.

     We have audited the accompanying consolidated balance sheet of View Tech, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of View Tech, Inc. and subsidiaries at December 31, 1999, and the results of their operations and their cash flows for the year ended December 31, 1999, in conformity with generally accepted accounting principles.



/S/ BDO SEIDMAN, LLP


Los Angeles, California
March 10, 2000, except
  for Note 3 which is as
  of May 18, 2000

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To View Tech, Inc.:

     We have audited the accompanying consolidated balance sheets of View Tech, Inc. and subsidiaries as of December 31, 1998 and 1997, and related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of View Tech, Inc. as of December 31, 1998 and 1997, and the consolidated results of its operations and its consolidated cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Boston, Massachusetts
January 21, 1999

                                VIEW TECH, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                             DECEMBER 31,             MARCH 31,
                                                                     ----------------------------    ------------
                                                                         1998            1999            2000
                                                                     ------------    ------------    ------------
                                                                                                     (UNAUDITED)
                              ASSETS
Current Assets:
  Cash............................................................   $    302,279    $     69,493    $     69,768
  Accounts receivable, net of reserves of $219,659, $355,000 and
     $285,000, respectively.......................................     10,594,863       9,201,821       6,803,744
  Inventory.......................................................      4,223,390       2,824,578       2,773,101
  Other current assets............................................        509,797       1,510,947         819,833
  Net assets of discontinued operations...........................      4,455,351         256,412              --
                                                                     ------------    ------------    ------------
     Total Current Assets.........................................     20,085,680      13,863,251      10,466,446
  Property and Equipment, net.....................................      1,948,662       2,223,505       2,061,157
  Other Assets....................................................        588,227         410,338         368,444
                                                                     ------------    ------------    ------------
                                                                     $ 22,622,569    $ 16,497,094    $ 12,896,047
                                                                     ============    ============    ============

               LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable................................................   $  6,644,930    $  7,836,416    $  6,684,490
  Current portion of long-term debt...............................        130,794       4,510,322       1,226,559
  Subordinated debt...............................................             --       2,000,000       1,639,532
  Accrued payroll and related costs...............................        956,982       1,275,531         852,108
  Deferred revenue................................................      1,940,579       3,160,183       2,904,024
  Accrued restructuring costs.....................................      1,026,496          80,449              --
  Other current liabilities.......................................        454,974       1,172,356         918,060
                                                                     ------------    ------------    ------------
  Total Current Liabilities.......................................     11,154,755      20,035,257      14,224,773
                                                                     ------------    ------------    ------------
Long-Term Debt....................................................      4,397,299          35,630          23,647
                                                                     ------------    ------------    ------------

COMMITMENTS AND CONTINGENCIES

Stockholders' Equity (Deficiency):
  Preferred stock, par value $.0001, authorized 5,000,000 shares,
     none issued or outstanding...................................             --              --              --
  Common stock, par value $0.0001, authorized 20,000,000 shares, issued and outstanding, 7,722,277, 7,921,135 and 9,414,227 shares at December 31, 1998, December 31, 1999 and March 31,
     2000, respectively...........................................            772             792             941
  Additional paid-in capital......................................     15,261,591      16,607,566      20,125,063
  Accumulated deficit.............................................     (8,191,848)    (20,182,151)    (21,478,377)
                                                                     ------------    ------------    ------------
  Total Stockholder's Equity (Deficiency).........................      7,070,515      (3,573,793)     (1,352,373)
                                                                     ------------    ------------    ------------
     Total Liabilities and Stockholders' Equity (Deficiency)......   $ 22,622,569    $ 16,497,094    $ 12,896,047
                                                                     ============    ============    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                                VIEW TECH, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        YEARS ENDED                       THREE MONTHS ENDED
                                                        DECEMBER 31,                           MARCH 31,
                                         ------------------------------------------    -------------------------
                                            1997           1998            1999           1999          2000
                                         -----------    -----------    ------------    ----------    -----------
                                                                                              (UNAUDITED)
Revenue:
  Product.............................   $24,851,000    $27,902,078    $ 24,024,119    $6,103,558    $ 5,922,742
  Services............................     6,163,000      9,340,000      11,455,488     2,815,652      3,291,046
                                         -----------    -----------    ------------    ----------    -----------
                                          31,014,000     37,242,078      35,479,607     8,919,210      9,213,788
                                         -----------    -----------    ------------    ----------    -----------
Costs and Expenses:
  Cost of equipment sold..............    17,689,000     19,991,620      19,438,124     4,312,986      4,164,296
  Cost of services provided...........     2,915,000      4,463,000       5,853,940     1,343,898      1,737,249
  Sales and marketing expenses........     6,346,000      7,830,654       9,955,816     2,132,000      2,250,925
  General and administrative
     expenses.........................     5,635,000      5,728,263       7,089,561     1,164,000      1,616,504
  Restructuring costs.................            --      3,303,998              --            --             --
                                         -----------    -----------    ------------    ----------    -----------
                                          32,585,000     41,317,535      42,337,441     8,952,884      9,768,974
                                         -----------    -----------    ------------    ----------    -----------

Loss from operations..................    (1,571,000)    (4,075,457)     (6,857,834)      (33,674)      (555,186)

Interest expense......................      (338,000)      (246,000)       (687,083)      (37,004)      (741,040)
                                         -----------    -----------    ------------    ----------    -----------

Loss before income taxes..............    (1,909,000)    (4,321,457)     (7,544,917)      (70,678)    (1,296,226)

Provision for income taxes............        (4,512)        (4,233)       (382,798)           --             --
                                         -----------    -----------    ------------    ----------    -----------

Loss from continuing operations.......    (1,913,512)    (4,325,690)     (7,927,715)      (70,678)    (1,296,226)

Discontinued Operations:
Income (loss) from discontinued
  operations..........................     2,052,139      1,511,293        (825,000)     (183,858)            --
Loss on disposal of discontinued
  operations..........................            --             --      (3,237,588)           --             --
                                         -----------    -----------    ------------    ----------    -----------
Net Income (Loss).....................   $   138,627    $(2,814,397)   $(11,990,303)   $ (254,536)   $(1,296,226)
                                         ===========    ===========    ============    ==========    ===========
Loss from Continuing Operations per
  Share:
  Basic and Diluted...................   $      (.30)   $      (.63)   $      (1.01)   $    (0.01)   $     (0.16)
                                         ===========    ===========    ============    ==========    ===========
Income (Loss) from Discontinued
  Operations per Share:
  Basic and Diluted...................   $       .32    $       .22    $      (0.52)   $    (0.02)   $        --
                                         ===========    ===========    ============    ==========    ===========
Net Income (Loss) per Share
  Basic and Diluted...................   $       .02    $      (.41)   $      (1.53)   $    (0.03)   $     (0.16)
                                         ===========    ===========    ============    ==========    ===========

Shares Used In Computing Income (Loss)
  per Share:
  Basic and Diluted...................     6,371,651      6,888,104       7,842,518     7,764,371      8,229,173
                                         ===========    ===========    ============    ==========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                VIEW TECH, INC.
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                                                                      TOTAL
                                                    COMMON STOCK      ADDITIONAL                   STOCKHOLDERS'
                                                 ------------------     PAID-IN     ACCUMULATED       EQUITY
                                                  SHARES     AMOUNT     CAPITAL       DEFICIT      (DEFICIENCY)
                                                 ---------   ------   -----------   ------------   -------------
Balance, January 1, 1997.......................  5,666,814    $567    $ 9,934,236   $ (5,516,078)   $ 4,418,725

  Issuance of common stock.....................    736,662      74      3,172,333             --      3,172,407
  Shares issued under stock option plan........    113,648      11         56,914             --         56,925
  Shares issued in connection with exercise of
     warrants..................................     72,447       7        364,853             --        364,860
  Issuance of warrants in connection with new
     banking relationship......................         --      --        125,288             --        125,288
  Net income...................................         --      --             --        138,627        138,627
                                                 ---------    ----    -----------   ------------    -----------
Balance, December 31, 1997.....................  6,589,571     659     13,653,624     (5,377,451)     8,276,832

  Issuance of common stock.....................    985,872      98      1,554,973             --      1,555,071
  Shares issued under stock option and purchase
     plans.....................................    146,584      15         51,744             --         51,759
  Shares issued in connection with exercise of
     warrants..................................        250      --          1,250             --          1,250
  Net loss.....................................         --      --             --     (2,814,397)    (2,814,397)
                                                 ---------    ----    -----------   ------------    -----------
Balance, December 31, 1998.....................  7,722,277     772     15,261,591     (8,191,848)     7,070,515
  Shares issued under stock option and purchase
     plans.....................................    198,858      20        264,570             --        264,590
  Issuance of warrants in connection with
     subordinated debt.........................         --      --      1,081,405             --      1,081,405
  Net loss.....................................         --      --             --    (11,990,303)   (11,990,303)
                                                 ---------    ----    -----------   ------------    -----------
Balance, December 31, 1999.....................  7,921,135     792     16,607,566    (20,182,151)    (3,573,793)
  Shares issued under stock option and purchase
     plans (unaudited).........................    501,009      50        984,385             --        984,435
  Shares issued in connection
     with exercise of warrants (unaudited).....    992,083      99      2,533,112             --      2,533,211
  Net loss (unaudited).........................         --      --             --     (1,296,226)    (1,296,226)
                                                 ---------    ----    -----------   ------------    -----------
Balance, March 31, 2000 (unaudited)............  9,414,227    $941    $20,125,063   $(21,478,377)   $(1,352,373)
                                                 =========    ====    ===========   ============    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                VIEW TECH, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED                       THREE MONTHS ENDED
                                                               DECEMBER 31,                           MARCH 31,
                                                ------------------------------------------   ---------------------------
                                                   1997           1998           1999            1999           2000
                                                -----------   ------------   -------------   ------------   ------------
                                                                                                     (UNAUDITED)
Cash Flows from Operating Activities:
  Net income (loss)...........................  $   138,627   $ (2,814,397)  $ (11,990,303)  $   (254,536)  $ (1,296,226)
  Adjustments to reconcile net income (loss)
    to net cash used in operating activities:
    Depreciation and amortization.............      472,245        559,213         626,483        148,473        703,051
    Non-cash restructuring expenses...........           --      1,491,392              --             --             --
    Reserve on accounts receivable............       51,480        179,000         164,307             --        (70,000)
    Reserve on inventory......................           --        163,020       1,602,000             --         30,717
    Discontinued operations...................   (2,052,139)    (1,511,293)      4,062,588        183,858             --
  Changes in assets and liabilities net of
    effects of acquisitions:
    Accounts receivable, net..................   (3,218,242)    (1,705,815)      1,228,735     (1,253,819)     2,468,077
    Inventory.................................     (333,373)    (2,282,287)       (203,188)      (663,866)        20,760
    Other assets..............................      (77,695)      (205,747)        258,144       (301,513)       (93,900)
    Accounts payable..........................      302,449        975,586       1,691,486         13,126     (1,151,924)
    Accrued merger costs......................   (1,160,495)            --              --             --             --
    Accrued restructuring charges.............           --      1,026,496        (946,047)      (439,934)       (80,449)
    Accrued payroll and related costs.........    1,015,346        (58,364)        318,549       (268,486)      (423,423)
    Deferred revenue..........................    1,087,161        853,418       1,219,604        795,474       (256,159)
    Other current liabilities.................     (530,367)       134,886         717,382        (52,375)      (254,296)
                                                -----------   ------------   -------------   ------------   ------------
    Net cash used in operating activities.....   (4,305,003)    (3,194,892)     (1,250,260)    (2,093,598)      (403,772)
                                                -----------   ------------   -------------   ------------   ------------
    Net cash provided by (used in)
      discontinued operations.................   (2,578,090)     2,417,469         136,351         57,721        182,147
                                                -----------   ------------   -------------   ------------   ------------

Cash Flows from Investing Activities:
  Purchase of property and equipment..........     (856,063)      (868,430)       (901,326)      (475,152)            --
                                                -----------   ------------   -------------   ------------   ------------

Cash Flows from Financing Activities:
  Net borrowings (payment) under lines of
    credit....................................       63,200       (218,896)        148,208      2,415,016     (3,283,763)
  Issuance of subordinated debt...............           --             --       1,500,000             --             --
  Issuance of debt............................    4,622,061             --              --             --             --
  Repayments of capital lease and other debt
    obligations...............................           --       (469,476)       (130,349)       (20,534)       (11,983)
  Issuance of common stock, net...............    3,719,480      1,608,080         264,590        140,588      3,517,646
                                                -----------   ------------   -------------   ------------   ------------
    Net cash provided by financing
      activities:.............................    8,404,741        919,708       1,782,449      2,535,070        221,900
                                                -----------   ------------   -------------   ------------   ------------

Net Increase (Decrease) in cash...............      665,585       (726,145)       (232,786)        24,041            275
Cash, beginning of period.....................      362,839      1,028,424         302,279        302,279         69,493
                                                -----------   ------------   -------------   ------------   ------------
Cash, end of period...........................  $ 1,028,424   $    302,279   $      69,493   $    326,320   $     69,768
                                                ===========   ============   =============   ============   ============
Supplemental Disclosures:
  Operating activities reflect:
    Interest Paid.............................  $   352,808   $    478,102   $     467,296   $     92,549   $    125,582
                                                ===========   ============   =============   ============   ============
    Income Taxes paid.........................  $     7,640   $    105,471   $      53,286   $     21,700   $         --
                                                ===========   ============   =============   ============   ============
Non-cash financing activity:
  Warrants issued in connection with
    subordinated debt recorded as debt
    issuance costs in other current assets....  $        --   $         --   $   1,081,405   $         --   $         --
                                                ===========   ============   =============   ============   ============
  Subordinated debt issued in satisfaction of
    accounts payable..........................  $        --   $         --   $     500,000   $         --   $         --
                                                ===========   ============   =============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                                 VIEW TECH, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


NOTE 1--THE BUSINESS

     View Tech, Inc.(the "Company"), a Delaware corporation, commenced operations in July 1992 as a California corporation. In June 1995, the Company completed an initial public offering of common stock. In November 1996, View Tech merged with USTeleCenters, Inc. ("UST"), a Massachusetts corporation, and the Company reincorporated in Delaware. In November 1997, the Company, through its wholly-owned subsidiary, acquired the net assets of Vermont Telecommunications Network Services, Inc. ("NSI"), a Vermont corporation headquartered in Burlington, Vermont. On February 18, 2000, the Company sold its subsidiaries, UST and NSI, to OC Mergerco 4, Inc. ("OCM") Inc. as further described in Note 6 and has treated these entities as discontinued operations. Upon the sale of UST and NSI, the Company operates in one segment, video product sales and service. Substantially all of the Company's revenues and all identifiable assets are generated in the United States.


     The Company entered into a merger agreement in December, 1999 with All Communications, Inc. ("ACC"), a regional competitor of the Company headquartered in the State of New Jersey. The merger is pending subject to regulatory approval and stockholder approval. On completion of the merger, each outstanding share of ACC common stock will be converted into the right to receive 3.3 shares of fully paid and non-assessable Company common stock, $.0001 par value per share. Based on the number of currently outstanding shares of ACC and Company stock as of January 11, 2000, assuming that all outstanding options and warrants of the two companies are exercised, the shareholders of ACC, will own approximately 74.5% of the outstanding common stock following consummation of the merger. (See Note
3).


     The Company is a single source provider of voice, video and data equipment, network services and bundled telecommunications solutions for business customers from its 19 offices throughout the United States. The Company has equipment distribution partnerships with Accord Telecommunications, Cisco Systems, Ezenia, FVC.com, Intel Corporation, Lucent Technologies, Madge Networks, PictureTel Corporation, Polycom, Inc., Tandberg, VCON and VTEL Corporation.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated.

  Interim financial information

     The interim consolidated financial information of the Company for the three months ended March 31, 1999 and 2000 is unaudited. The unaudited interim consolidated financial information has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations, and cash flows at March 31, 2000 and for the three months ended March 31, 1999 and 2000.

     Revenue Recognition. The Company sells both products and services. Product revenue consists of revenue from the sale of video communications and telephone equipment and is recognized at the time of shipment. Service revenue is derived from services rendered in connection with the sale of new systems and from services rendered with respect to previously installed systems. Services rendered in connection with the sale of new systems consist of engineering services related to system integration, installation, technical training, user training, and one-year parts-and-service warranty. The majority of these services are rendered at or prior to installation, and all of the revenue is recognized when services are rendered. Revenue related to extended warranty contracts is deferred and recognized over the life of the extended warranty period.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Per Share Data. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income
(loss) by the weighted average number of shares of common stock outstanding and the effect of the potentially dilutive shares.

     Cash and Cash Equivalents. The Company considers all highly liquid investments with a maturity not exceeding three months at the date of purchase to be cash equivalents.

     Inventories. Inventories are accounted for on the basis of the lower of cost or market. Cost is determined on a FIFO (first-in, first-out) basis. Included in inventory is demonstration equipment held for resale in the ordinary course of business. The Company generally sells its video demonstration equipment after the six month holding period required by its primary equipment supplier.

     Property and Equipment. Property and equipment are recorded at cost and include improvements that significantly add to utility or extend useful lives. Depreciation of property and equipment is provided using straight-line and accelerated methods over estimated useful lives ranging from one to ten years. Expenditures for maintenance and repairs are charged to expense as incurred.

     Intangibles. Cost in excess of the fair value of net assets of purchased businesses (goodwill) is amortized using the straight-line method over 15 years, its estimated useful life.

     Long-lived Assets. The Company assesses the realizability of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed of. SFAS No. 121 requires, among other things, that an entity review its long-lived assets including intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. During 1998, the Company recorded charges of approximately $1,465,000 relating to the impairment of goodwill that is included in restructuring costs in the consolidated statements of operations. During 1999, the Company recorded charges of $2.9 million relating to impairment of goodwill and fixed assets in connection with the sale of its discontinued operations.

     Income Taxes. The Company accounts for income taxes using SFAS No. 109, Accounting for Income Taxes, which requires a liability approach to financial accounting and reporting for income taxes.

     Deferred taxes are recognized for timing differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

     Concentration of Risk. Items that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable and the dependence on a major equipment vendor.

     Accounts receivable subject the Company to potential credit risk with its customers. The Company performs on-going credit evaluations of its customers' financial condition but does not require collateral.

     Approximately 29% of the Company's revenues for the year ended December 31, 1999 are attributable to the sale of equipment manufactured by PictureTel. Termination or change of the Company's business relationship with PictureTel, disruption in supply, failure of this supplier to remain competitive in quality, function or price, or a determination by such supplier to reduce reliance on independent distributors such as the Company could have a materially adverse effect on the Company.

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     Comprehensive Income (Loss). Comprehensive income (loss) is comprised of net income (loss) and all changes to stockholders' equity except those due to investments by owners and distributions to owners. Other than net income (loss), the Company does not have any other components of comprehensive income (loss) for each of the years ended December 31, 1999, 1998, and 1997 and for the three months ended March 31, 2000 and 1999, respectively.

     New Accounting Pronouncements. Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. Statement of Financial Accounting Standards No. 137 deferred the effective date of FAS 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not expect adoption of SFAS 133 to have a material effect, if any, on its financial position, results of operations, or cash flows.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition ("SAB 101") which broadly addresses how companies report revenues in their financial statements. The Company is in the process of evaluating the accounting requirements of SAB 101 and does not expect that this standard will have a material effect, if any, on its financial position, results of operations, or cash flows.



NOTE 3--SUBSEQUENT EVENT



     On May 18, 2000, the stockholders of the Company and ACC approved a definitive agreement to merge the two companies. On that date, the merged entity was formed by the merger of ACC into the Company. The new company became
Wire One Technologies, Inc. ("Wire One"), and ACC's board of directors and senior management succeeded to the board and senior management of Wire One. ACC stockholders received 1.65 shares of Wire One common stock for each ACC share.


NOTE 4--BUSINESS COMBINATION

     On November 29, 1996, the Company acquired USTeleCenters, which is an authorized sales agent for several of the Regional Bell Operating Companies ("RBOCs"). The transaction was accounted for as a pooling of interests in which USTeleCenters' shareholders exchanged all of their outstanding shares and options for View Tech common stock and options, respectively. USTeleCenters' shareholders and option holders (upon exercise of their options) received 2,240,976 shares of View Tech common stock and options to purchase 184,003 shares of View Tech common stock. The value of the transaction was approximately $16.5 million. In connection with the acquisition, the Company issued 24,550 shares in January 1997 to certain investment bankers.

NOTE 5--ACQUISITIONS

     On November 13, 1997, the Company, through its wholly-owned subsidiary, acquired the net assets of Vermont Telecommunications Network Services, Inc. ("NSI") a Vermont corporation. Pursuant to the terms of the Asset Purchase Agreement, (the "Agreement"), the Company acquired ownership of the assets and assumed certain liabilities of NSI, effective November 1, 1997. The aggregate purchase price for the net assets of NSI consisted of (i) $2,000,000 cash paid at the closing, (ii) a promissory note in the original amount of $250,000, bearing interest at the rate of 8% per annum subsequently paid in full on November 21, 1998, (iii) a contingent note in the original amount of $250,000, bearing interest at the rate of 8% per annum and payable in full on November 21, 1999, and (iv) $400,000 paid by the issuance of 62,112 shares of the Company's common stock. The contingent note in the amount of $250,000 is due only if NSI, achieves

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


NOTE 5--ACQUISITIONS--(CONTINUED)

EBIT, as defined, equal to or greater than $700,000 for the year ended
December 31, 1998. In addition, View Tech is required to pay an additional amount equal to 40% of NSI's EBIT, as defined, in excess of $900,000 per calendar year commencing January 1, 1998 and ending December 31, 2000. The calculation of NSI's EBIT for the year ended December 31, 1998, was conclusively determined under the Agreement in December 1999 and a liability was calculated. This liability of $180,000 was assumed as part of the sale of UST and NSI by OCM (See Note 6). The cash portion of the purchase price of $2,000,000 was paid utilizing the Company's bank line of credit. The excess of the acquisition price over the net assets acquired of approximately $2,708,000 was accounted for as goodwill and was being amortized over 15 years until December 1999 when an impairment loss of $2.1 million related to this goodwill was recognized as further described in Note 6. NSI, based in Burlington, Vermont, is an authorized agent selling Bell Atlantic services in Vermont, New Hampshire, upstate New York and western Massachusetts. The acquisition has been accounted for as a purchase transaction and, accordingly, the accompanying financial statements include the accounts and transactions of NSI since the acquisition date.

NOTE 6--DISCONTINUED OPERATIONS

     On May 7, 1999, the Company executed a letter of intent to sell the assets of UST and NSI. However, by the end of September 1999, the negotiations with the original purchaser relative to said sale were terminated without completing the sale. The Company, in September 1999, initiated discussions with alternative parties which ultimately resulted in finding a buyer for UST and NSI. On February 18, 2000, the Company completed the sale of its subsidiaries to OCM. The Company sold the net assets of UST and NSI ($3,156,412) as of December 31, 1999 to OCM for cash consideration amounting to $182,147 and shares of the common stock of the Purchaser's parent company, Pentastar Communications, Inc. which the Company valued at $74,265. In addition, the Company assumed the liability of funding the cash needs of the discontinued operation for the period January 1, 2000 to February 18, 2000 which amounted to $0.3 million. This liability was accrued at December 31, 1999 in the Company's financial statements. This sale and assumption of liabilities resulted in a loss on disposal of approximately $3.2 million. OCM also assumed a $180,000 commitment to Zoltan Keve, the former principal of NSI, related to certain agreements signed in conjunction with the Company's purchase of NSI in November 1997 (See
Note 5).

     The balance sheets, statements of operations, and statements of cash flows have been restated to show the net effect of the discontinuance of the network business. Assets and liabilities to be disposed of consists of the following:

                                                                          DECEMBER 31,
                                                                   --------------------------
                                                                      1998           1999
                                                                   -----------    -----------
Accounts receivable.............................................   $ 3,497,000    $ 1,807,000
Other current assets............................................       571,000        566,400
Property and equipment..........................................     1,600,000        280,012
Goodwill........................................................     2,300,000             --
Other assets....................................................       100,351         84,000
Current liabilities.............................................    (3,380,000)    (2,316,000)
Long-term liabilities...........................................      (233,000)      (165,000)
                                                                   -----------    -----------
  Total.........................................................   $ 4,455,351    $   256,412
                                                                   ===========    ===========

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 6--DISCONTINUED OPERATIONS--(CONTINUED)

     Results of operations of UST and NSI are as follows:

                                                                                                       THREE
                                                                                                      MONTHS
                                                                                                       ENDED
                                                               YEARS ENDED DECEMBER 31,              MARCH 31,
                                                       -----------------------------------------    -----------
                                                          1997           1998           1999           1999
                                                       -----------    -----------    -----------    -----------
                                                                                                    (UNAUDITED)
Sales...............................................   $18,930,306    $20,739,988    $12,453,000    $ 3,056,675
Cost and expenses...................................    16,849,164     18,947,102     13,071,000      3,184,988
                                                       -----------    -----------    -----------    -----------
Operating income (loss).............................     2,081,142      1,792,886       (618,000)      (128,313)
Interest expense....................................        29,003        281,593        207,000         55,545
                                                       -----------    -----------    -----------    -----------
                                                         2,052,139      1,511,293       (825,000)      (183,858)
Disposal loss and accrual of future cash
  obligations.......................................            --             --      3,237,588             --
                                                       -----------    -----------    -----------    -----------
Net income (loss)...................................   $ 2,052,139    $ 1,511,293    $(4,062,588)   $  (183,858)
                                                       ===========    ===========    ===========    ===========

     In accordance with EITF 87-24, interest expense has been allocated to discontinued operations based on the debt that could be identified as specifically attributable to those operations. No general corporate overhead has been allocated to these operations.

NOTE 7--RESTRUCTURING AND OTHER COSTS

     During 1998, the Company recorded a restructuring and asset impairment charge of $4.2 million ($3.3 million related to continuing operations and $.9 million related to discontinued operations). The significant components of the restructuring charge are as follows:

Impairment write-down of goodwill related to previous acquisitions...... $1,465,000
Employee termination costs..............................................  1,793,000
Facility exit costs.....................................................    157,000
Write-down of Property and Equipment....................................     27,000
Travel related expenses.................................................    140,000
Consulting expenses.....................................................    322,000
Other costs.............................................................    297,013
                                                                         ----------
                                                                         $4,201,013
                                                                         ==========

     The impairment write-down of goodwill relates to the Company's determination that there was no future expected cash flows from two acquisitions that represented $1,465,000 of goodwill. The employee termination costs relate to approximately 33 employees and officers of the Company. The Company closed one of its outside network sales offices. The Company also terminated its internet service provider reseller agreement. In connection with these decisions, the Company recorded employee termination, facility exit related expense, and a write-down of leasehold improvements. In addition, the Company's decision to eliminate duplicative corporate overhead functions resulted in employee termination and travel related expenses. The Company utilized the services of consultants in connection with the plan of restructuring.

     The total cash impact of the restructuring amounted to $2,709,621 of which $0 is included in the accompanying balance sheet at March 31, 2000.

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


NOTE 7--RESTRUCTURING AND OTHER COSTS--(CONTINUED)

     The following table summarizes the activity against the restructuring charge:

Restructuring Charge..................................................   $4,201,013
Cash paid.............................................................   (2,709,621)
Non-cash expenses.....................................................   (1,491,392)
                                                                         ----------
Balance, March 31, 2000 (unaudited)...................................   $       --
                                                                         ==========

NOTE 8--INVENTORY

     Inventories are summarized as follows:

                                                 DECEMBER 31,            MARCH 31,
                                          --------------------------    -----------
                                             1998           1999           2000
                                          -----------    -----------    -----------
                                                                        (UNAUDITED)
Demonstration equipment................   $ 1,664,031    $ 2,562,723    $ 2,615,684
Finished goods.........................     2,261,965      1,301,902      1,225,881
Spare parts............................       460,414        724,973        727,273
                                          -----------    -----------    -----------
                                            4,386,410      4,589,598      4,568,838
Reserve................................      (163,020)    (1,765,020)    (1,795,737)
                                          -----------    -----------    -----------
                                          $ 4,223,390    $ 2,824,578    $ 2,773,101
                                          ===========    ===========    ===========

     During the fourth quarter of 1999, the Company recorded an additional
$1.6 million inventory reserve covering demonstration equipment, finished goods and spare parts inventories. Approximately 75% of the reserve applied to demonstration equipment which had not been resold by December 31, 1999. The remainder of the reserve applied to certain finished goods and excess spare parts. Management believes such reserves are adequate to reflect inventory at its net realizable value. It is reasonably possible that a change in the estimate could occur in the near term.

NOTE 9--PROPERTY AND EQUIPMENT, NET

     Property and equipment are summarized as follows:

                                                 DECEMBER 31,            MARCH 31,
                                          --------------------------    -----------
                                             1998           1999           2000
                                          -----------    -----------    -----------
                                                                        (UNAUDITED)
Computer equipment and software........   $ 1,216,462    $ 1,569,619    $ 1,569,619
Equipment..............................     1,138,756      1,508,353      1,508,353
Furniture and fixtures.................       469,001        570,777        570,777
Leasehold improvements.................       332,456        409,252        409,252
                                          -----------    -----------    -----------
                                            3,156,675      4,058,001      4,058,001
Less accumulated depreciation..........    (1,208,013)    (1,834,496)    (1,996,844)
                                          -----------    -----------    -----------
                                          $ 1,948,662    $ 2,223,505    $ 2,061,157
                                          ===========    ===========    ===========

     Property and equipment under capital lease obligations, net of accumulated amortization, at March 31, 2000, December 31, 1999 and 1998 were $284,784, $300,840 and $365,064, respectively.

NOTE 10--SUBORDINATED DEBT

     The Company secured interim loans totaling $2.0 million, of which $1.5 million came from individual investors (Note 11), and $0.5 million in credit from one of the Company's suppliers. The individual investors

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


NOTE 10--SUBORDINATED DEBT--(CONTINUED)

and the supplier are to be re-paid in seven months with interest at the prime rate plus 2 1/2% for the $2.0 million in loans. In return, the Company pledged all of its assets, in a junior position to the lenders, to the subordinated lenders. Further, the Company issued 925,000 shares in 5-year exercisable warrants to the subordinated lenders, on a proportional basis of each investor's investment, with an exercise price of $1.625 a share (Note 11).

NOTE 11--LONG-TERM DEBT

     View Tech, Inc. and its wholly-owned subsidiary, UST, entered into a $15 million credit agreement (the "Agreement") with Imperial Bank and BankBoston (now Fleet Bank) effective November 21, 1997. The Agreement provided for three separate loan commitments consisting of (i) a Facility A Commitment of up to $7 million for working capital purposes; (ii) a Facility B Commitment of up to $5 million, which expired on December 1, 1998; and (iii) a Facility C Commitment of up to $3 million for merger/acquisition activities. Amounts under the agreement are collateralized by the assets of the Company. Funds available under the agreement vary from time to time depending on many variables such as the amount of eligible trade accounts receivable and eligible inventory of the Company.

     On August 5, 1999, the Company received a Notice of Event of Default and Notice of Reservations of Rights from the lenders. The Facility C Commitment was terminated. On November 23, 1999, the Company signed a six-month forbearance agreement to be implemented in conjunction with an infusion of $2.0 million in subordinated debt (Note 10). During the term of the forbearance period, the maximum aggregate amount of the Facility A facility will be equal to $4.75 million subject to specified collateral base adjustments. Subject to the default provisions, which include the failure to pay specified obligations, the departure of the current, interim chief executive officer and president, or a particular material event concerning the Company, the forbearance continues until May 31, 2000. Interest on the sum owed on Facility A is set at the prime rate plus 2 1/2%. Interest on any over-advances is the prime rate plus 4%. At December 31, 1999, the interest rate on Facility A was 11%. At December 31, 1999, amounts utilized under the Facility were $1,105,786.

     In return, the lenders received the following consideration: the exercise price of the lenders' existing 80,000 warrants, which are exercisable until November 21, 2004 was changed to $1.63 from $4.50. The change was effective as of the date of the forbearance agreement. Under the forbearance agreement, the lenders will receive a supplemental fee of $150,000. The fee was deferred and is being amortized to expense over the forbearance period.

     The change of the exercise price of the lenders' existing warrants and the issuance of warrants to the subordinated lenders at $1.63 and $1.625, respectively required the recognition of $1,081,405 in deferred debt issuance costs and additional paid-in capital. The fair value of the warrants at the repricing/issuance dates was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: expected life--1 year; volatility--74.08%; dividend yield--0.00%; interest rate--6.00%. Deferred debt issuance costs of $360,468 were included in other current assets at March 31, 2000.

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 11--LONG-TERM DEBT--(CONTINUED)

     Long-term debt consists of the following:

                                                   DECEMBER 31,           MARCH 31,
                                             ------------------------    -----------
                                                1998          1999          2000
                                             ----------    ----------    -----------
                                                                         (UNAUDITED)
Line of credit............................   $4,215,319    $4,363,527    $ 1,105,786
Capital lease obligations.................      312,774       182,425        144,420
                                             ----------    ----------    -----------
                                              4,528,093     4,545,952      1,250,206
Less current maturities...................      130,794     4,510,322      1,226,559
                                             ----------    ----------    -----------
                                             $4,397,299    $   35,630    $    23,647
                                             ==========    ==========    ===========

CAPITAL LEASE OBLIGATIONS

     The Company leases certain equipment and furniture under capital lease arrangements. The following is a schedule of future minimum lease payments required under capital leases, together with their present value as of December 31, 1999:

YEARS ENDING DECEMBER 31,
--------------------------------------------------------------
  2000........................................................   $156,331
  2001........................................................     33,596
  2002........................................................      5,613
                                                                 --------
Net minimum lease payments....................................    195,540
Less amount representing interest.............................     13,115
                                                                 --------
Present value of net minimum lease payments...................   $182,425
                                                                 ========

     The current portion due under capital lease obligations at March 31, 2000, December 31, 1999 and 1998 was $121,273, $146,795 and $130,794, respectively.

NOTE PAYABLE TO FORMER NSI OWNER

     In connection with the Company's acquisition of NSI, part of the purchase price consisted of a promissory note in the original amount of $250,000, bearing interest at the rate of 8% per annum which was paid in full on November 21, 1998.

NOTE 12--COMMITMENTS AND CONTINGENCIES

     The Company leases various facilities under operating leases expiring through 2003. Certain leases require the Company to pay increases in real estate taxes, operating costs and repairs over certain base year amounts. Lease payments for the three months ended March 31, 2000 (unaudited) and 1999 (unaudited) and the years ended December 31, 1999, 1998, and 1997, were approximately $328,000 and $269,000, $1,219,000, $908,000, and $859,000,
respectively.

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


NOTE 12--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     Minimum future rental commitments under non-cancelable operating leases are as follows:

YEARS ENDING DECEMBER 31,
----------------------------------------------------------------------
  2000................................................................   $1,047,894
  2001................................................................      891,566
  2002................................................................      705,155
  2003 and thereafter.................................................      922,464
                                                                         ----------
                                                                         $3,567,079
                                                                         ==========

     The Company has been named as a defendant in employee-related lawsuits or claims before administrative boards filed by former employees of UST and/or NSI. The Company is vigorously defending itself against such matters and does not expect the outcome to have a material adverse impact on its financial position, results of operations or cash flow.

NOTE 13--COMMON AND PREFERRED STOCK

     Common Stock. In November 1996, the Company increased the number of shares of common stock authorized for issuance from 10,000,000 to 20,000,000 and changed the par value of its stock from $0.01 to $0.0001 per share.

     Warrants and Options. Included in the public stock offering in June 1995, was the sale of 575,000 warrants to the public. All warrants were exercisable at $5.00 per share for a period of two years commencing one year after the effective date of the registration statement. All unexercised warrants expired on June 15, 1998.

     Upon consummation of the public offering, the Company issued the underwriter 120,000 warrants to purchase common stock of the Company at an exercise price of $6.75 or 135% of the public offering price per share. Such warrants may be exercised at any time during the period of five years commencing June 15, 1995. In addition, the Company issued the underwriters 50,000 warrants at an exercise price of $6.918 per warrant or 138% of the public offering price. Each warrant is exercisable into one share of common stock at a price of $6.918 per share for a three-year period commencing on June 15, 1995. These warrants expired on June 15, 1998.

     In connection with the Company's credit agreement, the Company issued common stock warrants for the purchase of 80,000 shares of the Company's common stock. During 1998, the exercise price of the warrants was reduced to $4.50 per share. The exercise price was further reduced to $1.63 per share in connection with the forbearance agreement signed on November 23, 1999. The warrants are exercisable until November 21, 2004.

     In March 2000, the Company received net proceeds of approximately $2,533,211 from the exercise of 992,083 warrants.

     Private Offerings. In the first quarter of 1997, the Company completed a private placement with Telcom Holding, LLC, a Massachusetts limited liability company ("Telcom") formed by The O'Brien Group, Inc., a Massachusetts corporation. Telcom purchased (i) 650,000 shares of Common Stock and
(ii) Common Stock Purchase Warrants exercisable at $6.50 per share of the Company to purchase up to 325,000 shares of Common Stock. The Company issued additional Common Stock Purchase Warrants to certain managing members of Telcom for the purchase of 162,500 shares of Common Stock at a purchase price per share of $6.50.

     On August 18, 1998, the Company received a notice (the "Initial Notice") from NASDAQ that it did not meet the applicable listing requirements as of June 30, 1998 because it did not have $4,000,000 in net tangible assets and therefore its Common Stock was subject to delisting. The Company sought immediate

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


NOTE 13--COMMON AND PREFERRED STOCK--(CONTINUED)

action to rectify this situation through the private placement of 826,668 shares of the Company's Common Stock to accredited investors. The offering was completed on November 10, 1998 and raised $1.2 million. Subsequently, in February, 1999, NASDAQ informed the Company that it was closing its de-listing proceedings. However, in or about January, 2000, NASDAQ has informed the Company that it must re-apply for NASDAQ national market listing after the merger with ACC and that it may not be approved to remain on the NASDAQ national market exchange.

     Preferred Stock. The Company has 5,000,000 shares of authorized Preferred Stock. In November 1996, the Company changed the par value of the preferred stock from $0.01 to $0.0001 per share. The Preferred Stock may be issued in one or more series with such rights and preferences as may be determined by the Board of Directors. No shares of preferred stock have been issued.

     Employee Stock Purchase Plan. The Company has an Employee Stock Purchase Plan (the "Purchase Plan") under which a maximum of 500,000 shares of Common Stock, (pursuant to the Amendment of the Purchase Plan approved by the Board of Directors of June 3, 1998), may be purchased by eligible employees. Substantially all full-time employees of the Company are eligible to participate in the Purchase Plan. Shares are purchased through accumulation of payroll deductions (of not less than 1% nor more than 10% of the employees compensation, as defined not to exceed 2,000 shares per purchase period) for the number of whole shares, determined by dividing the balance in the employee's account by the purchase price per share which is equal to 85% of the fair market value of the Common Stock, as defined. In 1999 and 1998, 114,504 and 159,204 shares were purchased under this Plan. The Company, in February 2000, terminated the Employee Stock Purchase Plan program.

     Stock Option Plan. In July 1994, the Company began granting stock options to key employees, consultants and certain non-employee directors. The options are intended to provide incentive for such persons' service and future services to the Company thereby promoting the interest of the Company and its stockholders.

     The Company currently maintains four stock option plans that generally require the exercise price of options to be not less than the estimated fair market value of the stock at the date of grant. Options vest over a maximum period of four years and may be exercised in varying amounts over their respective terms. In accordance with the provisions of such plans, all outstanding options become immediately exercisable upon a change in control, as defined, of the Company. The Company has authorized an aggregate of 2,322,000 shares of common stock to be available under all the current option plans.

     On October 20, 1998, the Company's Board of Directors authorized the repricing of certain options previously issued to employees. In accordance with APB Opinion 25, which the Company applies in accounting for its stock option plans, no additional compensation was recognized on the repricing of these options since the fair value of the common stock on this date was less than or equal to the revised exercise price of the options.

     On April 16, 1999 the Board of Directors authorized the Company to transfer all unused or returned as unexercised stock options in the 1995 Stock Option Plan to be transferred into the 1997 Stock Incentive Plan. The stockholders approved this transfer at the annual meeting on or about May 25, 1999. An S-8 was filed with the Commission to reflect this transfer into the 1997 Stock Incentive Plan.

     On April 16, 1999, the Board of Directors authorized an additional 400,000 stock options to be added to the 1997 Special Non-Officer Stock Option Plan. An S-8 filing to reflect that addition of stock options is expected to be filed no later than April, 2000.

     On or about November 10, 1999, in an addendum to the October 8, 1999 employment contract among the Company, Nightingale & Associates and S. Douglas Hopkins, the Company agreed to provide stock options in the amount of 195,000 to
S. Douglas Hopkins or his designees. The stock options are to be

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


NOTE 13--COMMON AND PREFERRED STOCK--(CONTINUED)

immediately vested upon registration and can be exercised over five years from the date of the grant. The strike or exercise price of the stock option award is $1.75, which was the fair market value on October 8, 1999 and which amount was above fair market value of the stock as of November 10, 1999. The Company also provided additional compensation to Mr. Hopkins or his designees which can be, and is now expected to be provided in the nature of 156,000 shares of common stock at the fair market value when Mr. Hopkins satisfactorily completes his tenure as Chief Executive Officer and President of the Company. The stock options and stock grant, however, have not, at present been registered with the Commission in any S-8 or other filing at this time.

     Activity in the plans on a consolidated basis is summarized as follows:

                                                                          NUMBER OF           WTD. AVG.           EXERCISE
                                                                           SHARES          PRICE PER SHARE         PRICE
                                                                          ---------    -----------------------    --------
Options Outstanding at January 1, 1997.................................   1,041,605              .250 -- 7.250     $ 4.09
  Granted..............................................................     617,500             3.000 -- 5.812       3.21
  Exercised............................................................    (113,535)             .250 -- 6.250       0.50
  Canceled.............................................................    (154,500)            5.812 -- 7.625       6.80
                                                                          ---------    -----------------------     ------
Options Outstanding at December 31, 1997...............................   1,391,070              .250 -- 7.625       3.69
  Granted..............................................................     669,960             2.250 -- 4.940       2.91
  Exercised............................................................    (146,584)             .250 -- 5.000       0.35
  Canceled.............................................................    (481,130)            3.000 -- 7.630       4.83
                                                                          ---------    -----------------------     ------
Options Outstanding at December 31, 1998...............................   1,433,316              .250 -- 7.630       3.21
  Granted..............................................................   1,273,850             1.500 -- 2.250       1.89
  Exercised............................................................     (65,700)             .250 -- 3.000       1.24
  Canceled.............................................................    (784,838)            1.750 -- 7.625       3.44
                                                                          ---------    -----------------------     ------
Options Outstanding at December 31, 1999...............................   1,856,628              .250 -- 7.500     $ 2.34
                                                                          =========    =======================     ======

     At December 31, 1999, 741,971 options were exercisable at a weighted average exercise price of $2.87 per share. The options outstanding at December 31, 1999 have a weighted average remaining contractual life of 7.93 years.

     The range of exercise prices for options outstanding and options exercisable at December 31, 1999 are as follows:

                                                          OPTIONS OUTSTANDING
                                            -----------------------------------------------
                                                            WEIGHTED                                OPTIONS EXERCISABLE
                                                             AVERAGE                           -----------------------------
                                                            REMAINING                                            AVERAGE
                                             OPTIONS       CONTRACTUAL     AVERAGE EXERCISE      OPTIONS         EXERCISE
RANGE OF EXERCISE PRICE                     OUTSTANDING    LIFE (YEARS)         PRICE          EXERCISABLE         PRICE
-----------------------------------------   -----------    ------------    ----------------    -----------    --------------
$0.250 -- $2.250.........................    1,160,736         7.87             $ 1.71           205,736          $ 1.04
2.375 -- 2.375...........................      200,000         9.00               2.38           150,000            2.38
2.500 -- 2.500...........................      140,310         8.96               2.50           123,098            2.50
2.688 -- 2.875...........................       20,000         8.69               2.76             3,500            2.77
3.000 -- 3.000...........................      148,582         7.59               3.00            90,137            3.00
3.062 -- 6.250...........................       78,000         7.37               3.97            60,500            4.24
6.375 -- 6.375...........................       55,000         6.48               6.38            55,000            6.38
6.625 -- 6.625...........................       50,000         5.54               6.63            50,000            6.63
7.500 -- 7.500...........................        4,000         5.87               7.50             4,000            7.50
                                             ---------                                           -------
0.250 -- 7.500...........................    1,856,628         7.93             $ 2.34           741,971          $ 2.87
                                             =========                                           =======

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


NOTE 13--COMMON AND PREFERRED STOCK--(CONTINUED)

     The Company applies APB Opinion 25 in accounting for its stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings (loss) per share would have been reduced to the pro forma amounts indicated below.

                                                                                YEARS ENDED DECEMBER 31,
                                                                        ----------------------------------------
                                                                          1997          1998            1999
                                                                        --------    ------------    ------------
Net income (loss)
  As reported........................................................   $138,627    $ (2,814,397)   $(11,990,303)
  Pro forma..........................................................     (8,531)     (3,164,942)    (12,584,803)
Earnings (loss) per share (basic and diluted)
  As reported........................................................   $   0.02    $      (0.41)   $      (1.53)
  Pro forma..........................................................      (0.00)          (0.46)          (1.60)

     The weighted average fair value at the date of grant for options granted during the years ended December 31, 1999, 1998, and 1997, was $1.23, $2.91, and $4.83, respectively. The fair value of options at the grant date was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: expected life--5.0 years; volatility--74.08%; dividend yield -0%; interest rate--6.0%.

NOTE 14--EARNINGS (LOSS) PER SHARE

     In March 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, Earnings Per Share. This statement established standards for computing and presenting earnings per share and applies to entities with publicly traded common stock or potential common stock.

     Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income by the diluted weighted average number of common and potentially dilutive shares outstanding during the period. The weighted average number of potentially dilutive shares has been determined in accordance with the treasury stock method.

     The reconciliation of basic and diluted shares outstanding is as follows:

                                                                                             THREE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                MARCH 31,
                                                    -----------------------------------    ----------------------
                                                      1997         1998         1999         1999         2000
                                                    ---------    ---------    ---------    ---------    ---------
                                                                                                (UNAUDITED)
Weighted average shares outstanding..............   6,371,651    6,888,104    7,842,518    7,764,371    8,229,173
Dilutive effect of options and warrants..........          --           --           --           --           --
                                                    ---------    ---------    ---------    ---------    ---------
Weighted average shares outstanding..............   6,371,651    6,888,104    7,842,518    7,764,371    8,229,173
                                                    =========    =========    =========    =========    =========

     Options and warrants to purchase 1,756,811, 1,762,879, 3,593,128,
2,334,316, and 2,222,056 shares of common stock were outstanding during the three months ended March 31, 2000 and 1999 and the years ended December 31, 1999, 1998, and 1997, respectively, but were not included in the computation of diluted EPS because the options' exercise price was either greater than the average market price of the common stock or the Company reported a net operating loss from continuing operations and their effect would have been antidilutive.

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 15--PENSION PLAN

     The Company participates in 401(k) retirement plans for its employees. Employer contributions to the 401(k) plans for the three months ended March 31, 2000 and 1999 and the years ended December 31, 1999, 1998, and 1997 were approximately $15,000, $18,000, $85,000, $102,000, and $105,000, respectively.

NOTE 16--PROVISION FOR INCOME TAXES

     The income tax provisions for the three months ended March 31, 2000 and 1999 and the years ended December 31, 1999, 1998 and 1997 are as follows:

                                                                                              THREE MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,           MARCH 31,
                                                             ----------------------------    --------------------
                                                              1997      1998       1999        1999        2000
                                                             ------    ------    --------    --------    --------
                                                                                                 (UNAUDITED)
Current
  Federal.................................................   $   --    $   --    $     --    $     --    $     --
  State...................................................    4,512     4,233       6,322          --          --
                                                             ------    ------    --------    --------    --------
                                                              4,512     4,233       6,322          --          --
                                                             ------    ------    --------    --------    --------
Deferred:
  Federal.................................................       --        --     293,766          --          --
  State...................................................       --        --      82,710          --          --
                                                             ------    ------    --------    --------    --------
                                                                 --        --     376,476          --          --
                                                             ------    ------    --------    --------    --------
Total.....................................................   $4,512    $4,233    $382,798    $     --    $     --
                                                             ======    ======    ========    ========    ========

     Total income tax expense differs from the expected tax expense (computed by multiplying the federal statutory income tax rate of approximately 35, 34 and 34 percent for the periods ended December 31, 1999, 1998, and 1997 to income before income taxes) as a result of the following:

                                                                                           THREE MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                     MARCH 31,
                                          -----------------------------------------    --------------------------
                                             1997           1998           1999           1999           2000
                                          -----------    -----------    -----------    -----------    -----------
                                                                                              (UNAUDITED)
Computed "expected" tax benefit........   $   649,060    $ 1,469,295    $ 2,640,720    $    24,737    $   453,679
State tax benefit, net of federal
  benefit..............................       117,174        265,251        452,995          4,241         77,774
Valuation allowance....................      (820,777)    (1,602,381)    (3,314,463)       (31,049)      (571,518)
Other, net.............................        50,031       (136,398)      (162,050)         2,071         40,065
                                          -----------    -----------    -----------    -----------    -----------
                                          $    (4,512)   $    (4,233)   $  (382,798)   $        --    $        --
                                          ===========    ===========    ===========    ===========    ===========

                                VIEW TECH, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


NOTE 16--PROVISION FOR INCOME TAXES--(CONTINUED)

     The Company has recorded a valuation allowance against its deferred tax asset. The valuation allowance relates primarily to certain deferred tax assets for which realization is uncertain. The primary components of temporary differences which give rise to deferred taxes are as follows:

                                                           DECEMBER 31,            MARCH 31,
                                                    --------------------------    -----------
                                                       1998           1999           2000
                                                    -----------    -----------    -----------
                                                                                  (UNAUDITED)
Deferred tax asset:
  Reserves and allowances........................   $   259,965    $   977,858    $ 1,101,629
  Compensation and benefits......................            --        299,062        299,062
  Net operating loss carry forward...............       677,551      2,622,310      3,075,989
  Goodwill.......................................       587,959        564,232        558,300
  Deferred tax valuation allowance...............    (1,148,999)    (4,463,462)    (5,034,980)
                                                    -----------    -----------    -----------
                                                    $   376,476    $        --    $        --
                                                    ===========    ===========    ===========

     Goodwill represents the benefit attributed to the difference between the Company's book and tax basis of the goodwill impairment charge discussed in
Note 7.

     At March 31, 2000, the Company has an unaudited net operating loss (NOL) carry-forwards of approximately $8,404,542 and $5,993,265 for federal and state income tax purposes, respectively. The federal NOL has a carryover period of 20 years and is available to offset future taxable income, if any, through 2019, and may be subject to an annual statutory limitation.

NOTE 17--RELATED PARTY TRANSACTIONS

     In October 1997, the Company purchased five (5) videoconferencing systems from the former CEO and Director of the Company, for a purchase price of $162,500. The price the Company paid for these units was less than the wholesale price that the Company would otherwise pay for the same units. The units were subsequently sold by the Company at a profit.

     In March 1999, the Company's Board of Directors approved an investment of $100,000 in an entity named Concept 5, an information technology services company. William Shea, a Board member of the Company, is one of the Board members of Concept 5. This fact was disclosed to the Company's Board at the time of the Board's unanimous vote to invest said sum into Concept 5. The investment is carried at cost and is included in Other Assets on the accompanying balance sheets.

NOTE 18--VALUATION ACCOUNTS AND RESERVES


                                                                           ADDITIONS
                                                          BALANCE AT      CHARGED TO      DEDUCTIONS
                                                          BEGINNING OF    REVENUES AND     ACCOUNTS      BALANCE AT END
                                                            PERIOD         EXPENSES       CHARGED OFF     OF PERIOD
                                                          ------------    ------------    -----------    --------------
Allowance for doubtful accounts:
Year ended
  December 31, 1997....................................    $   35,756      $   51,480     $     7,236      $   80,000
  December 31, 1998....................................        80,000         179,000          39,341         219,659
  December 31, 1999....................................       219,659         164,307          28,966         355,000

Inventory reserve:
Year ended
  December 31, 1997....................................    $       --      $       --     $        --      $       --
  December 31, 1998....................................            --         163,020              --         163,020
  December 31, 1999....................................       163,020       1,602,000              --       1,765,020

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the distribution, all of which will be borne by the Registrant, are as follows:

SEC registration fee...................................................................   $ 11,130
Transfer agent fees....................................................................      5,000
Accounting fees and expenses...........................................................     15,000
Legal fees and expenses................................................................     60,000
Printing and engraving.................................................................     50,000
Miscellaneous..........................................................................     15,000
                                                                                          --------
  Total................................................................................   $156,130
                                                                                          --------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(1) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation contains provisions permitted by
Section 102(b)(7) of the DGCL.

     Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

     Our amended and restated Certificate of Incorporation filed as Exhibit 3.1 to this Registration Statement provides indemnification of our directors and officers to the fullest extent permitted by the DGCL.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Unless otherwise indicated, all of the transactions described below were exempt from registration because the issuances and sales of these securities were made in reliance on Section 4(2) of the Securities Act regarding transactions by the issuer not involving a public offering, in that the transactions were made, without general solicitation or advertising, to sophisticated investors with access to all relevant information necessary to evaluate this investment and who represented to us that the securities were being acquired for investment.

     Since July 28, 1997 the Registrant has sold and issued the following unregistered securities:

     On November 13, 1997, the Registrant, through its wholly owned subsidiary, acquired Vermont Telecommunications Network Services, Inc. for an aggregate purchase price of $2,900,000, of which

(i) $250,000 was paid by the issuance of a promissory note bearing interest at a rate of 8% per annum; (ii) $250,000 was paid by the issuance of a contingent note bearing interest at a rate of 8% per annum and (iii) $400,000 was paid by the issuance of 62,112 shares of common stock.

     On November 21, 1997, the Registrant entered into a $15 million credit agreement with Imperial Bank and BankBoston (now Fleet Bank) under which the Registrant issued warrants to purchase 80,000 shares of its common stock at an exercise price of $4.50 per share, which exercise price was subsequently reduced to $1.63 per share in connection with a forbearance agreement entered into in November 1999 between the Registrant and lender.

     On November 10, 1998, the Registrant issued and sold an aggregate of 826,668 shares of its common stock to accredited investors in exchange for an aggregate purchase price of $1,200,000.

     On November 10, 1999 pursuant to a contract with Nightengale & Associates and S. Douglas Hopkins, the Registrant agreed to issue 195,000 stock options to
S. Douglas Hopkins or his assignees. The Registrant relied on the exemption provided by Rule 701 under the Securities Act.

     On November 17, 1999, the Registrant received $2,000,000 in interim loans. In connection with these loans, the Registrant issued seven-month promissory notes with interest at the prime rate plus 2.5%. In addition, the Registrant issued warrants to purchase 925,000 shares of its common stock to these lenders at an exercise price of $1.625 per share.

     On April 24, 2000, the Registrant issued warrants to purchase 199,249 shares of its common stock at an exercise price of $6.00 per share as consideration to the warrantholders who exercised their warrants in March 2000.

     On June 14, 2000, the Registrant issued 2,450 shares of its series A convertible preferred stock and warrant to purchase 857,500 shares of its common stock in a private placement to institutional and strategic investors for an aggregate purchase price of $17,150,000. The Registrant relied on the exemption provided by Rule 506 under the Securities Act.

     On June 14, 2000, the Registrant issued 20,000 shares of its common stock, warrants to purchase 193,928 shares of its common stock at an exercise price of $7.00 per share and warrants to purchase 67,875 shares of its common stock at an exercise price of $10.50 per share to H.C. Wainwright & Co., Inc. and its assigns as partial consideration for financial advisory services.

     In July 2000, the Registrant issued 78,000 shares of is common stock to S. Douglas Hopkins and his assignees as consideration for services rendered under its November 1999 contract with Nightingale & Associates and S. Douglas Hopkins. The Registrant relied on the exemption provided by Rule 701 under the Securities Act.

     In July 2000, the Registrant purchased all of the assets of 2Confer, LLC for a purchase price of $800,000 of which $300,000 was paid by the issuance of 33,438 shares of its common stock.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The Exhibits are as set forth in the Exhibit Index.

     (b) Financial Statement Schedules

     None.

ITEM 17. UNDERTAKINGS

     (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (3) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (4) The undersigned Registrant hereby undertakes: To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (5) The undersigned Registrant hereby undertakes: that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be demed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) The undersigned Registrant hereby undertakes: to remove from registration, by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HILLSIDE, STATE OF NEW JERSEY, ON THIS 1ST DAY
OF SEPTEMBER, 2000.


                                          WIRE ONE TECHNOLOGIES, INC.


                                          By:      /s/ RICHARD REISS
                                              ----------------------------------
                                                       Richard Reiss
                                               President and Chief Executive
                                                         Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-1 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON SEPTEMBER 1, 2000:



                      SIGNATURE                                                 TITLE
------------------------------------------------------  ------------------------------------------------------
                  /s/ RICHARD REISS                     Chairman, President and Chief Executive Officer
-----------------------------------------------------   (Principal Executive Officer)
                    Richard Reiss

              /s/ CHRISTOPHER A. ZIGMONT                Chief Financial Officer
-----------------------------------------------------   (Principal Financial and Accounting Officer)
                Christopher A. Zigmont

                /s/ ROBERT B. KRONER*                   Vice President and Director
-----------------------------------------------------
                   Robert B. Kroner

                  /s/ ANDREA GRASSO*                    Secretary and Director
-----------------------------------------------------
                    Andrea Grasso

                 /s/ LOUIS CAPOLINO*                    Director
-----------------------------------------------------
                    Louis Capolino

                  /s/ ERIC FRIEDMAN*                    Director
-----------------------------------------------------
                    Eric Friedman

                  /s/ DEAN HILTZIK*                     Director
-----------------------------------------------------
                     Dean Hiltzik

                 /s/ PETER N. MALUSO*                   Director
-----------------------------------------------------
                   Peter N. Maluso

          *By:    /s/ RICHARD REISS
   ------------------------------------------------
                      Richard Reiss
                     attorney-in-fact

                                                                     SCHEDULE II

                                 EXHIBIT INDEX


EXHIBIT
 NO.     EXHIBIT
------   --------------------------------------------------------------------------------------------------------
  3.1    Amended and Restated Certificate of Incorporation.(1)
  3.2    Certificate of Amendment of View Tech, Inc. changing its name to Wire One Technologies, Inc.(16)
  3.3    Certificate of Designations, Preferences and Rights of series A preferred stock of Wire One
         Technologies, Inc.(2)
  3.4    Amended and Restated Bylaws.(1)
  4.1    Specimen Common Stock Certificate.(15)
  4.2    Warrant Agreement dated as of June 28, 1995 between View Tech, Inc. and U.S. Stock Transfer
         Corporation.(3)
  4.3    Form of Warrant between View Tech, Inc. and Telecom Holding, LLC.(4)
  4.4    Form of Warrant of Wire One Technologies, Inc. dated June 14, 2000.(2)
  4.5    Registration Rights Agreement dated as of June 14, 2000 among Wire One Technologies, Inc. and the
         Investors set forth therein.(2)
  4.6    Form of View Tech, Inc. Warrant dated April 24, 2000.(15)
  4.7    Amendment No. 1, Exhibit A, dated as of October 14, 1998, to the Common Stock Purchase Warrant, dated as of November 21, 1997, for the purchase of common stock of View Tech, Inc., a Delaware corporation, by
         Imperial Bank.(10)
  4.8    Amendment No. 1, Exhibit B, dated as of October 14, 1998, to the Common Stock Purchase Warrant, dated as of November 21, 1997, for the purchase of common stock of View Tech, Inc., a Delaware corporation, by
         BankBoston, N.A.(10)
  5.1    Opinion of Morrison & Foerster LLP as to the legality of Common Stock of Wire One Technologies, Inc., together with consent.(15)
 10.1    Dealer Agreement between View Tech, Inc. and PictureTel Corporation dated as of March 30, 1995.(5)
 10.6    1995 Stock Option Plan of View Tech, Inc., as amended.(6)
 10.7    Amendment to the Dealer Agreement between View Tech, Inc. and PictureTel Corporation, dated as of
         August 1, 1995.(3)
 10.8    1997 Stock Incentive Plan of View Tech, Inc.(7)
 10.9    Sublease Agreement dated as of October 11, 1996, by and between Atlantic Steel Industries, Inc. and View
         Tech, Inc. (together with prime Lease Agreement dated as of November 1, 1993 between Atlantic Steel
         Industries, Inc. and the State of California Public Employees' Retirement System).(4)
 10.10   Agreement dated December 9, 1996 between All Communications Corporation and HFS Incorporated.(11)
 10.11   Dealer Agreement dated May 20, 1992, between All Communications Corporation and Panasonic Communications
         & Systems Company.(11)
 10.12   Employment Agreement, effective January 1, 1997, between All Communications Corporation and Richard
         Reiss.(11)
 10.13   Amendment to the Employment Agreement between All Communications Corporation and Richard Reiss, effective March 21, 1997.(11)
 10.14   Employment Agreement, effective January 1, 1997, between All Communications Corporation and Joseph
         Scotti.(11)
 10.15   Amendment No. 1 to the Employment Agreement between All Communications Corporation and Joseph Scotti, effective January 11, 1999.(11)

EXHIBIT
 NO.     EXHIBIT
------   --------------------------------------------------------------------------------------------------------
 10.16   Employment Agreement, effective January 1, 1997, between All Communications Corporation and Leo
         Flotron.(11)
 10.17   Amendment No. 1 to the Employment Agreement between All Communications Corporation and Leo Flotron, effective January 11, 1999.(12)
 10.18   Sublease Agreement for premises located at 1130 Connecticut Avenue, NW, Washington D.C., dated July 1,
         1996, between All Communications Corporation and Charles L. Fishman, P.C.(11)
 10.19   All Communications Corporation's Stock Option Plan.(11)
 10.20   Amendment No. 1 to All Communications Corporation's Stock Option Plan.(12)
 10.21   Lease Agreement for premises located at 225 Long Avenue, Hillside, New Jersey, dated March 20, 1997, between All Communications Corporation and Vitamin Realty Associates, L.L.C.(11)
 10.22   Agreement, dated September 10, 1997, between the All Communications Corporation and Maxbase, Inc.(14)
 10.23   Reseller Agreement dated November 21, 1997, between Polycom, Inc. and All Communications
         Corporation.(14)
 10.24   Dealer Agreement, dated November 26, 1997, between Lucent Technologies, Inc. and All Communications
         Corporation.(14)
 10.25   First Amendment of Lease dated as of December, 1997 by and between Vitamin Realty Associates, L.L.C. and
         All Communications Corporation.(1)
 10.26   Second Amendment of Lease dated as of December 20, 1999 by and between Vitamin Realty Associates, L.L.C.
         and All Communications Corporation.(1)
 10.27   Asset Purchase Agreement, dated as of December 31, 1999 among OC Mergerco 4, Inc., USTeleCenters, Inc.,
         Vermont Network Services Corporation and View Tech, Inc.(1)
 10.28   Agreement and Plan of Merger, dated as of December 27, 1999, by and between View Tech, Inc. and All
         Communications Corporation.(1)
 10.29   Amendment No.1 to Agreement and Plan of Merger, dated as of February 29, 2000 by and among View Tech,
         Inc. and All Communications Corporation.(1)
 10.30   Preferred Stock and Warrant Purchase Agreement dated as of June 14, 2000 among Wire One Technolgies,
         Inc. and the Buyers set forth therein.(2)
 10.31   Amended and Restated Loan and Security Agreement, dated as of June 1, 2000, among Wire One Technologies,
         Inc., AllComm Products Corp. and Summit Commercial/Gibraltar Corp.(15)
 10.32   View Tech, Inc. Special Non-Officer Stock Option Plan.(8)
 10.33   View Tech, Inc. 1997 Non-Employee Directors Stock Option Plan.(9)
 10.34   View Tech, Inc. Employee Stock Purchase Plan.(9)
 10.35   Asset Purchase Agreement, dated as of July 21, 2000 by and between Wire One Technologies, Inc., 2CONFER
         L.L.C. and the other sellers set forth therein.(15)
 21.1    Subsidiaries of Wire One Technologies, Inc.(15)
 23.1    Consent of BDO Seidman, LLP.(16)
 23.2    Consent of Arthur Andersen LLP.(16)
 23.3    Consent of BDO Seidman, LLP.(16)
 23.4    Consent of Morrison & Foerster LLP (included in their opinion filed as Exhibit 5).(15)
 24.1    Power of Attorney.(15)
 27.1    Financial Data Schedule for Wire One Technologies, Inc.(16)


                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------

(1) Filed as an appendix to View Tech Inc.'s Registration Statement on Form S-4 (File No. 333-95145) and incorporated herein by reference.


(2) Filed as an exhibit to the Company's Current Report on Form 8-K dated June 14, 2000, and incorporated herein by reference.

(3) Filed as an exhibit to View Tech, Inc.'s Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995, and incorporated herein by reference.

(4) Filed as an exhibit to View Tech, Inc.'s Registration Statement on Form SB-2 (Registration No. 333-19597), and incorporated herein by reference.

(5) Filed as an exhibit to View Tech, Inc.'s Registration Statement on Form SB-2 (Registration No. 333-91232), and incorporated herein by reference.

(6) Filed as an exhibit to View Tech, Inc.'s Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1995, and incorporated herein by reference.

(7) Filed as an exhibit to View Tech, Inc.'s Registration Statement on Form S-4 (Registration No. 333-13459), and incorporated herein by reference.

(8) Filed as an exhibit to View Tech, Inc.'s Registration Statement on Form S-8 filed on November 4, 1997, and incorporated herein by reference.

(9) Filed as an exhibit to View Tech, Inc.'s Registration Statement on Form S-8 filed on June 30, 1997, and incorporated herein by reference.

(10) Filed as an exhibit to View Tech, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, and incorporated herein by reference.

(11) Filed as an exhibit to All Communications Corporation's Registration Statement on Form SB-2 (Registration No. 333-21069), and incorporated herein by reference.

(12) Filed as an exhibit to All Communications Corporation's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, and incorporated herein by reference.

(13) Filed as an exhibit to All Communications Corporation's Report on Form 8-K dated September 18, 1997, and incorporated herein by reference.

(14) Filed as an exhibit to All Communications Corporation's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, and incorporated herein by reference.


(15) Previously filed.



(16) Filed herewith.